UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CHESAPEAKE ENERGY CORPORATION

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NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

Including Governance Highlights and Proxy Statement

Chesapeake
ENERGY

Invitation from our Chairman and Chief Executive Officer

Dear Fellow Shareholders:

It’s my pleasure to take this opportunity to introduce you to our new-look Proxy Statement and innovative “Governance Highlights”. After 20 years of reading Chesapeake’s Proxy Statement and reviewing the proxy statements of many other public companies, I firmly believe that companies can make these documents easier to navigate and more reader-friendly for shareholders. I encourage you to read the Proxy Statement and I hope you will agree that our improvements are a big step forward toward increased clarity.

Governance Highlights – a must read

Please turn the page to review the Governance Highlights that immediately follow this invitation. Our goal is to provide a clear and concise overview of Chesapeake’s leadership and performance, highlight important new changes to our corporate governance structure and supply a roadmap to our Proxy Statement. In addition, the Governance Highlights provide detail on the significant changes to our executive compensation system implemented by our Compensation Committee following our 2011 annual meeting of shareholders.

Our culture of governance connects our boardroom to our business

Our Board of Directors is responsible for the oversight of the company and for the implementation and operation of an effective and sound corporate governance environment. We believe that effective corporate governance contributes to positive long-term corporate performance. As described in the Governance Highlights, our governance structure reinforces a culture of corporate integrity and fosters the company’s execution of long-term strategic goals.

Please vote as soon as possible

I urge you to actively participate in Chesapeake’s future by casting your vote on several important voting items. Our Board of Directors has reviewed each voting item and provided you with its informed recommendation on how to vote. Please vote as soon as possible over the internet, by telephone or by signing and mailing the enclosed proxy card.

Thank you for your investment

As the company’s CEO for the past 23 years, I have always enjoyed the opportunity for dialogue with Chesapeake’s shareholders, who today are more than 400,000 strong. Successful engagement between management, the Board of Directors and you is crucial to Chesapeake’s continued success. I trust that enhanced communication around our annual shareholder meeting will provide the perfect opportunity to reinforce this dialogue. Thank you for your continued trust and confidence in Chesapeake.

Best regards,

Aubrey K. McClendon Chairman and Chief Executive Officer May 9, 2012

Enhancing our DIALOGUE

In an effort to make our dialogue as effective as possible, throughout this document we use symbols to show how to contact us, or where to find further information.

Reach us by telephone, by mail or use your computer, smartphone or tablet to visit our websites to learn more about Chesapeake.

Even if you plan to attend our Annual Meeting in person, please cast your vote by:
internet at www.proxyvote.com
scan this QR code to vote with your mobile device
toll-free telephone call from the U.S. or Canada to 1-800-690-6903 mailing the signed proxy card
For more information on how to vote, please see page 12 of this document or your proxy card

CHESAPEAKE ENERGY CORPORATION – Governance Highlights – 1

Governance Highlights

Strong, accomplished leadership

The Chesapeake Board of Directors

Our Board of Directors is responsible for the oversight of the company. The Board believes that Chesapeake has a highly effective corporate governance structure that enables shareholder value creation and fosters a culture of excellence and integrity.

Independent oversight

Chesapeake benefits from the oversight of a Board that is highly engaged and independent-minded. Eight of our nine directors are independent including Pete Miller, who has served as our lead independent director since March 2010. Mr. Miller is the CEO of National Oilwell Varco, Inc. (NYSE: NOV), a Fortune 500 company, a U.S. Army veteran and a graduate of the United States Military Academy, West Point, New York. His duties as lead independent director include serving as a liaison between non-management directors and the Chairman, assisting in the preparation of Board meeting materials and being available for consultation and communication with major shareholders of the company. All independent directors meet at least quarterly in executive sessions chaired by Mr. Miller without management present.

Responsiveness to shareholders

Our Board actively engages in dialogue with our shareholders and takes feedback from our discussions very seriously. We have implemented significant corporate governance reforms as a result of these discussions, including our new compensation system described in these Governance Highlights. Similarly, as a direct result of shareholder engagement in March 2010, the Board created the position of lead independent director, and in June 2011, nominated a new director based on a recommendation made by our largest shareholder.

Expert leadership

Chesapeake is a large, vertically-integrated oil and gas exploration and production company with a business model that involves (i) utilizing cutting edge science and state-of-the-art technology, (ii) aggressive drilling and leasehold acquisition programs, (iii) critical risk identification and mitigation and (iv) value-added asset monetizations. As such, the Nominating and Corporate Governance Committee looks for its current and potential directors collectively to have a diverse mix of skills, qualifications and experience, including:

• business leadership • corporate governance • energy production/distribution • energy consumption • financial expertise	• government/public policy • international • legal • risk management • technology

Fresh perspective

Our Board values the stimulation and innovation that can come from the fresh perspective of new Board members. In fact, 40% of our continuing independent directors have served on our Board for three years or fewer and no continuing independent director has served longer than nine years. Our two newest directors, Kathleen Eisbrenner and Lou Simpson, have brought impressive accomplishments and valuable insights to our Board. We believe that the composition of our Board provides the ideal blend of continuity of vision and fresh perspective on that vision.

“I am honored to represent Chesapeake’s shareholders. Your Board is committed to advancing shareholder interests and maintaining strong corporate governance.”

Kathleen Eisbrenner - Director since 2010

“I welcomed the opportunity to serve on the Chesapeake Board of Directors, and to contribute to the company’s continued success. Using my experience and expertise, I will work with management and the board to add shareholder value to an already strong company.”

Lou Simpson - Director since 2011

CHESAPEAKE ENERGY CORPORATION – Governance Highlights – 2

Members of our Board of Directors

Name	Years Served	Occupation	Key Experience/Qualifications	Independent	Committees
Louis A. Simpson	1	Chairman SQ Advisors, LLC	- Business leadership - Financial expertise - Corporate governance - Risk management	Yes	Nominating & Corporate Governance
Kathleen M. Eisbrenner	1	Founder and CEO Next Decade	- Energy production/distribution - International - Business leadership - Technology	Yes	Compensation
V. Burns Hargis*	3	President Oklahoma State University	- Legal - Risk management - Financial expertise - Energy consumption	Yes	Audit (Chair)
Merrill A. “Pete” Miller Jr	5	Chairman, President and CEO National Oilwell Varco, Inc.	- Business leadership - Corporate governance - Financial expertise - Risk management	Yes	Audit
Richard K. Davidson*	6	Retired Chairman and CEO Union Pacific Corporation	- Business leadership - Financial expertise - Risk management - Energy consumption	Yes	Audit
Don Nickles	7	Founder and President The Nickles Group	- Government/public policy - Legal - Corporate governance - Financial expertise	Yes	Nominating & Corporate Governance (Chair)
Frank Keating	9	President and CEO American Bankers Association	- Government/public policy - Legal - Corporate governance - Financial expertise	Yes	Compensation (Chair)
Charles T. Maxwell**	9	Senior Energy Analyst Weeden & Co.	- Energy production/distribution - Energy consumption - Government/public policy - Corporate governance	Yes	Compensation
Aubrey K. McClendon	23	Co-Founder, Chairman and CEO Chesapeake Energy Corporation	- Business leadership - Energy production/distribution - International - Government/public policy	No	None
* 2012 Director Nominees ** Charles T. Maxwell’s term will expire at the 2012 Annual Meeting of Shareholders at which time Mr. Maxwell will retire from the Board
How to communicate with the Board of Directors
We welcome feedback from our shareholders and invite you to contact our Board of Directors as follows:	Write to: Chesapeake Energy Corporation Board of Directors c/o Jennifer M. Grigsby, Senior Vice President, Treasurer and Corporate Secretary P.O. Box 18496 Oklahoma City, OK 73154
Leave a message on our Director Access Line: 1-866-291-3401
Send an email: talktochk@chk.com

For more information regarding our Board, please refer to page 3 of our proxy statement

CHESAPEAKE ENERGY CORPORATION – Governance Highlights – 3

Chesapeake leadership in action

PAYING FOR PERFORMANCE

Response to 2011 “Say on Pay” vote

At our 2011 Annual Meeting of Shareholders, shareholders voted a majority (58%) of shares cast “for” our named executive officer compensation. Leading up to the meeting and throughout 2011 we engaged many of our largest shareholders to seek specific feedback on our executive compensation system. Through this process, it became clear many of our largest shareholders were concerned that (i) our executive compensation system did not clearly communicate our practice of paying for performance and (ii) Mr. McClendon’s total compensation had been too high the past few years. As a result, our Compensation Committee set out to redesign our executive compensation system and retained Cogent Compensation Partners, an independent compensation consulting firm with extensive experience in the energy industry, to provide recommendations to the Committee. In response to the 2011 say on pay vote and the feedback from our shareholders, the Committee (i) approved our 2012 redesigned, performance-based executive compensation system and (ii) reduced Mr. McClendon’s 2011 total compensation by 15%, as reported in the summary compensation table.

Our 2012 redesigned, performance-based executive compensation system has the following attributes:

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Objective long-term performance measures

•

Annual incentive plan with pre-determined performance measures

•

CEO compensation benchmarked to peers

•

No tax gross-ups for executive officers

•

Use of tally sheets to analyze actual and projected compensation

•

Minimum stock ownership guidelines

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Prohibition on certain margining and speculative transactions

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Incentive plans designed to qualify for Section 162(m) tax deductibility

2011 CEO compensation down by 15%

In 2011, at the request of the Compensation Committee, Cogent conducted a peer group benchmarking analysis. The objective of this analysis in part was to understand the competitiveness of Mr. McClendon’s total direct compensation relative to our peer group. The peer group consisted of Anadarko Petroleum Corporation, Apache Corporation, Devon Energy Corporation, EOG Resources, Inc. and Occidental Petroleum Corporation, all of which are similar to the company in scale, scope and nature of business operations. Cogent collected and analyzed the benchmark data based on publicly disclosed information and presented its analysis to the Committee. For 2011, the Committee’s goal was to ensure that Mr. McClendon’s compensation was reasonable in comparison to the compensation paid to the CEOs of our peer group. As a result, the Committee reduced Mr. McClendon’s 2011 total compensation by 15%, as illustrated by the chart below.

CHESAPEAKE ENERGY CORPORATION – Governance Highlights – 4

2012 redesigned, performance-based executive compensation system

For 2012, the Compensation Committee adopted a comprehensive, market-based approach to the design and administration of our executive compensation system that is linked to the company’s strategic plan. As shown below, our redesigned compensation system continues to utilize base salary and restricted stock awards and also features the following new performance-based components: (i) annual incentive awards under our new Annual Incentive Plan (AIP) and (ii) performance share unit (PSU) awards under our Long Term Incentive Plan.

Under our 2012 redesigned, performance-based executive compensation system, we have:

•

Introduced a subtantial portion of “at-risk” compensation relative to past practice

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Replaced annual cash bonuses with performance-based AIP awards

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Replaced restricted stock awards with a 50/50 mix of PSU awards and restricted stock awards

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Continued to allocate a substantial portion of the total compensation for each executive officer to compensation elements that align the interests of our executive officers with our shareholders

The purpose and key characteristics of each direct compensation element of our 2012 executive compensation system are summarized below:

Element	Purpose	Key Characteristics
Base Salary	Reflects each executive officer’s base level of responsibility, leadership, tenure, qualifications and contribution to the success and profitability of the company.	Fixed compensation that is reviewed semi-annually and adjusted, if and when appropriate.
AIP Award

Motivates our executive officers to achieve our short-term (annual) business objectives that drive long-term performance while providing flexibility to respond to opportunities and changing market conditions.

New variable performance-based annual award. Amounts earned in cash will be based on the Compensation Committee’s evaluation of corporate performance compared to pre-established performance goals.
PSU Award

Motivates our executive officers to achieve our business objectives by tying incentives to financial and key operational metrics over the performance period while continuing to reinforce the link between the interests of our executive officers and our shareholders.

New variable performance-based long-term award.

The ultimate number of units earned will be based on the achievement of relative and absolute total shareholder return and production and proved reserve growth performance goals.

Restricted Stock Award

Motivates our executive officers to achieve our business objectives by tying incentives to the performance of our common stock over the long-term; reinforces the link between the interests of our executive officers and our shareholders; motivates executive officers to remain with the company by mitigating swings in incentive values during periods of high commodity price volatility.

Long-term restricted stock award with a ratable vesting period over four years. The ultimate value realized will vary with our common stock price.

For more information regarding our executive compensation, please refer to page 17 of our proxy statement

CHESAPEAKE ENERGY CORPORATION – Governance Highlights – 5

Chesapeake leadership in action

CREATING SHAREHOLDER VALUE

Key 2011 achievements

In 2011, Chesapeake delivered the following major accomplishments:

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We reduced our long-term net debt (long-term debt net of discounts, unrestricted cash and cash equivalents) by 25% per proved mcfe from $0.73 per mcfe to $0.55 per mcfe

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We reduced our long-term net debt by $2.3 billion, or 18%, to $10.3 billion thereby achieving more than 70% of our two-year 25% debt reduction goal

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We increased production by 15% (net of asset sales) to an average of 3.27 bcfe per day

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We increased liquids production by 72% to approximately 110 mbbls per day (year-end exit rate)

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We increased proved reserves by 10% to 18.8 tcfe, despite the sale of 2.8 tcfe

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We announced the discovery of the Utica Shale play in eastern Ohio

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We increased fully diluted shares outstanding by only 0.6% (due to restricted stock awards made to the vast majority of our approximately 13,000 employees)

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We made strategic investments in natural gas demand creation initiatives (Clean Energy Fuels Corp. convertible debt; Sundrop Fuels, Inc. preferred stock; and fleet vehicle, drilling rig and hydraulic fracturing equipment conversions to natural gas)

We believe this is an excellent series of accomplishments in a very tough year for the industry as natural gas prices declined approximately 30%.

Leading positions in top plays

Williston Basin
Niobrara Shale and Frontier
Niobrara Shale
Mississippi Lime
Cleveland and Tonkawa
Texas Panhandle Granite Wash
Colony Granite Wash
Marcellus Shale
Utica Shale
Haynesville Shale
Delaware Basin
Midland Basin
Pearsall Shale
Eagle Ford Shale
Barnett Shale
Bossier Shale
SOUTHERN DISTRICT
NORTHERN DISTRICT
EASTERN DISTRICT
WESTERN DISTRICT
Natural Gas Plays
Liquids-Rich Plays
Wet Gas Plays

We have accumulated the largest inventory of U.S. natural gas shale play leasehold and own a leading position in 11 of what we believe are the top 15 unconventional liquids-rich plays in the U.S. World class energy companies, such as Total, CNOOC, BHP Billiton, Statoil, BP and Plains Exploration and Production, have validated the quality and value of our assets through joint venture partnerships and other transactions with Chesapeake.

CHESAPEAKE ENERGY CORPORATION – Governance Highlights – 6

Strong growth in production and reserves

The company’s daily production continued to climb in 2011, averaging 3.3 bcfe per day, which is an increase of 15% over the 2010 full year. For the 2011 full year, our year-over-year growth rate of natural gas production was 9% and our year-over-year growth rate of liquids production was 72%, or approximately 36,000 barrels per day. In addition, we grew our proved reserves by 10% despite the sale of 2.8 tcfe.

Substantial debt reduction

In 2011, the company reduced its long-term net debt by $2.3 billion, or 18%, to $10.3 billion, putting us more than 70% towards our two-year 25% debt reduction goal. We also carried continued on our trend of significantly reducing our net debt per proved reserve and net debt as a percentage of total book capitalization metrics, as illustrated below:

Looking forward to 2012

Focus:

•

on growing production and proved reserves organically through the drillbit from our geographically focused U.S. asset base

Reduce Risk:

•

by pursuing a vertically integrated business model, which creates operational efficiencies and accelerates leasehold development

•

by hedging oil and natural gas production when attractive opportunities present themselves, and by doing so, we have realized $8.4 billion in hedging gains from 2006 through 2011

Capture Value:

•

by continuing our shift to liquids production in an effort to become a top 5 oil producer by 2015

•

by continuing to make strategic investments in natural gas demand growth initiatives

Industry-leading asset monetizations

2011 was another year of superb value creation through industry-leading asset monetizations. These monetizations came in many forms, from traditional asset sales to innovative joint venture structures, where we identify new leasehold plays, acquire leasehold at wholesale prices and then sell off a minority portion of our leasehold at retail prices to reduce net leasehold acquisition costs to zero (or below) and accelerate the development of the play.

Some of our specific asset monetizations in 2011 included:

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Joint venture with CNOOC in the Denver-Julesburg and Powder River Basins for consideration of approximately $1.3 billion

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Sale of Fayetteville Shale assets to BHP Billiton for approximately $4.7 billion

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Initial public offering of Chesapeake Granite Wash Trust for net proceeds of approximately $410.0 million

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Sale of preferred stock in CHK Utica, L.L.C. for approximately $1.3 billion

•

Joint venture with Total in the Utica Shale for consideration of approximately $2.0 billion

•

Sale of Marcellus Shale midstream assets to Chesapeake Midstream Partners, L.P. for consideration of approximately $880.0 million

Aubrey McClendon, Chairman of the Board and Chief Executive Officer, and Jeff Mobley, Senior Vice President - Investor Relations and Research, accepting Industry Leadership Award and Deal of the Year Award at the 13th Annual Platts Global Energy Awards Program in New York

For more information regarding our business results, please refer to our annual report and Form 10-K for the fiscal year ended December 31, 2011

CHESAPEAKE ENERGY CORPORATION – Governance Highlights – 7

Chesapeake leadership in action

RESPECTING OUR ENVIRONMENT

At Chesapeake, we realize that how a great product is produced is just as important as the product itself. That’s why safety, public health and protection of the environment are top priorities across our operations. It is important for us to be a leader in our industry in the use and development of new science and technologies to protect the environment and minimize our environmental footprint.

Chesapeake has published our Commitment to Environmental Excellence on our website at http://www.chk.com/Environment/Commitment.

Fleet conversions

Chesapeake is accelerating the conversion of the vast majority of its drilling rigs and truck fleet from gasoline and diesel to either compressed natural gas (CNG) or liquified natural gas (LNG). By the end of 2012, we expect to have converted 1,500 of our light-duty fleet vehicles and 400 of our heavy-duty fleet vehicles to run on either CNG or LNG. We also plan to convert 40 of our Nomac land drilling rigs by year-end 2012 to run on a blend of LNG and diesel. These conversions will not only lower our environmental footprint, they will also save the company an estimated $250 million annually once fully implemented.

EPA Natural Gas STAR Program

Chesapeake participates in the EPA’s Natural Gas STAR Program, a voluntary program to reduce methane emissions. The program promotes technology-sharing workshops between member companies, like the EPA Natural Gas STAR Workshop hosted by Chesapeake at our Oklahoma City headquarters. Our efforts, which have resulted in significant emissions reductions, earned Chesapeake recognition as a Natural Gas STAR Program’s Production Partner of the Year.

State-of-the-art technology

Chesapeake’s innovative Green Frac® program is a decisive move towards utilizing an ever greener fluid system. By reviewing all of the ingredients used in each hydraulic fracturing job, the program identifies chemicals that can be removed and tests for greener alternatives for remaining essential additives. To date, the company has eliminated or found more environmentally friendly alternatives to the additives used in hydraulic fracturing fluids in most of its top shale plays.

Chesapeake’s Aqua Renew® program uses state-of-the-art technology in an effort to recycle produced water in our operations. For example, under Aqua Renew®, our Marcellus Shale operations are treating and recycling the vast majority of the produced water from our operations. We are regularly evaluating new technologies in an effort to expand this innovative program.

CHESAPEAKE ENERGY CORPORATION – Governance Highlights – 8

PURSUING AMERICAN ENERGY INDEPENDENCE

The time is now to begin breaking OPEC’s 40-year stranglehold on the U.S. economy and to lower energy costs to American consumers. The time is now to enhance national security, stimulate economic growth, create millions of high-paying jobs and improve the environment. The time is now for America to embrace natural gas as its fuel of the future. Currently priced significantly less than diesel or gasoline, American natural gas produces up to 30% lower greenhouse gas emissions in light-duty vehicles and up to 20% lower emissions in medium- to heavy-duty vehicles. The U.S. is the largest producer of natural gas in the world and we believe it has more recoverable resources of natural gas than Saudi Arabia has oil reserves - we need to take full advantage of this buried American treasure of natural gas. To help accomplish this, we formed Chesapeake NG Ventures Corporation through which we plan to invest at least $1.0 billion in a variety of initiatives designed to increase natural gas demand in the U.S.

For more information regarding these initiatives and Chesapeake’s other natural gas demand creating initiatives, please refer to our website at http://www.chk.com/independence.

Chesapeake initiatives

We are collaborating with GE to develop infrastructure solutions that will help accelerate the adoption of natural gas as a transportation fuel. GE has committed to provide more than 250 “CNG In A Box™” modular and standardized CNG compression stations for natural gas vehicle (NGV) infrastructure which will provide the core infrastructure to enable expanded access to CNG at fueling stations and other designated installations. The collaboration will also focus on modular LNG fueling plants to support expanded use of LNG as a substitute or diesel or gasoline.

We are helping create America’s Natural Gas Highway System through our $160.0 million partnership with Clean Energy Fuels Corp., which will provide heavy-duty trucks ready access to natural gas along major interstate highways. We believe it will transform the trucking industry by lowering its costs and reducing emissions and will help America achieve independence from OPEC.

We are collaborating with 3M in designing, manufacturing and marketing a broad portfolio of larger, lighter and more affordable CNG tanks that we believe will enable greater market adoption of CNG as an alternative automotive fuel source.

We have committed $155.0 million to acquire 50% ownership of Sundrop Fuels, Inc., which has developed an affordable natural gas-based green gasoline that is fully compatible with today’s engines and fueling infrastructure. The result is a shelf-stable, ready replacement for the costly gasoline and diesel derived from foreign oil.

Other important Chesapeake initiatives:

•

In the second half of 2012, we plan to roll out our proprietary Diesel Natural Gas technology, which permits diesel engines to be retrofitted to run on a blend of natural gas and diesel.

•

We are working with appliance manufacturers to release a CNG home-refueling appliance, targeting a cost of $1,500, instead of $5,000 today, giving 65 million American homeowners and more than 5 million commercial facilities the opportunity to take advantage of CNG’s near 75% discount to gasoline prices in today’s market.

•

To date, we have invested $4.0 million with Love’s Travel Stops and Country Stores and OnCue Express to enable more than 35 new CNG stations to be built in Oklahoma and we have committed to invest another $50.0 million alongside other convenience store and travel center operators to add CNG refueling pumps to at least 200 existing stations throughout the country.

CHESAPEAKE ENERGY CORPORATION – Governance Highlights – 9

Chesapeake leadership in action

TRANSFORMING COMMUNITIES

At Chesapeake, our job is to turn ideas into leases, leases into production and production into shareholder value while acting as a responsible corporate citizen in every community where we conduct business. Giving back is a founding and most valued principles of Chesapeake and we value the benefit reflected in the community partnerships we build.

We donate money

In 2011, Chesapeake donated more than $31.0 million to charitable organizations and projects across our operating areas, primarily focusing on community development, education, health and social services. Through fundraising and employee contributions, along with a 100% company match, Chesapeake pledged to donate a record $6.3 million to local United Way chapters in eight states. Our employees gave money to the United Way in 2011 through donations, raffles, bake sales, silent auctions and through attendance at festivals, concerts and other events during the United Way annual campaigns.

We donate time

Chesapeake cultivates a spirit of volunteerism and community service among all employees, helping to meet specific needs in each of our operating areas. Through our H.E.L.P. (Helping Energize Local Progress) initiative, our employees serve their neighbors and better their communities through volunteerism and community service. Under the initiative, we give each employee four hours of company time for volunteer work. From school supply drives and trash clean ups to revamping parks and renovating and building homes, our employees gave more than 42,000 volunteer hours during 2011.

Doing the small things

Wherever we have a presence in the U.S., Chesapeake’s culture of giving has an impact on local communities. Here are a few notable things we did to advance our communities in 2011:

•

Haynesville Shale – we brightened the holidays for children and employees at the Shriners Hospital for Children in Shreveport, Louisiana with the donation of a Chevrolet Silverado pickup truck, which was filled with presents by Chesapeake employees.

•

Barnett Shale – we provided a safe environment for children to participate in the free “Friday Night Hoops” program in Fort Worth, Texas by funding a renovation of the basketball courts at the Eastside YMCA.

•

Eagle Ford Shale – we helped prepare girls to become leaders in their communities by providing financial support to the Girl Scouts of Southwest Texas.

•

Utica Shale – we honored the memory of 25 fallen soldiers through a contribution to the Ohio Fallen Heroes Memorial which was used to install 25 new commemorative markers for those soldiers. We also supported their annual 9/11 event which recognizes the loss of some 225 servicemen and servicewomen over the last 10 years.

For more information regarding our efforts in all of the communities in which we operate, please refer to our website at www.chk.com/community

CHESAPEAKE ENERGY CORPORATION – Governance Highlights – 10

ATTRACTING AND RETAINING TALENTED EMPLOYEES

We have long recognized that our employees are our most valuable asset and we continue to look for innovative ways to enhance their professional and personal experience at our company. Chesapeake’s unique corporate culture of achievement and innovation, along with cutting-edge benefits, have enabled us to attract and retain what we believe is the best talent in the industry.

Best company to work for

We are proud to have made FORTUNE’s 100 Best Companies to Work For® list for the fifth consecutive year. Chesapeake ranked #18 (#1 in Oklahoma) for 2012 and #5 in the U.S. among companies with more than 10,000 employees on this prestigious list. Our employees’ dedication, work ethic and attitude allow us to stand among the elite of the nation’s finest companies to work for.

Creating American jobs

In 2011, Chesapeake added approximately 2,500 new high-quality jobs with a projected average total compensation of approximately $70,000 per year. As energy demands increase, and domestic oil and natural gas production continues to grow, the company plans to add 2,500 new positions in 2012 in operating areas across the country. Thus far in 2012, we have added more than 725 new positions.

In addition to the direct job creation efforts of Chesapeake, we believe our efforts are indirectly creating thousands of jobs. For example, in the Utica shale in Ohio, we estimate that we will help our industry create more than 100,000 indirect jobs in the next five years alone.

Employee benefits

In 2011, Chesapeake added new benefits for its employees, including a state-of-the-art, 63,000-square-foot child development facility in Oklahoma City, three full-time chaplains available to all employees and a comprehensive pregnancy wellness program for expectant mothers in all of the company’s operating areas.

These benefits are in addition to a $1,500 cash incentive for employees to practice healthy lifestyles, four hours of company time for volunteer work with nonprofit organizations and a full company match of 401(k) contributions up to 15% of an employee’s salary, and cash performance bonuses. The company emphasizes career growth and employees receive performance reviews with the opportunity for raises and bonuses twice each year.

Oklahoma City employees also enjoy a 72,000 square-foot fitness center, a health center with doctors and dentists on campus serving employees and their families, four on-campus restaurants and a sustainable garden stretching across an entire city block in which 300 Chesapeake employees grow their own fruits and vegetables and donate to local food pantries.

Committed to our military

Chesapeake has a demonstrated commitment to hiring America’s veterans and members of the armed services. Chesapeake currently employs over 1,000 former servicemen and servicewomen, including 75 former junior military officers, many of whom joined the company through the company’s military recruitment program. In 2011 and thus far in 2012, we have made almost 700 former military hires.

For more information regarding the benefits of working for Chesapeake, please refer to our website at www.chk.com/careers

CHESAPEAKE ENERGY CORPORATION – Governance Highlights – 11

Proposals to be voted on at our Annual Meeting

Our Annual Meeting of Shareholders is a special event in the life of the company. It is an opportunity for you to find out more about developments at Chesapeake, and more importantly to express your opinion concerning our business, regardless of the number of shares you own.

Even if you plan to attend our Annual Meeting in person, please cast your vote as soon as possible by:

internet at www.proxyvote.com	scan this QR code to vote with your mobile device	toll-free telephone call from the U.S. or Canada to 1-800-690-6903	mailing the signed proxy card

Matters which require your vote

	For more information	Board recommendation
VOTING ITEM 1 - Election of Two Directors	Page 6	FOR each Director Nominee
VOTING ITEM 2 - Approval of Bylaw Amendment to Implement Majority Voting in Director Elections	Page 15	FOR
VOTING ITEM 3 - Shareholder Advisory Vote to Approve Named Executive Officer Compensation	Page 39	FOR
VOTING ITEM 4 - Approval of Amendment to Long Term Incentive Plan	Page 39	FOR
VOTING ITEM 5 - Approval of Annual Incentive Plan	Page 44	FOR
VOTING ITEM 6 - Ratification of Independent Registered Public Accounting Firm	Page 47	FOR
VOTING ITEMS 7-10 - Shareholder Proposals	Page 48	AGAINST

Chesapeake 2012 Annual Meeting of Shareholders
Date and time:	Friday, June 8, 2012 at 10:00 a.m., local time
Location:	Chesapeake Energy Corporation, 6100 North Western Avenue, Building 12 Oklahoma City, Oklahoma
Record Date:	April 10, 2012
Meeting webcast:	http://edge.media-server.com

CHESAPEAKE ENERGY CORPORATION – Governance Highlights – 12

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Chesapeake
ENERGY

Notice of Annual Meeting of Shareholders

June 8, 2012

10:00 a.m.

Chesapeake Energy Corporation, 6100 North Western Avenue, Oklahoma City, Oklahoma

To the Shareholders of Chesapeake:

The 2012 Annual Meeting of Shareholders of Chesapeake will be held at Chesapeake’s corporate headquarters on Friday, June 8, 2012 at 10:00 a.m., local time, for the following purposes:

1.

To elect two directors;

2.

To approve an amendment to our bylaws to implement majority voting in director elections;

3.

To approve our named executive officer compensation;

4.

To approve an amendment to our Long Term Incentive Plan;

5.

To approve the adoption of our Annual Incentive Plan;

6.

To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm;

7.

To consider four shareholder proposals, if properly presented at the meeting; and

8.

To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

You are welcome to attend the meeting in person or, if you are unable to attend, you may listen to a live audiocast of the meeting on our website at www.chk.com. In order to vote on the matters brought before the meeting, you may complete and mail the enclosed proxy card, vote by telephone or vote on the Internet, as explained on the proxy card. Holders of record of the Company’s common stock at the close of business on April 10, 2012 are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Jennifer M. Grigsby
Senior Vice President, Treasurer and Corporate Secretary

May 9, 2012

Oklahoma City, Oklahoma

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Proxy Statement

Table of Contents

WELCOME TO THE CHESAPEAKE ANNUAL MEETING	1
MEETING INFORMATION	1
CORPORATE GOVERNANCE	3
BOARD OF DIRECTORS	3
VOTING ITEM 1:	ELECTION OF DIRECTORS	6
DIRECTOR COMPENSATION	10
OFFICERS	11
TRANSACTIONS WITH RELATED PERSONS	13
VOTING ITEM 2:	PROPOSAL TO AMEND BYLAWS TO IMPLEMENT MAJORITY VOTING IN DIRECTOR ELECTIONS	15
BENEFICIAL OWNERSHIP	16
EXECUTIVE COMPENSATION	17
COMPENSATION DISCUSSION AND ANALYSIS	17
EXECUTIVE COMPENSATION TABLES	30
POST-EMPLOYMENT COMPENSATION	35
VOTING ITEM 3:	SHAREHOLDER ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	39
VOTING ITEM 4:	PROPOSAL TO AMEND LONG TERM INCENTIVE PLAN	39
VOTING ITEM 5:	PROPOSAL TO APPROVE ANNUAL INCENTIVE PLAN	44
VOTING ITEM 6:	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	47
SHAREHOLDER PROPOSALS	48
VOTING ITEM 7:	SHAREHOLDER PROPOSAL RELATING TO RE-INCORPORATION IN DELAWARE	49
VOTING ITEM 8:	SHAREHOLDER PROPOSAL RELATING TO POLITICAL LOBBYING EXPENDITURES	51
VOTING ITEM 9:	SHAREHOLDER PROPOSAL RELATING TO THE SUPERMAJORITY VOTING STANDARD	52
VOTING ITEM 10:	SHAREHOLDER PROPOSAL RELATING TO PROXY ACCESS	54

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WELCOME TO THE CHESAPEAKE ANNUAL MEETING

Meeting Information

The enclosed proxy is solicited by the Board of Directors of Chesapeake Energy Corporation (“Chesapeake” or the “Company”) for use at the Annual Meeting of Shareholders of the Company to be held on June 8, 2012 and any adjournment or postponement of the meeting. This proxy statement, the accompanying proxy card and the Company’s 2011 Annual Report will be mailed on or about May 9, 2012 to the Company’s shareholders of record as of April 10, 2012 (the “Record Date”).

Voting Rights

Shareholders of record on the Record Date are entitled to vote at the meeting. On the Record Date, there were 664,181,637 shares of our common stock outstanding and 641,874,336 shares entitled to vote at the meeting. A majority of the shares of common stock entitled to vote must be represented at the annual meeting, in person or by proxy, to constitute a quorum and to transact business. Each outstanding share of common stock is entitled to one vote, except unvested shares of our restricted stock issued to our directors, employees and consultants which do not have voting rights.

You may submit a proxy by mail, telephone or electronic transmission through the Internet, as explained on the proxy card. If you are a Chesapeake employee and you participate in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (the “401(k) Plan”), you may receive a proxy via email so that you may instruct the trustee of the 401(k) Plan how to vote your 401(k) Plan shares. If you also hold shares directly, you may receive one proxy for both your 401(k) Plan shares and shares held directly. This single proxy card will allow you to simultaneously vote all of your 401(k) Plan and directly held shares as one block. Please note, however, that since you only vote one time for all shares you own directly and in the 401(k) Plan, your vote on each voting item will be identical across all of those shares. To allow sufficient time for the trustee to vote the 401(k) Plan shares, your voting instructions must be received by 11:00 p.m. (CDT) on June 6, 2012. If you do not vote your proxy, the trustee will vote the 401(k) Plan shares credited to your 401(k) Plan account in the same proportion as the 401(k) Plan shares of other participants for which the trustee has received proper voting instruction.

Voting of Proxies

Your shares of Chesapeake stock will be voted in accordance with your instructions. If you do not specify instructions on the proxy card, the shares will be voted:

•

FOR all nominees for directors (see page 6);

•

FOR the amendment to our Bylaws to implement majority voting in director elections (see page 15);

•

FOR the shareholder advisory vote to approve named executive officer compensation (see page 39);

•

FOR the amendment to our Long Term Incentive Plan (see page 39);

•

FOR the adoption of the Annual Incentive Plan (see page 44);

•

FOR ratification of the appointment of the independent registered public accounting firm (see page 47); and

•

AGAINST voting items 7-10 (see page 48).

In the absence of instructions to the contrary, proxies will be voted in accordance with the judgment of the person exercising the proxy on any other matter properly presented at the annual meeting.

Revoking Proxies

You may revoke your proxy at any time before it is voted by (i) executing and submitting a revised proxy; (ii) providing a written revocation to the Corporate Secretary of the Company; or (iii) voting in person at the meeting.

If you do not hold your shares directly, you should follow the instructions provided by your broker, bank or nominee to revoke your previously voted proxy.

Counting Votes

The Company will appoint an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the meeting. It is the Company’s policy (i) to count abstentions and broker non-votes for purposes of determining the presence of a quorum at the meeting; (ii) to treat abstentions as shares represented at the meeting and voting against a proposal and to disregard broker non-votes in determining results on proposals requiring a majority or higher vote; and (iii) to consider neither abstentions nor broker non-votes in determining results of plurality votes.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 1

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Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares on behalf of their customers have the authority to vote on certain proposals when they have not received instructions from beneficial owners. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Your broker has discretionary authority to vote your shares only in the ratification of the appointment of our independent public accountants. In the absence of specific instructions from you, your broker is not empowered to vote your shares on any other matter voted on at the meeting.

Voting Results

We will announce preliminary voting results at the meeting and publish final results in a current report on Form 8-K within four business days after the meeting.

Proxy Solicitation

The Company will bear the cost of solicitation of proxies. We have engaged The Proxy Advisory Group, LLC® to assist in the solicitation of proxies for fees and disbursements not expected to exceed $13,000 in the aggregate. In addition, employees and representatives of the Company may solicit proxies, and we will request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and the Company’s 2011 Annual Report are available at www.chk.com/proxy. If you are interested in receiving all future shareholder communications electronically, including proxy statements and annual reports, please visit www.icsdelivery.com/chk and register for electronic distribution. You will continue to receive all shareholder communications electronically until you change this election at www.icsdelivery.com/chk. Electronic distribution saves the Company the cost of printing and mailing the documents to you, reduces the amount of mail you receive and is environmentally friendly by helping to conserve natural resources consumed in the printing process.

Householding

We are permitted to send a single set of proxy materials to shareholders who share the same last name and address. This procedure is called “householding” and is designed to reduce our printing and postage costs. If you would like to receive a separate copy of a proxy statement or annual report, either now or in the future, please contact us by email at investorinfo@chk.com, by telephone at (405) 935-8000 or in writing to the following address: Attn: Investor Relations, P.O. Box 18496, Oklahoma City, Oklahoma 73154. If you hold your shares in street name and would like additional copies of the proxy materials, or if you are currently receiving multiple copies of the proxy materials and would like to request householding, please contact your broker.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 2

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CORPORATE GOVERNANCE

Board of Directors

The Board is currently composed of eight independent directors and Aubrey K. McClendon, the Chairman of the Board and Chief Executive Officer. The Board is responsible for the oversight of the Company and recognizes the importance and necessity of effective corporate governance to enable the Board to adequately oversee, advise and monitor the management of the Company.

The Board held four meetings in person and eight meetings by telephone conference during 2011. Non-employee directors meet regularly in executive session, including after each scheduled quarterly Board meeting. Additionally, management frequently discusses matters with the directors on an informal basis. Each director attended, either in person or by telephone conference, at least 90% of the Board and committee meetings held while serving as a director or committee member in 2011. The Company expects the directors to attend annual meetings of shareholders. All of the Company’s directors attended the 2011 Annual Meeting of Shareholders.

Board Committees

The Board currently has a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. Each committee has a written charter; all such charters, as well as the Company’s Corporate Governance Principles, are available on the Company’s website at www.chk.com in the Corporate Governance sub-section of the section entitled “About”. The membership and primary responsibilities of the committees are described below.

Name and Members(1)	Primary Responsibilities	Meetings
Compensation Committee Frank Keating (Chair) Kathleen M. Eisbrenner Charles T. Maxwell

•

Establish compensation policies that effectively attract, retain and motivate executive officers

•

Establish goals and objectives relevant to CEO compensation, evaluate CEO performance and set CEO compensation levels

•

Periodically evaluate succession plans for executive officers

•

Evaluate and recommend to the Board compensation of directors and other executive officers

•

Oversee and administer the Company’s compensation plans

•

Establish and monitor compliance with stock ownership guidelines

•

Oversee Employee Compensation and Benefits Committee (the “ECBC”) regarding compensation of non-executive employees

4 meetings in person 2 telephonic meetings
Audit Committee(2) V. Burns Hargis (Chair) Richard K. Davidson Merrill A. (“Pete”) Miller

•

Oversee the integrity of the Company’s financial statements and disclosure

•

Oversee the Company’s compliance with legal and regulatory requirements

•

Oversee the Company’s internal audit function

•

Appoint and oversee the independent auditor

•

Oversee the Company’s enterprise risk management (“ERM”) program

•

Oversee the Employee and Vendor Hotline for anonymous reporting of questionable activity

4 meetings in person 6 telephonic meetings
Nominating and Corporate Governance Committee Don Nickles (Chair) Louis A. Simpson

•

Establish criteria for Board and committee membership and selection of new directors

•

Evaluate and recommend nominees for Board service

•

Periodically assess and advise the Board on sufficiency of the size of the Board and the diversity of skills and experience represented on the Board

•

Establish and periodically evaluate corporate governance principles and make recommendations to the Board on corporate governance matters

•

Oversee and evaluate compliance by the Board and management with the Company’s corporate governance principles and its Code of Business Conduct and Ethics

3 meetings in person

(1) All committee members are independent as determined by the Board in accordance with the NYSE corporate governance listing standards.

(2) Messrs. Davidson, Hargis and Miller are all independent, as determined by the Board in accordance with Section 10A of the Securities Exchange Act of 1934 (the “Exchange Act”), and Messrs. Hargis and Miller are designated by the Board as “audit committee financial experts”, as defined in Item 407(d) of Regulation S-K. For the relevant experience of Messrs. Davidson, Hargis and Miller, please refer to their respective biographies on pages 7-9.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 3

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Board Leadership Structure

The Company’s board structure is designed to ensure consistent and effective leadership through open communication between the Board and management. As part of this approach, Mr. McClendon currently serves as Chairman of the Board and Chief Executive Officer of the Company and Mr. Miller serves as Lead Independent Director. Messrs. McClendon and Miller work in concert with the independent directors to oversee the execution of the Company’s strategy. This arrangement has proven effective for the Company in the past and the Board believes it continues to best serve the interests of the Company and its shareholders.

The Board has concluded that consolidating the positions of Chairman and CEO in Mr. McClendon most effectively coordinates the leadership and advisory roles of the Board with the strategic and operational expertise of the Company’s management team while providing the following benefits to the Company:

•

Our Co-Founder’s Knowledge and Experience. As a co-founder of the Company, Mr. McClendon brings unparalleled knowledge and experience, as well as an intimate understanding of the Company’s operations and culture, to the roles of Chairman and CEO.

•

Unified Approach on Corporate Strategy. Maintaining a combined Chairman and CEO role enables Mr. McClendon to act as a bridge between management and the Board, helping both to act with a common purpose.

•

Provides Clear Lines of Accountability. A combined position has the practical effect of simplifying the accountability of the executive management team, therefore enabling clear reporting channels.

The Board believes that our Lead Independent Director complements the combined Chairman and CEO position. Since his appointment as Lead Independent Director, Mr. Miller has held meetings with major shareholders of the Company to discuss various corporate governance issues. He also participates in the preparation of schedules and agendas for meetings of the Board and chairs quarterly executive sessions of the non-employee directors, which regularly include discussions regarding succession planning and CEO compensation. The general duties of the Lead Independent Director are published on the Company’s website at www.chk.com in the Corporate Governance sub-section under the section entitled “About”.

The Lead Independent Director is elected annually at the Board’s June meeting. However, the Board anticipates Mr. Miller serving as the Lead Independent Director for multiple terms to enhance continuity and improve the effectiveness of the position. The Board is committed to strong corporate governance practices and, in order to ensure that such practices are upheld, will review its leadership structure periodically and when a new CEO is appointed.

Board Role in Risk Oversight

It is management’s responsibility, subject to Board oversight, to monitor and, to the extent practicable at reasonable cost, mitigate the negative impact of uncertainty in the business environment on our operations and our financial objectives. The Company’s ERM program is overseen by its Vice President of Risk Management, who reports directly to the Senior Vice President, Treasurer and Corporate Secretary. Significant risks and the potential approaches to mitigate such risks are reviewed by senior management at periodic meetings and presented to the Board or one or more of its three committees to assess the impact of such risks on our strategic objectives and risk tolerance. The Company’s internal audit group participates in the ERM meetings to add perspective and insight regarding potential risks facing the Company.

The Board’s oversight of the risks facing the Company is initially addressed by the Board’s independent committees. The Audit Committee, in addition to overseeing the integrity of our financial statements and compliance with legal and regulatory requirements, is primarily responsible for overseeing the ERM process, which oversight includes meetings with the Company’s Vice President of Risk Management, internal audit group and independent auditors. The Nominating and Corporate Governance Committee oversees Board composition, leadership structures and corporate governance matters. The Compensation Committee oversees our compensation program, management retention, development and succession. In addition, by combining the positions of Chairman and CEO, the Board gains valuable perspective that combines the operating experience of a member of management with the oversight focus of a member of the Board; and by maintaining a Lead Independent Director, the Board can provide strong independent risk oversight. A number of other processes at the Board level support our risk management efforts, including Board reviews of our long-term strategic plans, capital budget and certain capital projects, hedging policy, significant acquisitions and divestitures and capital markets transactions, together with the delegation of primary responsibility to our management and supervision of their actions.

Our Compensation Committee does not believe our compensation programs encourage excessive or inappropriate risk taking for the following reasons:

•

Our employees receive both fixed and variable compensation. The fixed (salary) portion provides a steady income regardless of the Company’s stock performance, which allows employees to focus on the Company’s business without an excessive focus on the Company’s stock price.

•

We utilize restricted stock awards and, starting in 2012 for executive officers, performance share units (“PSUs”), rather than stock options, as variable compensation in recognition of employee and corporate performance. Our restricted stock awards typically vest over four years, and our PSUs generally have multiple year performance periods, which discourages short-term risk taking. Our PSUs are based, in part, on operational performance goals to ensure that executives are not rewarded solely on stock price performance.

•

Our minimum stock ownership guidelines encourage our directors and executives to maintain a long-term perspective.

•

Our prohibition on derivative or speculative transactions involving Company stock by directors and executive officers up to the minimum stock ownership guidelines reinforces the alignment of our directors’ and executives’ long-term interests with those of our shareholders.

•

With the exception of the utilization of PSUs and our Annual Incentive Plan (the “AIP”), which we believe do not encourage excessive or inappropriate risk taking, our compensation programs have been in place for many years and we have seen no evidence that they encourage excessive risk taking.

•

With the exception of the award of PSUs and awards made under the AIP, both of which are awarded exclusively to our executive officers, essentially all of our employees participate in our compensation programs, which encourages consistent behavior across the Company.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 4

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Board Independence

In 2011, the Board, through its Nominating and Corporate Governance Committee, evaluated the independence of each director in accordance with the NYSE corporate governance standards. During this review, the Committee considered transactions and relationships between the Company (and/or any of its executive officers) and each director or any member of his or her immediate family. Based on this review, the Committee affirmatively determined that all directors, other than Mr. McClendon, are independent.

In assessing director independence, the Committee considered the business the Company conducted in 2009, 2010 and 2011, including payments made by the Company to National Oilwell Varco, Inc. (“NOV”), for which Mr. Miller serves as Chairman, President and Chief Executive Officer, and payments made by the Company to BOK Financial Corporation (“BOKF”), for which Mr. Hargis serves as a director. The Company’s business transactions with NOV and BOKF were all conducted in the ordinary course of business. Payments made to NOV represented 1.03%, 0.56% and 0.98% of NOV’s gross revenues during 2009, 2010 and 2011, respectively, well below the 2.0% of gross revenues threshold under the NYSE director independence rules, and the Company’s payments to BOKF were nominal during the review period. The Committee also considered transactions and relationships with Oklahoma State University, for which Mr. Hargis has served as President since March 2008, including contributions and support for scholarships and faculty chair endowment, university athletics and various sponsorships and training programs. The Committee determined that all transactions and relationships it considered during its review were not material transactions or relationships with the Company and did not impair the independence of any of the directors, other than Mr. McClendon.

Code of Business Conduct and Ethics

In 2002, the Board adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees of the Company, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is posted on the Company’s website at www.chk.com in the Corporate Governance sub-section of the section entitled “About”. Waivers of provisions of the Code as to any director or executive officer and amendments to the Code must be approved by the Audit Committee of the Board. We will post on our website required disclosure about any such waiver or amendment within four business days of Audit Committee approval.

Communications to the Board

Shareholders and other interested parties may communicate with the Board, either individually or as a group, through one of the processes outlined on the Company’s website at www.chk.com in the Corporate Governance sub-section of the section entitled “About”.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 5

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Voting Item 1:  Election of Directors

Pursuant to provisions of the Company’s Certificate of Incorporation and Bylaws, the Board has fixed the maximum number of directors at nine, subject to the rights of the holders of our preferred stock to nominate and elect two additional directors under preferred stock certificates of designation in circumstances that are not anticipated to apply. Our Certificate of Incorporation and Bylaws, in accordance with Oklahoma law, provide for three classes of directors serving staggered three-year terms, with each class to be as nearly equal in number as possible. The terms of three directors expire at the meeting. Due to the mandatory retirement age policy of our Board, Charles T. Maxwell’s term will expire at the 2012 Annual Meeting of Shareholders and Mr. Maxwell will retire from the Board.

The Board has nominated Richard K. Davidson and V. Burns Hargis for re-election as directors. Upon election, Messrs. Davidson and Hargis will serve for terms expiring at the 2015 Annual Meeting of Shareholders and until their successors are elected and qualified. The election of director nominees will be by plurality vote (that is, the two director nominees receiving the greatest number of votes will be elected). Proxies cannot be voted for a greater number of persons than the number of nominees named. Other directors will continue in office until the expiration of their terms.

It is the intention of the persons named in the enclosed form of proxy to vote such proxies for the election of the two nominees. The Board expects that all of the nominees will be available for election but, if any of the nominees is not available, proxies received will be voted for substitute nominees to be designated by the Board or, if no such designation is made, proxies will be voted for a lesser number of nominees.

Director Criteria, Qualifications and Experience

The Nominating and Corporate Governance Committee periodically assesses the skills and the experience needed to properly oversee the interests of the Company. The Committee then compares those skills to the skills of the current directors and potential director candidates. The Committee conducts targeted efforts to identify and recruit individuals who have the qualifications identified through this process. In the past, the Committee has considered and nominated appropriate director candidates recommended by shareholders in the foregoing process.

Chesapeake is a large, vertically integrated exploration and production company. As such, the Committee looks for its current and potential directors collectively to have a diverse mix of skills, qualifications and experience, some of which are described below:

- business leadership	- government/public policy
- corporate governance	- international
- energy consumption	- legal
- energy production/distribution	- risk management
- financial expertise	- technology

The Committee seeks a mix of directors with the qualities that will achieve the ultimate goal of a well-rounded, diverse Board that thinks critically yet functions collegially.

Additionally, the Committee expects each of the Company’s directors to have proven leadership, sound judgment, integrity and a commitment to the success of the Company. Qualified candidates for nomination to the Board are considered without regard to race, color, religion, gender, ancestry or national origin.

In evaluating director candidates and considering incumbent directors for renomination to the Board, the Committee considers a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments and experience in light of the needs of the Company. For incumbent directors, the factors include past performance on the Board and contributions to their respective committees.

Along with each director’s biography, we have included below an assessment of the skills and experience of such director.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 6

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Director Nominees

Richard K. Davidson	Independent Director Nominee Age: 70 Director since: 2006 Board Committee: Audit Investment company directorship: Impala Asset Management, LLC			Specific qualifications of relevance to Chesapeake Business leadership Financial expertise Risk management Energy consumption
Professional experience:
	Firm	Missouri Pacific Railroad	Union Pacific Corporation (NYSE: UNP)
	Date	1976 – 1982	1982 – 1989	1989 – 1997	1997 – 2006	1997 – 2007
	Position	Vice President of Operations	Vice President of Operations	Executive Vice President	Chief Executive Officer	Chairman of the Board of Directors

Other relevant qualifications and experience:

•

Current member of the board of advisors of HCI Equity Partners, a private equity firm headquartered in Washington, D.C.

•

Past member of the Horatio Alger Association of Distinguished Americans

•

Served on the board of the Association of American Railroads, as chairman of the President’s National Infrastructure Advisory Council and as a director and trustee of the Malcolm Baldridge National Quality Awards Foundation

Education

•

Graduated from Washburn University in 1966

•

Completed the Program for Management Development at Harvard University

V. Burns Hargis	Independent Director Nominee Age: 66 Director since: September 2008 Board Committee: Audit (chair) Other current public directorships: BOK Financial Corporation (NASDAQ: BOKF)		Specific qualifications of relevance to Chesapeake Legal Risk management Financial expertise Energy consumption
Professional experience:
	Firm	McAfee & Taft/Various Law Firms	BOK Financial Corporation	Oklahoma State University
	Date	1969 – 1997	1997 – 2008	March 2008 – Present
	Position	Attorney	Vice Chairman	President

Other relevant qualifications and experience:

•

Served 10 years in the United States Army, initially as a Commissioned 2nd Lieutenant, Military Intelligence, and was honorably discharged as a Captain, U.S. Army Reserves, Finance Corps in 1977

•

Former President of the Oklahoma County Bar Association and the Oklahoma Bar Foundation and fellow of the American Bar Foundation

•

Former Vice Chairman of the Oklahoma State Election Board and the Oklahoma Constitutional Revision Commission

•

Former Chairman of the Oklahoma Commission for Human Services and the Board of Regents for the Oklahoma Agricultural and Mechanical Colleges of Oklahoma State University

Education

•

Graduated from Oklahoma State University in 1967 and from the University of Oklahoma College of Law in 1970

The Board of Directors recommends a vote “FOR” each of the nominees for election to the Board of Directors.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 7

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Other Directors

Aubrey K. McClendon Age 52

Aubrey K. McClendon, 52, has served as Chairman of the Board and Chief Executive Officer since co-founding the Company in 1989. Mr. McClendon has also served as a director of the general partner of Chesapeake Midstream Partners, L.P. (NYSE:CHKM) since 2010. From 1982 to 1989, Mr. McClendon was an independent producer of natural gas and oil. Mr. McClendon graduated from Duke University in 1981.

As our co-founder, Chairman and CEO, Mr. McClendon sets the strategic direction of our Company with the guidance of the Board of Directors and serves as the Company’s spokesman to its shareholders and other constituencies. Mr. McClendon’s extensive knowledge of the Company and experience in the energy industry make him an invaluable asset to the Board.

Don Nickles Age 63

Don Nickles, 63, has been a member of our Board of Directors since 2005. Senator Nickles is the founder and President of The Nickles Group, a consulting and business venture firm in Washington, D.C. Senator Nickles was elected to represent Oklahoma in the United States Senate from 1980 to 2005 where he held numerous leadership positions, including Assistant Republican Leader from 1996 to 2003 and Chairman of the Senate Budget Committee from 2003 to 2005. Senator Nickles also served on the Senate Energy and Natural Resources Committee and the Senate Finance Committee. Prior to his service in the U.S. Senate, Senator Nickles served in the Oklahoma State Senate from 1979 to 1980 and worked for Nickles Machine Corporation in Ponca City, Oklahoma, becoming Vice President and General Manager. Senator Nickles is also a director of Valero Energy Corporation (NYSE:VLO), an independent oil refiner headquartered in San Antonio, Texas and Washington Mutual Investors Fund (WMIF). Senator Nickles served in the National Guard from 1970 to 1976 and graduated from Oklahoma State University in 1971.

Senator Nickles’ 24 years of service as a U.S. Senator, including his chairmanship of the Senate Budget Committee as well as service on the Senate Energy and Natural Resources Committee and the Senate Finance Committee, have given him valuable experience and perspective on many of the major issues we face as a publicly traded energy company and insight into past and potential international, national and state energy policy and other public policy and taxation issues. Additionally, his service on Valero’s board of directors has given him valuable exposure to the downstream energy sector and domestic energy supply and demand.

Kathleen M. Eisbrenner Age 51

Kathleen M. Eisbrenner, 51, has been a member of our Board of Directors since December 2010. Ms. Eisbrenner is the founder and has been Chief Executive Officer of Next Decade since June 2010, a company that is creating new opportunities in the integrated international liquefied natural gas (LNG) industry. Prior to organizing Next Decade, she served as the head of Houston-based Poten & Partners’ Project Development Group from March 2010 to June 2010. Poten & Partners is a global broker and commercial advisor for the energy and ocean transportation industries and a recognized leader in the crude and petroleum products, LNG, liquefied petroleum gas (LPG), fuel oil, naphtha and asphalt market sectors. From September 2007 to December 2009, Ms. Eisbrenner was Executive Vice President responsible for Royal Dutch Shell plc’s Global LNG business. From 2003 to August 2007, she was founder, President and Chief Executive Officer of Excelerate Energy, a global importer and marketer of LNG. Ms. Eisbrenner also previously served in various senior leadership positions with other energy companies in the United States, including El Paso Corporation (NYSE:EP). Ms. Eisbrenner graduated from the University of Notre Dame in 1982.

Ms. Eisbrenner has nearly 30 years of experience in the energy industry. The executive and management experience she gained as President and Chief Executive Officer of Excelerate Energy, as well as that gained as an Executive Vice President with Royal Dutch Shell plc’s Global LNG business, give her experience and insight on many of the major issues we deal with regularly, such as finance, business strategy, technology, compensation, management development, acquisitions, capital allocation, risk management, corporate governance and shareholder relations. In addition, Ms. Eisbrenner’s extensive experience in the global LNG industry provides valuable expertise regarding world-wide markets for natural gas.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 8

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Louis A. Simpson Age 75

Louis A. Simpson, 75, has been a member of our Board of Directors since June 2011. He has been the Chairman of SQ Advisors, LLC since January 2011. Mr. Simpson served as President and Chief Executive Officer, Capital Operations, of GEICO Corporation (a subsidiary of Berkshire Hathaway Corporation) from 1993 until his retirement on December 31, 2010. From 1985 to 1993, he served as Vice Chairman of the Board of GEICO. Mr. Simpson joined GEICO in 1979 as Senior Vice President and Chief Investment Officer. Prior to joining GEICO, Mr. Simpson was President and Chief Executive Officer of Western Asset Management, a subsidiary of the Los Angeles, California-based Western Bancorporation. Previously, Mr. Simpson was a partner at Stein Roe and Farnham, a Chicago, Illinois investment firm, and an instructor of economics at Princeton University. Mr. Simpson has also served as a director of VeriSign, Inc. (NASDAQ:VRSN) since 2005 and as a director of SAIC, Inc. (NYSE:SAI) since 2006. He was previously a director of Western Asset Funds Inc. and Western Asset Income Fund and a trustee of Western Asset Premier Bond Fund until 2006. Mr. Simpson graduated from Ohio Wesleyan University in 1958 and from Princeton University in 1960.

Mr. Simpson’s unique blend of professional experiences, accomplishments and skills is invaluable to the Company. Mr. Simpson has had a long and distinguished career as one of our nation’s most accomplished investors. His experience as Chief Executive Officer, Capital Operations, of GEICO is of substantial benefit to the Company and will help us continue to build significant intrinsic value per share. Mr. Simpson has also served as a director of numerous public companies, which allows him to bring insights into many of the major issues that we deal with regularly, such as finance, business strategy, technology, compensation, management development, acquisitions, capital allocation, risk management, corporate governance and shareholder relations.

Frank Keating Age 68

Frank Keating, 68, has been a director of the Company since 2003. Governor Keating has been the President and Chief Executive Officer of the American Bankers Association, a large trade organization based in Washington, D.C., since January 2011. Governor Keating previously served as President and Chief Executive Officer of the American Council of Life Insurers from January 2003 to December 2010. Governor Keating became a special agent in the Federal Bureau of Investigation in 1969 and then served as Assistant District Attorney in Tulsa County, Oklahoma. In 1972, Governor Keating was elected to the Oklahoma State House of Representatives and two years later was elected to the Oklahoma State Senate. In 1981, Governor Keating was appointed as the U.S. Attorney for the Northern District of Oklahoma and in 1985, he began seven years of service in the Ronald Reagan and George H.W. Bush administrations, serving as Assistant Secretary of the Treasury, Associate Attorney General in the Justice Department and General Counsel and Acting Deputy Secretary of the Department of Housing and Urban Development. In 1994, Governor Keating was elected Oklahoma’s 25th Governor and served two consecutive four-year terms. He was chairman of the Interstate Oil and Gas Commerce Commission during his term as governor. Governor Keating is an advisory director of Stewart Information Services Corporation (NYSE:STC), a real estate information and transaction management company located in Houston, Texas. Governor Keating graduated from Georgetown University in 1966 and from the University of Oklahoma College of Law in 1969.

Through his service as Governor, Senator, a member of the House of Representatives of Oklahoma, senior-level U.S. government appointments, and other appointments and positions, Governor Keating has valuable experience and knowledge regarding many of the major issues we face as a publicly traded energy company. He has extensive experience with national and state energy policy and other public policy matters. Governor Keating’s other board and management positions have given him exposure to different industries, approaches to governance and other key issues. Additionally, Governor Keating gained specific, first-hand knowledge of the energy industry and management of energy assets through management of his family’s oil and gas interests.

Merrill A. (“Pete”) Miller, Jr. Age 61

Merrill A. (“Pete”) Miller, Jr., 61, has been a director of the Company since 2007 and our Lead Independent Director since March 2010. Mr. Miller is Chairman, President and Chief Executive Officer of National Oilwell Varco, Inc. (NYSE:NOV), a supplier of oilfield services, equipment and components to the worldwide oil and natural gas industry. Mr. Miller joined NOV in 1996 as Vice President of Marketing, Drilling Systems and was promoted in 1997 to President of the company’s products and technology group. In 2000, he was named President and Chief Operating Officer, in 2001 was elected President and Chief Executive Officer and in 2002 was also elected Chairman of the Board. Mr. Miller served as President of Anadarko Drilling Company from 1995 to 1996. Prior to his service at Anadarko, Mr. Miller spent fifteen years at Helmerich & Payne International Drilling Company (NYSE:HP) in Tulsa, Oklahoma, serving in various senior management positions, including Vice President, U.S. Operations. Mr. Miller graduated from the United States Military Academy, West Point, New York in 1972. Upon graduation, he served five years in the United States Army and received his MBA from Harvard Business School in 1980. Mr. Miller serves on the Board of Directors for the Offshore Energy Center, Petroleum Equipment Suppliers Association and Spindletop International, and is a member of the National Petroleum Council.

Mr. Miller has more than 30 years of management and executive experience in the oil and gas equipment and service industry. As a result of his positions as Chairman, President and Chief Executive Officer of NOV and various other executive, financial and management positions, Mr. Miller has valuable experience in managing many of the major issues that we deal with regularly, such as finance, business strategy, technology, compensation, management development, acquisitions, capital allocation, risk management, corporate governance and shareholder relations. Additionally, in Mr. Miller’s current position with NOV, he has particularly valuable insight into issues affecting the global energy environment, including global energy supply and demand and trends affecting oilfield service costs both globally and domestically. Mr. Miller also has extensive financial and accounting expertise and is one of our Audit Committee financial experts.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 9

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Director Compensation

In 2011, we amended our non-employee director compensation program to remove per meeting fees and change from share-based to value-based equity grants, which resulted in fewer shares being awarded to the directors and lower overall compensation. The Board is currently reviewing its compensation for 2012 and beyond, but anticipates that it will include the following:

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an annual retainer of $150,000, payable in quarterly installments of $37,500;

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quarterly grants of restricted stock with a value to be determined by the Board; and

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an annual grant of restricted stock for the lead independent director and chairman of each of the committees of the Board with values to be determined by the Board.

Restricted stock grants vest 25% immediately upon award and 75% ratably over the three years following the date of award.

The grants of restricted stock are made from our LTIP (see page 39, “Voting Item 4—Proposal to Amend Long Term Incentive Plan”). In 2011, equity awards were made on June 10, 2011 and September 23, 2011. Under the Company’s 2003 Stock Award Plan for Non-Employee Directors (the “2003 Plan”), each newly appointed non-employee director is awarded 10,000 shares of our common stock on his or her first day of service. As such, Mr. Simpson was awarded 10,000 shares of our common stock upon his election to our Board on June 10, 2011. Directors are also reimbursed for travel and other expenses directly related to their service as directors.

Directors are eligible to defer any or all of their annual retainers through the Company’s deferred compensation plan on a tax-favored basis. Deferrals into the plan are not matched or subsidized by the Company nor are they eligible for above-market or preferential earnings. Please refer to the narrative to the Nonqualified Deferred Compensation Table for 2011 on page 34 for more information about the plan. In addition, the Company has established a guideline for non-employee directors to hold at least 15,000 shares of the Company’s common stock at all times while serving as a director. Newly appointed directors are generally given three years from the date of appointment to comply with this guideline. Failure to comply with this guideline or potential deferrals of the guideline due to hardship are addressed on a case-by-case basis by the Board. There were no failures or deferrals in 2011.

Under the Company’s policy regarding the use of fractionally owned Company aircraft, our directors are provided access to fractionally owned Company aircraft for travel to and from Board meetings. For Board meetings and other Company activities at which the attendance of a director’s spouse is also requested by the Company (generally twice per year), we make tax gross-up payments to the director for taxable compensation attributable to the director for such spouse travel. In addition, each non-employee director is entitled to personal use of fractionally owned Company aircraft for up to 40 hours of flight time per calendar year. We apply the Standard Industry Fare Level valuation methodology used by the Internal Revenue Service (the “IRS”) to determine the taxable compensation attributable to our directors’ personal usage of fractionally owned Company aircraft.

Director Compensation Table for 2011

Name	Fees Earned or Paid in Cash(a)	Stock Awards(b)	Option Awards(c)	All Other Compensation(d)	Total
Richard K. Davidson	$153,500	$232,773	$—	$204,153	$590,426
Kathleen M. Eisbrenner	154,583	232,773	—	174,449	561,805
V. Burns Hargis	153,500	257,771	—	154,194	565,465
Frank Keating	153,500	247,772	—	157,960	559,232
Charles T. Maxwell	153,500	232,773	—	—	386,273
Merrill A. (“Pete”) Miller, Jr.	150,000	267,771	—	154,938	572,709
Don Nickles	153,500	247,772	—	168,069	569,341
Louis A. Simpson	93,173	525,173	—	29,392	647,738
Frederick B. Whittemore(e)	75,000	219,300	—	51,178	345,478

(a) Includes annual retainer and per meeting fees until such meeting fees were eliminated in June 2011.

(b) Reflects the aggregate grant date fair value of 2011 restricted stock awards computed in accordance with applicable financial accounting standards. On June 10, 2011 and September 23, 2011, respectively, each of the non-employee directors received an award of 6,250 and 1,921 shares of restricted stock with a grant date fair value of $182,750 and $50,023, respectively. For their additional responsibilities on the Board, on September 23, 2011, Messrs. Hargis and Miller, Governor Keating and Senator Nickles received 960, 1,344, 576 and 576 additional shares of restricted stock, respectively, with a grant date fair value of $24,998, $34,998, $14,999 and $14,999 due to their service as committee chairmen or lead independent director. As of December 31, 2011, the aggregate number of shares of unvested restricted stock held by each of the non-employee directors was as follows: Messrs. Davidson and Maxwell, 15,502; Ms. Eisbrenner and Mr. Simpson, 6,127; Mr. Hargis, 16,222; Governor Keating, 15,934; Mr. Miller, 16,510; Senator Nickles, 15,934; and Mr. Whittemore, 7,500. On June 10, 2011, Mr. Simpson received an award of 10,000 shares of common stock with a value of $292,400, which is based on the closing price of the Company’s common stock on the date of the award, pursuant to the 2003 Plan.

(c) The Company granted no stock options in 2011. As of December 31, 2011, the aggregate number of shares of common stock subject to stock options held by each of the non-employee directors was as follows: Mr. Maxwell, 12,500; Senator Nickles, 25,000; and Mr. Whittemore, 72,500.

(d) Includes the directors’ personal use of fractionally owned Company aircraft. The value of the personal use of fractionally owned Company aircraft is based on the incremental cost to the Company determined by the amount invoiced to the Company by NetJets for the operating costs of such use, including the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees and trip-related parking/hangar costs. Since the fractionally owned Company aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on the usage, such as purchase costs and maintenance costs not related to trips.

(e) Mr. Whittemore retired as a director at the conclusion of the annual meeting in June 2011. Mr. Whittemore was one of our founding directors, and in recognition of his service as a director for 16 years, was asked to serve as a director emeritus where he will be available for consultation but will not attend Board meetings or vote on Board matters. Mr. Whittemore’s “Stock Awards” column includes one grant of 7,500 shares of restricted stock that will vest ratably over his three-year service as director emeritus. In accordance with his restricted stock award agreements, the Company accelerated the vesting of his previously awarded restricted stock upon his retirement.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 10

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Officers

Executive Officers

In addition to Mr. McClendon, the following are also executive officers of the Company:

Steven C. Dixon Age 53

Steven C. Dixon, 53, has served as Executive Vice President—Operations and Geosciences and Chief Operating Officer since February 2010. Mr. Dixon served as Executive Vice President—Operations and Chief Operating Officer from 2006 to February 2010 and as Senior Vice President—Production from 1995 to 2006. He also served as Vice President—Exploration from 1991 to 1995. Mr. Dixon was a self-employed geological consultant in Wichita, Kansas from 1983 through 1990. He was employed by Beren Corporation in Wichita, Kansas from 1980 to 1983 as a geologist. Mr. Dixon graduated from the University of Kansas in 1980.

Douglas J. Jacobson Age 58

Douglas J. Jacobson, 58, has served as Executive Vice President—Acquisitions and Divestitures since 2006. He served as Senior Vice President—Acquisitions and Divestitures from 1999 to 2006. Prior to joining the Company, Mr. Jacobson was employed by Samson Investment Company from 1980 until 1999, where he served as Senior Vice President—Project Development and Marketing from 1996 to 1999. Prior to joining Samson, Mr. Jacobson was employed by Peat, Marwick, Mitchell & Co. Mr. Jacobson has served on various Oklahoma legislative commissions which have addressed issues in the oil and gas industry, including the Commission of Oil and Gas Production Practices and the Natural Gas Policy Commission. Mr. Jacobson is a Certified Public Accountant and graduated from John Brown University in 1976 and from the University of Arkansas in 1977.

Domenic J. (“Nick”) Dell’Osso, Jr. Age 35

Domenic J. (“Nick”) Dell’Osso, Jr., 35, has served as Executive Vice President and Chief Financial Officer since November 2010. Mr. Dell’Osso has also served as a director of the general partner of Chesapeake Midstream Partners, L.P. (NYSE:CHKM) since June 2011. Mr. Dell’Osso served as Vice President—Finance of the Company and Chief Financial Officer of Chesapeake’s wholly owned midstream subsidiary, Chesapeake Midstream Development, L.P., from August 2008 to November 2010. Prior to joining Chesapeake, Mr. Dell’Osso was an energy investment banker with Jefferies & Co. from 2006 to August 2008 and Banc of America Securities from 2004 to 2006. Mr. Dell’Osso graduated from Boston College in 1998 and from the University of Texas at Austin in 2003.

Martha A. Burger Age 59

Martha A. Burger, 59, has served as Senior Vice President—Human and Corporate Resources since 2007. She served as Treasurer from 1995 to 2007 and as Senior Vice President—Human Resources since 2000. She was the Company’s Vice President—Human Resources from 1998 until 2000, Human Resources Manager from 1996 to 1998 and Corporate Secretary from 1999 to 2000. From 1994 to 1995, she served in various accounting positions with the Company, including Assistant Controller—Operations. From 1989 to 1993, Ms. Burger was employed by Hadson Corporation as Assistant Treasurer and from 1993 to 1994 served as Vice President and Controller of Hadson Corporation. Prior to joining Hadson Corporation, Ms. Burger was employed by The Phoenix Resource Companies, Inc. as Assistant Treasurer and by Arthur Andersen & Co. Ms. Burger graduated from the University of Central Oklahoma in 1982 and from Oklahoma City University in 1992.

Henry J. Hood Age 51

Henry J. Hood, 51, was appointed General Counsel in 2006, and has served as Senior Vice President—Land and Legal since 1997. He served as Vice President—Land and Legal from 1995 to 1997. Mr. Hood was retained as a consultant to the Company during the two years prior to his joining the Company, and he was associated with the law firm of White, Coffey, Galt & Fite from 1992 to 1995. He was associated with or a partner of the law firm of Watson & McKenzie from 1987 to 1992. Mr. Hood is a member of the Oklahoma and Texas Bar Associations. Mr. Hood graduated from Duke University in 1982 and from the University of Oklahoma in 1985.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 11

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Jennifer M. Grigsby Age 43

Jennifer M. Grigsby, 43, has served as Senior Vice President and Treasurer since 2007 and as Corporate Secretary since 2000. She served as Vice President from 2006 to 2007 and as Assistant Treasurer from 1998 to 2007. From 1995 to 1998, she served in various accounting positions with the Company. Ms. Grigsby was employed by Commander Aircraft Company as Supervisor of Finance and Human Resources from 1994 to 1995 and by Deloitte & Touche LLC from 1991 to 1994. Ms. Grigsby is a Certified Public Accountant and Certified Equity Professional. She graduated from Oklahoma State University in 1991 and from Oklahoma City University in 1999.

Michael A. Johnson Age 46

Michael A. Johnson, 46, has served as Senior Vice President—Accounting, Controller and Chief Accounting Officer since 2000. He served as Vice President of Accounting and Financial Reporting from 1998 to 2000 and as Assistant Controller from 1993 to 1998. From 1991 to 1993, Mr. Johnson served as Project Manager for Phibro Energy Production, Inc., a Russian joint venture. From 1987 to 1991, he was employed by Arthur Andersen & Co. Mr. Johnson is a Certified Public Accountant and graduated from the University of Texas at Austin in 1987.

Other Officers

Jeffrey A. Fisher Age 52

Jeffrey A. Fisher, 52, has served as Senior Vice President—Production since 2006. He served as Vice President—Operations for the Company’s Southern Division from 2005 to 2006 and served as Operations Manager from 2003 to 2005. Prior to joining the Company, Mr. Fisher held the position of Asset Manager for British Petroleum plc (NYSE:BP) from 2000 to 2003. From 1993 to 2000, Mr. Fisher worked for Vastar Resources as Engineering Manager. Mr. Fisher began his professional career with ARCO in 1983 as an engineer and served in various technical and managerial positions in the exploration, production and midstream business segments of ARCO until 1993. Mr. Fisher serves on the Oklahoma State University Advisory Board for the College of Engineering, Architecture & Technology and is a member of the Society of Petroleum Engineers. Mr. Fisher graduated from Oklahoma State University in 1983.

James C. Johnson Age 54

James C. Johnson, 54, has served as President of Chesapeake Energy Marketing, Inc., a wholly-owned subsidiary of the Company, since 2000. He served as Vice President—Contract Administration for the Company from 1997 to 2000 and as Manager—Contract Administration from 1996 to 1997. From 1980 to 1996, Mr. Johnson held various gas marketing and land positions with Enogex, Inc., Delhi Gas Pipeline Corporation, TXO Production Corp. and Gulf Oil Corporation. Mr. Johnson is a member of the Natural Gas & Energy Association of Oklahoma and graduated from the University of Oklahoma in 1980.

John M. Kapchinske Age 61

John M. Kapchinske, 61, has been Senior Vice President – Geoscience since June 2011. He served as Vice President – Geoscience from 2005 to May 2011 and Geoscience Manager from 2001 to 2004. Prior to joining Chesapeake, Mr. Kapchinske held the position of District Exploration Manager for HS Resources, Inc. from 1998 to 2001. Mr. Kapchinske held various positions in geology in the oil and gas industry from 1979 to 1998. Mr. Kapchinske graduated from Illinois State University in 1974 and 1977 and from Northern Illinois University in 1980.

Stephen W. Miller Age 55

Stephen W. Miller, 55, has served as Senior Vice President—Drilling since 2001. He served as Vice President—Drilling from 1996 to 2001 and as District Manager—College Station District from 1994 to 1996. Mr. Miller held various engineering positions in the oil and gas industry from 1980 to 1993. Mr. Miller is a registered Professional Engineer and a member of the Society of Petroleum Engineers. Mr. Miller graduated from Texas A & M University in 1980.

Jeffrey L. Mobley Age 43

Jeffrey L. Mobley, 43, has served as Senior Vice President—Investor Relations and Research since 2006 and was Vice President—Investor Relations and Research from 2005 to 2006. From 2002 to 2005, Mr. Mobley was Vice President of Equity Research at Raymond James & Associates focusing on the exploration and production sector. From 1998 to 2002, Mr. Mobley worked in energy investment banking for Prudential Securities and ABN Amro Securities. Mr. Mobley also worked in the Principal Investments Group and Energy Finance Group at Enron Capital & Trade Resources from 1995 to 1998. Mr. Mobley is a CFA Charterholder and graduated from New Mexico State University in 1991 and the Wharton School of Business at the University of Pennsylvania in 1995.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 12

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Thomas S. Price, Jr. Age 60

Thomas S. Price, Jr., 60, has served as Senior Vice President—Corporate Development and Government Relations since March 2009. He served as Senior Vice President—Corporate Development from 2005 to March 2009 and as Senior Vice President—Investor and Government Relations from 2003 to 2005, Senior Vice President—Corporate Development from 2000 to 2003, Vice President—Corporate Development from 1992 to 2000 and a consultant to the Company during the three years prior. He was employed by Kerr-McGee Corporation, Oklahoma City, from 1988 to 1989 and by Flag-Redfern Oil Company from 1984 to 1988. Mr. Price is a board member of the Oklahoma Independent Petroleum Association, the Texas Oil and Gas Association, the Colorado Oil and Gas Association and the American Clean Skies Foundation. Mr. Price graduated from the University of Central Oklahoma in 1983, from the University of Oklahoma in 1989 and from the Thunderbird School of Global Management in 1992.

J. Mike Stice Age 53

J. Mike Stice, 53, has served as Chief Executive Officer of the general partner of Chesapeake Midstream Partners, L.P. (NYSE:CHKM) since September 2009, and as Senior Vice President—Natural Gas Projects of the Company and President and Chief Operating Officer of Chesapeake Midstream Development, L.P., a wholly owned subsidiary of the Company, since November 2008. Prior to joining the Company, Mr. Stice spent 27 years with ConocoPhillips and its predecessor companies, where he most recently served as President of ConocoPhillips Qatar, responsible for the development, management and construction of natural gas liquefaction and regasification (LNG) projects. While at ConocoPhillips, he also served as Vice President of Global Gas LNG, as President of Gas and Power and as President of Energy Solutions in addition to other roles in ConocoPhillips’ midstream business units. Mr. Stice graduated from the University of Oklahoma in 1981, Stanford University in 1995 and George Washington University in 2011.

Cathlyn L. Tompkins Age 51

Cathlyn L. Tompkins, 51, has served as Senior Vice President—Information Technology and Chief Information Officer since 2006. Ms. Tompkins served as Vice President—Information Technology from 2005 to 2006. Prior to joining the Company in 2004 as Director—Applications and Programming, Ms. Tompkins spent 20 years in IT management and technical positions at various companies including Devon Energy Corporation, Ocean Energy, Inc., Cabot Oil and Gas Corporation, Price Waterhouse LLP and Shell Oil Company. Ms. Tompkins graduated from the University of Alabama in 1983.

Jerry Winchester Age 52

Jerry Winchester, 52, has served as Chief Executive Officer of Chesapeake Oilfield Services, L.L.C., our oilfield services subsidiary, since September 2011 and as Senior Vice President—Oilfield Services of the Company since November 2011. From November 2010 to September 2011, Mr. Winchester served as the Vice President—Boots & Coots of Halliburton. From July 2002 to September 2010, Mr. Winchester served as the President and Chief Executive Officer of Boots & Coots International Well Control, Inc. (“Boots & Coots”), an NYSE-listed oilfield services company specializing in providing integrated pressure control and related services. In addition, from 1998 until September 2010, Mr. Winchester served as a director of Boots & Coots and from 1998 until May 2008, served as Chief Operating Officer of Boots & Coots. Mr. Winchester started his career with Halliburton in 1981 and received a Bachelor of Science degree from Oklahoma State University in 1983.

Transactions with Related Persons

The Company has adopted written policies and procedures for the Audit Committee’s review of any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company is a participant, and (3) any of its directors, executive officers, or greater than 5% shareholders, or any of their immediate family members, has or will have a material direct or indirect interest. The Audit Committee approves or ratifies only those transactions that it determines in good faith are in, or are not inconsistent with, the best interests of the Company and its shareholders.

Oklahoma City Thunder

In 2011, Chesapeake entered into a license and naming rights agreement with The Professional Basketball Club, LLC (“PBC”) for an arena in downtown Oklahoma City formerly known as the Ford Center. PBC is the owner of the Oklahoma City Thunder (the “Thunder”) basketball team, a National Basketball Association (“NBA”) franchise and the arena’s primary tenant. Mr. McClendon has a 19.2% equity interest in PBC. Under the terms of the agreement, Chesapeake has committed to pay fees ranging from $2.9 million, the amount payable for the 2011-2012 season, escalating ratably to $4.1 million payable in 2023 for the arena naming rights and other associated benefits. As a result of the NBA lockout at the beginning of the 2011 season, a fee reduction of $480,000 will be applied to the 2012-2013 season. The naming rights provide Chesapeake with enhanced public awareness through recognition locally, nationally and internationally. Mr. McClendon has committed to make annual charitable contributions for the benefit of Oklahoma schools equal to his percentage ownership of the Thunder (19.2%) times the fees paid by the Company under the naming rights agreement for at least each of the first two seasons covered by the agreement.

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In 2011, the Company also entered into a 12-year sponsorship agreement, committing to pay an average annual fee of $3.0 million for advertising, use of an arena suite and other benefits. For the 2011-2012 season, the Company paid a fee of $1.9 million pursuant to the sponsorship agreement, which included a reduction of $433,000 as a result of the NBA lockout at the beginning of the season. In 2011, the Company paid approximately $1.4 million in connection with 2011 home playoff games and also purchased Thunder game tickets for the 2011-2012 regular season home games for approximately $3.2 million. The Company is committed to purchase tickets for any 2012 home playoff games. Chesapeake has been a founding sponsor of the Thunder since 2008 under successive one-year contracts that covered advertising, game tickets and use of an arena suite. The Audit Committee reviewed and approved the transactions with the Thunder described above in accordance with its policy on transactions with related persons.

Founder Well Participation Program

The FWPP permits Mr. McClendon, the Company’s co-founder, to participate and invest as a working interest owner in new wells drilled by the Company. In 2005, the FWPP was documented as a formal plan containing substantially the same terms as prior agreements with the Company’s two co-founders that had been in place since the Company’s initial public offering in 1993. Shareholders approved the FWPP on June 10, 2005. The participation of co-founder Tom L. Ward terminated following his separation from the Company in 2006. The Company believes the FWPP fosters and promotes the development and execution of the Company’s business by aligning the interests of Mr. McClendon and the Company. Mr. McClendon has continually participated in the FWPP since the Company’s initial public offering in 1993, except during the five quarter period from January 1, 1999 to March 31, 2000.

Under the FWPP, Mr. McClendon has the right to participate in either all or none of the wells spudded by or on behalf of the Company during each calendar year. Prior to the beginning of each year, Mr. McClendon must provide written notice to the members of the Compensation Committee of his election to participate in the FWPP and his proposed working interest percentage for that year. His working interest percentage may not exceed a 2.5% working interest in a well and is not effective for any well where the Company’s working interest after Mr. McClendon’s participation election would be reduced to below 12.5%. Subject to these limitations, if Mr. McClendon elects to participate in the FWPP, he must participate in all wells spudded by or on behalf of the Company during the given calendar year and cannot elect to participate on a well-by-well basis. In September 2011, Mr. McClendon elected to participate in the FWPP for the 2012 calendar year at the maximum 2.5% working interest permitted, the same participation percentage that Mr. McClendon has elected for the past nine years.

The FWPP is administered and interpreted by the Compensation Committee of the Board. The Board has the right to terminate the FWPP after December 31, 2015 by providing written notice of termination to Mr. McClendon one year before the effective date of such termination. Shareholder approval is required for any amendment to the FWPP that increases the maximum working interest percentage applicable to Mr. McClendon or any amendment which, in the opinion of counsel to the Company, requires shareholder approval under any federal or state law or any regulations or rules promulgated thereunder. Mr. McClendon’s right to participate in the FWPP during any calendar year will terminate on the earlier of (i) December 31 of such year; (ii) the termination of Mr. McClendon’s employment by the Company for cause or death; or (iii) the expiration or termination of any and all covenants not to compete subsequent to the termination of Mr. McClendon for any reason not included in the foregoing clause (ii). Mr. McClendon may participate in the drilling of wells under the FWPP through entities in which all equity interests are owned solely by Mr. McClendon and his immediate family members, subject to approval by the Compensation Committee.

Under the FWPP, Mr. McClendon cannot change his working interest percentage during any calendar year without the prior approval of the Compensation Committee, and he is required to pay all joint interest billings immediately on receipt of the Company’s invoice and to advance to the Company any amounts which the Company is required to prepay to third party operators with respect to Mr. McClendon’s working interest to be assigned under the FWPP. Mr. McClendon has never requested, nor has the Committee ever made, an adjustment to the participation percentage during a participation period. The FWPP provides that the amount paid by Mr. McClendon for acreage assigned in connection with his participation in the FWPP is to be recomputed as of the first day of each calendar year and is equal to a fully costed average per acre amount computed as follows: (i) direct costs capitalized in the appropriate accounting pool in accordance with the Company’s accounting procedures (including all capitalized interest, leasehold payments, acquisition costs, landman charges and seismic charges); divided by (ii) the acreage in the applicable pool at the time of computation. The annual computation allows the Company to reflect the acreage and costs with respect to newly acquired acreage, acreage sold by the Company and acreage that has expired. All other costs are billed in accordance with the Company’s accounting procedures applicable to third-party participants pursuant to any joint operating agreement or exploration agreement relating to a particular well, and such amounts paid by Mr. McClendon in connection with his participation in a well are on no better terms than the terms agreed to by unaffiliated third-party participants in connection with the participation in such well or similar wells operated by the Company.

Mr. McClendon pays the Company for lease operating expenses and capital expenditures related to his FWPP interests promptly upon receipt of each invoice. The following table sets forth the revenue received from, and well costs paid to, the Company with respect to Mr. McClendon’s FWPP interests during the first quarter of 2012 and each of the three years in the period ended December 31, 2011:

	First Quarter 2012	2011	2010	2009
Natural gas and oil revenues	$53,103,173	$184,270,948	$127,064,861	$87,856,431
Lease operating expenditures	(13,203,805)	(42,457,253)	(26,102,787)	(19,481,167)
Net cash flow	39,899,368	141,813,695	100,962,074	68,375,264
Capital expenditures	(127,982,572)	(457,151,007)	(242,839,086)	(184,468,839)
Net after capital expenditures	$(88,083,204)	(315,337,312)	$(141,877,012)	$(116,093,575)

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The foregoing information has been derived solely from the Company’s records. Accordingly, it excludes revenues and expenses for some FWPP interests that are not operated by the Company, and it may include revenue and expenses for producing FWPP interests conveyed to others. For example, the foregoing amounts include revenue attributable to volumetric production payments (VPPs) owed to third parties under transactions that Mr. McClendon has entered into from time to time. Mr. McClendon pays the related lease operating expenses and disburses revenue to the VPP owners.

Mr. McClendon’s cumulative expenditures under the FWPP have significantly exceeded cumulative production revenues to date because the Company’s operated and non-operated capital expenditures have generally increased from year to year. Mr. McClendon believes the present value of the future net revenue (pretax) of the estimated proved developed producing reserves attributable to his FWPP interests at December 31, 2011, discounted at 10% per year and based on prices and costs under existing conditions at such date, was approximately $409 million. Prices for this calculation were the unweighted arithmetic average prices of natural gas and oil on the first day of each month within the 12-month period ended December 31, 2011. The Company’s reservoir engineering staff provides data and analysis to Mr. McClendon’s affiliates with respect to reserves associated with FWPP interests using the engineering prepared for the Company’s interest in the same wells. In 2011, Mr. McClendon reimbursed the Company approximately $315,000 to cover the estimated cost of such services. As indicated in the Company’s Form 10-K for the fiscal year ended December 31, 2011 and other filings that include estimates of the Company’s proved natural gas and oil reserves, any computation of proved producing reserves is an estimate, subject to a number of variables and not a reflection of fair market value. A portion of the leasehold owned by Mr. McClendon with respect to the FWPP consists of interests that are not categorized as proved developed producing reserves.

Mr. McClendon’s interests are his personal assets and are separate and distinct from the Company’s interest in its oil and gas properties and other assets. The FWPP does not restrict sales, other dispositions or financing transactions involving FWPP interests acquired from the Company. From time to time, Mr. McClendon has sold FWPP interests separately and concurrent with sales by the Company of its interests in the same properties. In any concurrent sales the proceeds related to the properties have been allocated between Mr. McClendon and the Company based on their respective ownership interests. [During 2011, Mr. McClendon advises that he realized $     million from such sales, net of his $     million share of deal costs. According to Mr. McClendon, his net investment in these properties was $     , including lease costs and well costs paid to the Company, less revenues paid by the Company.] Additionally, over the life of the FWPP, Mr. McClendon has typically mortgaged his interests acquired under the FWPP with one or more lenders, some of which also have lending, investment or advisory relationships with the Company. Mr. McClendon’s mortgages with these lenders secure loans used in whole or in part to fund Mr. McClendon’s well costs. The Company does not extend loans to Mr. McClendon for participation in the FWPP or any other purposes. The Company does not review or approve financings of Mr. McClendon’s personal assets, including his FWPP interests. In addition, the Company has no obligation to repay any loans Mr. McClendon may obtain nor are any of the Company’s interests in any assets exposed to such loans or the mortgages securing them.

Rescission of Map Sale

Pursuant to a settlement agreement with certain plaintiff shareholders, the sale of a historical map collection that occurred in December 2008 between Mr. McClendon and the Company will be rescinded. Mr. McClendon will pay the Company approximately $12 million plus interest through the closing date, and the Company will reconvey the map collection to Mr. McClendon. The transaction is scheduled to be completed not later than 30 days after the entry of a final non-appealable judgment. The settlement, which was approved by the District Court of Oklahoma County, Oklahoma on January 30, 2012, has been appealed and, at this time, it is unknown when such appeal will be resolved. For more information, please see “Item 3. Legal Proceedings” of the Company’s annual report on Form 10-K for the year ended December 31, 2011 filed on February 29, 2012.

Voting Item 2:  Proposal to Amend Bylaws to Implement Majority Voting in Director Elections

The Board has proposed and recommends that shareholders approve an amendment to our bylaws requiring that all director nominees in an uncontested election occurring on or after January 1, 2013, receive the affirmative vote of a majority of votes cast in order to be elected or reelected to the Board. An incumbent director who fails to receive an affirmative vote of a majority of votes cast must tender his or her resignation for consideration by the Board or a Board committee pursuant to procedures to be established by the Board. Several shareholders have indicated support for the use of a majority voting standard in director elections and, in 2011, the Board agreed with one of our institutional shareholders to include this management proposal in our 2012 proxy statement. This amendment requires the affirmative vote of the holders of 66.67% of shares of our common stock issued and outstanding and entitled to vote. The full text of the Company’s bylaws, as proposed to be amended, is included as Exhibit A to this proxy statement.

The Board of Directors recommends a vote “FOR” the approval of the amendment to the Company’s Bylaws instituting majority voting in uncontested elections.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 15

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Beneficial Ownership

The table below sets forth (i) the name and address and beneficial ownership of each person known by management to own beneficially more than 5% of our outstanding common stock, and (ii) the beneficial ownership of common stock of our nominees, directors and named executive officers and all directors and executive officers of the Company as a group. Unless otherwise noted, information is given as of the Record Date and the persons named below have sole voting and/or investment power with respect to such shares.

	Common Stock
Beneficial Owner	Outstanding Shares		Share Equivalents	Total Ownership	Percent of Class
Southeastern Asset Management, Inc. 6410 Poplar Ave., Suite 900 Memphis, TN 38119	87,390,524		—	87,390,524(a)	13.2%
Wellington Management Company, LLP. 280 Congress Street Boston, MA 02210	50,485,371		—	50,485,371(b)	7.6%
Aubrey K. McClendon	1,780,170	(c)	—	1,780,170	*
Steven C. Dixon	535,380	(d)(e)	77,500(f)	612,880	*
Douglas J. Jacobson	512,723		10,000(f)	522,723	*
Louis A. Simpson	522,546	(h)	—	522,546	*
Richard K. Davidson	202,324	(d)(e)	—	202,324	*
Martha A. Burger	192,076	(d)	—	192,076	*
Charles T. Maxwell	96,043	(g)	12,500(f)	108,543	*
Merrill A. (“Pete”) Miller, Jr.	107,607		—	107,607	*
Don Nickles	78,554	(d)	25,000	103,554	*
Domenic J. (“Nick”) Dell’Osso, Jr.	62,861	(d)	—	62,861	*
Frank Keating	51,545		—	51,545	*
V. Burns Hargis	38,758		—	38,758	*
Kathleen M. Eisbrenner	11,908		—	11,908	*
All directors and executive officers as a group	4,192,495		125,000	4,317,495	*

* Less than 1%.

(a) This information is as of December 31, 2011, as reported in a Schedule 13G/A filed jointly by Southeastern Asset Management, Inc. and O. Mason Hawkins on February 6, 2012. The Schedule 13G/A reports (i) sole power to vote or to direct the vote of 50,337,276 shares; (ii) shared power to vote or direct the vote of 27,410,576 shares with Longleaf Partners Funds Trust; (iii) no power to vote 9,642,672 shares; (iv) sole power to dispose or to direct the disposition of 59,979,948 shares; and (v) shared power to dispose or to direct the disposition of 27,410,576 shares with Longleaf Partners Funds Trust.

(b) This information is as of December 31, 2011, as reported in a Schedule 13G filed by Wellington Management Company, LLP on February 14, 2012. The Schedule 13G reports shared power to vote or to direct the vote of 37,909,755 shares as an investment adviser and shared power to dispose or to direct the disposition of 50,485,371 shares as an investment adviser.

(c) Includes (i) 13,671 shares held by Chesapeake Investments, an Oklahoma limited partnership of which Mr. McClendon is sole general partner; (ii) 114,891 shares purchased on behalf of Mr. McClendon in the 401(k) Plan; (iii) 102,118 shares of vested common stock purchased on behalf of Mr. McClendon in the Chesapeake Energy Corporation Deferred Compensation Plan; and (iv) 1,095 shares held by Mr. McClendon’s son who shares the same household.

(d) Includes shares held in the 401(k) Plan (Mr. Dixon, 27,826 shares; Mr. Jacobson, 17,078 shares; Ms. Burger, 28,432 shares; and Mr. Dell’Osso, 1,693 shares) and shares of vested common stock held in the Chesapeake Energy Corporation Deferred Compensation Plan (Mr. Dixon, 54,790 shares; Mr. Jacobson, 29,864 shares; Mr. Davidson, 6,653 shares; Ms. Burger, 30,224 shares; Senator Nickles, 4,214 shares; and Mr. Dell’Osso, 112 shares).

(e) Includes shares held in grantor retained annuity trusts (Mr. Dixon 170,115; and Mr. Davidson 194,688).

(f) Represents shares of common stock which can be acquired through the exercise of stock options on the Record Date or within 60 days thereafter.

(g) Shares held by the Maxwell Family Living Trust in bank or brokerage margin accounts or escrow accounts securing brokerage accounts.

(h) Includes 10,000 shares held by Mr. Simpson’s wife and Mr. Simpson disclaims beneficial ownership of such shares.

Section 16(a)  Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of the Company’s common stock to file reports of ownership and subsequent changes with the Securities and Exchange Commission (the “SEC”). Based only on a review of copies of such reports and written representations delivered to the Company by such persons, the Company believes that there were no late filings under Section 16(a) by any such persons during 2011.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 16

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we describe the material components of our executive compensation system for the “named executive officers” or “NEOs” listed below, whose compensation is set forth in the 2011 Summary Compensation Table and other compensation tables contained in this proxy statement.

Aubrey K. McClendon	Chairman and Chief Executive Officer (“CEO”), co-founded the Company in 1989 and has been with the Company since its inception
Domenic J. (“Nick”) Dell’Osso, Jr.	Executive Vice President and Chief Financial Officer (“CFO”), is in his fourth year with the Company
Steven C. Dixon	Executive Vice President—Operations and Geosciences and Chief Operating Officer (“COO”), has been with the Company for 21 years
Douglas J. Jacobson	Executive Vice President—Acquisition and Divestitures, has been with the Company for 13 years
Martha A. Burger	Senior Vice President—Human and Corporate Resources, has been with the Company for 18 years

We also provide an overview of our executive compensation philosophy and of important changes the Compensation Committee of our Board recently implemented to our executive compensation system. In addition, we explain how and why the Compensation Committee arrives at specific compensation policies and decisions.

Response to 2011 Shareholder Advisory Vote on NEO Compensation

At our 2011 Annual Meeting of Shareholders, shareholders voted a majority (58%) of shares cast “for” our named executive officer compensation.Leading up to the meeting and throughout 2011 we engaged many of our largest shareholders to seek specific feedback on our executive compensation system. Through this process, it became clear many of our largest shareholders were concerned that (i) our executive compensation system did not clearly communicate our practice of paying for performance and (ii) Mr. McClendon’s compensation had been “too high” the past few years. As a result, our compensation committee set out to redesign our executive compensation system and retained Cogent Compensation Partners, an independent compensation consulting firm with extensive experience in the energy industry, to provide recommendations to the committee. In response to the 2011 say on pay vote and the feedback from our shareholders, the committee (i) approved our 2012 redesigned, performance-based executive compensation system and (ii) reduced Mr. McClendon’s 2011 total compensation by 15%, as reported in the summary compensation table.

Executive Compensation Highlights

Our 2012 redesigned, performance-based executive compensation system has the following attributes:

Compensation System Attributes	Description
Objective long-term performance measures	50% of long-term compensation will depend on achievement of objective pre-determined performance goals over the vesting period beginning in 2012
Annual incentive plan with pre-determined performance measures	Annual cash bonuses will be based on achievement of pre-determined performance goals beginning in 2012
2011 CEO compensation benchmarked to peers	Reduced CEO 2011 total compensation by 15%
No tax gross-ups for executive officers	Will not provide tax gross-ups for executive officers beginning in 2011
Use of tally sheets

Tally sheets allow the Compensation Committee to analyze both the individual elements of compensation (including the compensation mix) and the aggregate total amount of actual and projected compensation

Minimum stock ownership guidelines	Maintained significant minimum stock ownership guidelines for all NEOs, including 5x base salary for our CEO
Prohibits certain margining and speculative transactions

Prohibited margining, derivative or speculative transactions, such as hedges, pledges and margin accounts, by NEOs relating to shares necessary to satisfy their respective minimum stock ownership guidelines

Incentive plans designed to qualify for Section 162(m) tax deductibility	Annual incentive plan awards and performance share unit awards are intended to qualify as performance-based under Section 162(m)

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 17

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2011 Corporate Performance Highlights

Key Achievements

In 2011, Chesapeake delivered the following major accomplishments:

•

We reduced our long-term net debt (long-term debt net of discounts, unrestricted cash and cash equivalents) by 25% per proved mcfe from $0.73 per mcfe to $0.55 per mcfe

•

We reduced our long-term net debt by $2.3 billion, or 18%, to $10.3 billion, thereby achieving more than 70% of our two-year 25% debt reduction goal

•

We increased production by 15% (net of asset sales) to an average of 3.27 bcfe per day

•

We increased liquids production by 72% to approximately 110 mbbls per day (year-end exit rate)

•

We announced the discovery of the Utica Shale play in eastern Ohio

•

We increased proved reserves by 10% to 18.8 tcfe, despite the sale of 2.8 tcfe

•

We increased fully diluted shares outstanding by only 0.6% (due to restricted stock awards made to the vast majority of our approximately 13,000 employees)

•

We made strategic investments in natural gas demand creation initiatives (Clean Energy Fuels Corp. convertible debt; Sundrop Fuels, Inc. preferred stock; and fleet vehicle, drilling rig and hydraulic fracturing equipment conversions to natural gas)

We believe this is an excellent series of accomplishments in a very tough year for the industry as natural gas prices declined approximately 30%.

Leading positions in top plays

We have accumulated the largest inventory of U.S. natural gas shale play leasehold and own a leading position in 11 of what we believe are the top 15 unconventional liquids-rich plays in the U.S. World class energy companies, such as Total, CNOOC, BHP Billiton, Statoil, BP and Plains Exploration and Production, have validated the quality and value of our assets through joint venture partnerships and other transactions with Chesapeake.

Strong growth in production and proved reserves

The Company’s daily production continued to climb in 2011, averaging 3.3 bcfe per day, which is an increase of 15% over the 2010 full year. For the 2011 full year, our year-over-year growth rate of natural gas production was 9% and our year-over-year growth rate of liquids production was 72%, or approximately 36,000 barrels per day. In addition, we grew our proved reserves by 10% despite the sale of 2.8 tcfe.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 18

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Substantial debt reduction

In 2011, the Company reduced its long-term net debt by $2.3 billion, or 18%, to $10.3 billion, putting us more than 70% towards our two-year 25% debt reduction goal. We also continued our trend of significantly reducing our net debt per proved reserve metric and our net debt as a percent of total book capitalization, as illustrated below:

Industry-leading asset monetizations

2011 was another year of superb value creation through industry-leading asset monetizations. These monetizations came in many forms, from traditional asset sales to innovative joint venture structures, where we identify new leasehold plays, acquire leasehold at wholesale prices and then sell off a minority portion of our leasehold at retail prices to reduce net leasehold acquisition costs to zero (or below) and accelerate the development of the play.

Some of our specific asset monetizations in 2011 include:

•

Joint venture with CNOOC in the Denver-Julesburg and Powder River Basins for consideration of approximately $1.3 billion

•

Sale of Fayetteville Shale assets to BHP Billiton for approximately $4.7 billion

•

Initial public offering of Chesapeake Granite Wash Trust for net proceeds of approximately $410.0 million

•

Sale of preferred stock in CHK Utica, L.L.C. for approximately $1.3 billion

•

Joint venture with Total in the Utica Shale for consideration of approximately $2.0 billion

•

Sale of Marcellus Shale midstream assets to Chesapeake Midstream Partners, L.P. for consideration of approximately $880.0 million

Awards and recognition

In recognition of the success achieved through the leadership of our named executive officers and commitment of all our employees, the Company has been acknowledged with prestigious awards, including the following:

Industry Leadership Award for efforts the Company has made to position itself to help lead the transition toward a greater use of natural gas as the fuel for motor vehicles.

Deal of the Year Award for joint ventures in the Eagle Ford Shale and Denver-Julesberg and Powder River basins with a subsidiary of CNOOC Limited.

We are proud to have made FORTUNE’s 100 Best Companies to Work For® list for the fifth consecutive year. Chesapeake ranked #18 (#1 in Oklahoma) for 2012 and #5 in the U.S. among companies with more than 10,000 employees on this prestigious list. Our employees’ dedication, work ethic and attitude allow us to stand among the elite of the nation’s finest companies to work for.

CEO 20- 20 Club In recognition of the tremendous value added to the Company by Mr. McClendon over his tenure as CEO, he was named to Forbes “CEO 20-20 Club” in 2011, an elite list of eight chief executives who have at least 20 years of service as chief executive and produced at least a 20% annual return to shareholders during their tenure, as calculated by Forbes.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 19

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Philosophy and Objectives of our Executive Compensation System

Our compensation philosophy has developed over time and is founded on our belief that the creation of meaningful shareholder value is dependent on great people. Our philosophy is to provide an attractive, flexible and competitive compensation system tied to performance and aligned with the interests of our shareholders. Our primary objective is to attract, retain and motivate high performing executive officers with the competence, knowledge, leadership skills and experience to grow the profitability of the Company. Within this framework, we observe the following principles:

•

Attract and retain high performing executives: our executive compensation system should be competitive relative to our peers and we should consider the qualifications and commitment of our named executive officers, including our CEO whose unique skills and energy have helped set the direction of the Company and its high levels of productivity and innovation since co-founding the Company in 1989;

•

Pay for performance: a significant portion of the compensation of our named executive officers should vary with business performance and each individual’s role and relative contribution to that performance;

•

Align compensation with shareholder interests: the interests of our named executive officers should be linked with those of our shareholders through the risks and rewards of compensation that is tied to the value of our common stock;

•

Reward long-term value creation: our compensation and performance review process should reward the named executive officers for successfully seizing opportunities to create long-term shareholder value;

•

Discourage excessive risk: our executive compensation system should be designed to reward short- and long-term performance, while discouraging excessive risk taking;

•

Maintain flexibility: our executive compensation system should allow for flexibility to better respond to our dynamic and cyclical industry and encourage responsiveness to opportunities and changing market conditions; and

•

Reinforce high ethical, environmental, health and safety standards: our executive compensation system should reflect that ethical behavior, protection of the environment, public health and safety are top priorities across our operations.

2012 Performance-based Executive Compensation System

In December 2011, the Compensation Committee adopted substantial changes to our executive compensation system. As shown below, our redesigned compensation system continues to utilize base salary and restricted stock awards and also features the following new performance-based components: (1) annual incentive awards under our new Annual Incentive Plan (“AIP”) and (2) PSUs under our Long Term Incentive Plan.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 20

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The purpose and key characteristics of each element of our 2012 executive compensation system are summarized below:

Element	Purpose	Key Characteristics
Base Salary	Reflects each NEO’s base level of responsibility, leadership, tenure, qualifications and contribution to the success and profitability of the Company.	Fixed compensation that is reviewed semi-annually and adjusted, if and when appropriate.
AIP Award	Motivates our NEOs to achieve our short-term (annual) business objectives that drive long-term performance while providing flexibility to respond to opportunities and changing market conditions.	New variable performance-based annual award. Amounts earned in cash will be based on the Compensation Committee’s evaluation of corporate performance compared to pre-established performance goals.
PSU Award

Motivates our NEOs to achieve our business objectives by tying incentives to our financial and key operational metrics over the performance period while continuing to reinforce the link between the interests of our NEOs and our shareholders.

New variable performance-based long-term award. The ultimate number of units earned will be based on the achievement of relative and absolute total shareholder return and production and proved reserve growth performance goals.

Restricted Stock Award

Motivates our NEOs to achieve our business objectives by tying incentives to the performance of our common stock over the long term; reinforces the link between the interests of our NEOs and our shareholders; motivates our NEOs to remain with the company by mitigating swings in incentive values during periods of high commodity price volatility.

Long-term restricted stock award with a ratable vesting period over four years. The ultimate value realized will vary with our common stock price.
Other Compensation	Provides benefits that promote employee health and work-life balance, which assists in attracting and retaining our NEOs.	Indirect compensation element consisting of health and welfare plans and perquisites.

It is important to note that these changes apply to compensation we will pay in 2012 and are therefore not reflected in the named executive officer compensation reported in the Summary Compensation Table in this proxy statement.

New Elements of our 2012 Executive Compensation System

Annual Incentive Plan. In December 2011, the Compensation Committee and the Board approved the Chesapeake Energy Corporation 2012 Annual Incentive Plan (the “AIP”), subject to shareholder approval at our 2012 Annual Meeting of Shareholders. The AIP is a cash-based incentive program utilizing pre-established performance goals. It is intended to motivate and reward named executive officers for achieving our short-term (annual) business objectives that we believe drive the overall performance of the Company over the long term. The following summary of certain material features of the AIP does not purport to be complete and is qualified in its entirety by reference to the specific language of the AIP, which is attached to this proxy statement as Exhibit B.

For the entire named executive officer team and any other participant in the AIP to be eligible for award payments under the AIP, the Company must first achieve one of the objective performance goals specified below. If none of these performance goals are met by the Company during the performance period, no cash bonus will be paid under the AIP for that performance period.

Cash Flow:	at least 50% of operating cash flow for the corresponding performance period of the prior year
Natural Gas and Oil Production:	at least 75% of production for the corresponding performance period of the prior year
Debt Reduction:	long-term indebtedness per unit of proved reserves of less than $0.50/mcfe

The Compensation Committee may decrease (but not increase) the maximum amounts payable under the AIP to each named executive officer. The Compensation Committee may also establish additional performance goals prior to the start of, or during the initial quarter, of the applicable performance period. Assuming one of the above objective goals has been met, the additional performance goals serve as the framework for the Compensation Committee’s bonus decisions for each AIP participant during the performance period.

For 2012, the Compensation Committee established the following additional performance goals:

Financial:	Progress toward the Company’s two-year goals of reducing long-term debt by at least 25% and increasing cumulative production volume by at least 25%

Combined 2011 - 2012 financial metrics (based on NYMEX oil/gas prices of $100.00/$5.00 per unit) consisting of the following:

•

operating cash flow equal to $9.0 billion - $11.0 billion

•

adjusted EBITDA equal to $9.0 billion - $11.0 billion

•

adjusted net income equal to $3.5 billion - $4.5 billion

Operational:	Increase liquids production to at least 20% of the Company’s production mix
Proved reserves increase (before asset sales) of 3.0 - 4.0 tcfe
Strategic:	Leading new discoveries, new technology, risk management and asset monetization

Please see Exhibit C for an explanation of the non-GAAP financial measures used in the table above.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 21

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Each June and December, the Compensation Committee will score the Company’s year-to-date performance relative to the pre-established performance goals and express the score as an adjustment factor based on a percentage of base salary. The adjustment factor for the plan ranges from 50% to 300% of base salary. The chart below shows the range of bonus opportunities expressed as a percentage of salary for the named executive officers by title.

Executive Level	Threshold	Target	Maximum
CEO	75%	150%	300%
EVP	50%	125%	250%
SVP	50%	100%	200%

The Compensation Committee established the above ranges to provide an annual incentive opportunity that is competitive with our peers. The AIP terms are subject to the limitations on annual incentives previously imposed under the executives’ employment agreements. This means, for example, that Mr. McClendon’s full-year 2012 bonus under the AIP could range from $0 – $2,925,000, depending on the Compensation Committee’s evaluation of the Company’s performance; however, the maximum payment would be limited to no more than $1,951,000 because of the limitation in his employment agreement described below. In 2012, mid-year bonuses will be determined by the Compensation Committee in June based on mid-year performance and may not exceed half of the expected full-year bonus based on the bonus opportunities described above. The 2012 end-of-year bonuses will be based on full-year performance, subject to adjustment to reflect the payment of the mid-year bonus.

The AIP is intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and comply with, or be exempt from, Section 409A of the Code. We are asking our shareholders to approve the AIP under Voting Item 5 on page 44 below, where we also described the AIP in more detail.

Performance Share Unit Awards. The Compensation Committee and the Board also approved significant modifications to our long-term incentive compensation, which incorporates PSUs awarded under the Company’s Amended and Restated Long Term Incentive Plan (the “LTIP”). Since 2004, the Company has provided long-term compensation in the form of restricted stock granted under the LTIP. The Compensation Committee determined that long-term compensation that consists of 50% restricted stock and 50% performance-based cash incentives best meets our compensation objectives in 2012. This approach is intended to motivate our named executive officers to achieve our business objectives by tying incentives to our financial performance and key operational performance objectives over the performance period and continue to reinforce the link between the interests of our named executive officers and our shareholders.

In January 2012, the Compensation Committee granted each named executive officer an award of a number of PSUs. The number of PSUs underlying an award is subject to modification based on the Company’s performance relative to objective performance goals following the end of the performance period. The Compensation Committee will establish the performance goals prior to the start of, or during the initial 25% of, each performance period, based on any one performance goal or combination of performance goals enumerated in the LTIP. Each PSU ultimately awarded entitles a named executive officer to a cash payment based on the price per share of the Company’s common stock.

In redesigning our executive compensation program, the Compensation Committee engaged with several of the Company’s largest shareholders, who emphasized the importance of incorporating both total shareholder return (“TSR”) and operational performance goals in order to provide named executive officers with effective incentives associated with our Company’s long-term growth and performance. The Compensation Committee agreed and, as a direct result of shareholder feedback, granted 2012 PSU awards subject to a modifier comprised of two components:

•

TSR modifier: The TSR modifier is based on absolute and relative TSR goals. Absolute TSR measures the percentage change in the Company’s share price and dividends during the performance period. Relative TSR measures the performance of the Company’s share price and dividends compared to its peer group during the performance period.

•

Operational modifier: The operational modifier is based on proved reserves growth and production growth over the performance period (both as adjusted for asset purchases or dispositions).

The Compensation Committee established an industry peer group to measure achievement of relative TSR goals consisting of Anadarko Petroleum Corporation, Apache Corporation, ConocoPhilips, Devon Energy Corporation, EOG Resources, Inc., Hess Corporation, Marathon Oil Corporation and Occidental Petroleum Corporation. Within the exploration and production industry, there are a very limited number of companies that closely resemble us in scale, scope and nature of business operations. Our self-selected industry peer group contains companies in our industry that are both larger and smaller in size and scope. We have included more companies in our performance peer group than we did in our compensation peer group described below under “—2011 Process for Determining Executive Compensation” on page 24 because we believe these companies are our chief competitors with respect to performance even though some are larger than we are.

The Compensation Committee will calculate the combined modifier, which is represented as a percentage ranging from 0% to 250% of the initial PSU award and is the sum of the TSR modifier and the operational modifier, following the end of the performance period. The Compensation Committee has specified certain threshold, target and maximum modifiers to be applied to the initial 2012 PSU award which correspond to specified levels of performance relative to the 2012 performance goals discussed above. In no event will the Compensation Committee apply a combined modifier greater than 250% to the initial PSU award to a named executive officer.

At the end of each performance period, the Committee will multiply the initial PSU award by the combined modifier to determine the final number of PSUs resulting from a PSU award. The cash payment made to a named executive officer following the end of the performance period will be an amount equal to the final number of PSUs awarded multiplied by the average closing price per share of the Company’s common stock as reported on the New York Stock Exchange for the 20 trading days including and immediately preceding the last day of the performance period.

To illustrate (using the matrices below showing the three-year performance goals established in 2012 and an initial grant of 100,000 PSUs as an example), if after three years the Company’s absolute TSR is 20% and the Company’s relative TSR is at the 50th percentile among our peers, then the TSR modifier will be 50%. Likewise, if after three years the Company’s production growth is 20% and the Company’s proved reserves growth is 10%, the operational modifier will be 62.5%. The TSR modifier (50%) and the operational modifier (62.5%) will be added together for a combined modifier of 112.5%. The initial grant of 100,000 units will then be multiplied by the combined modifier (112.5%) for a total of 112,500 units. The ultimate cash earned will be determined by multiplying the number of units, as modified, by the average closing price per share of the Company’s common stock as reported on the New York Stock Exchange for the 20 trading days including and immediately preceding the last day of the performance period. Note that the Compensation Committee will calculate the applicable modifier at the end of each performance period based on actual levels of performance by interpolating between the specific modifiers shown in the matrices below. For example, if the Company achieves 15% proved reserves growth and 15% production growth over three years, the operational unit modifier percentage would be 62.5%.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 22

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The 2012 PSU awards consist of 12.5% one-year performance period PSUs, 21.875% two-year performance period PSUs and 65.625% three-year performance period PSUs. The mix of one-, two- and three-year performance goal PSUs provides a transition from a restricted stock program with consistent annual payouts to a hybrid program under which 50% of the long-term incentive does not pay out until the end of a three-year performance period. This transition mitigates what would otherwise be a significant decrease in payouts of long-term incentive compensation to the named executive officers in 2013, 2014 and 2015. We expect that beginning in 2014, every PSU award will have a three-year performance period.

We believe the 2012 PSU awards granted by the Compensation Committee appropriately reflect our compensation principles by establishing a clear connection between the compensation of our named executive officers and the achievement of performance goals that are important for long-term value creation. We believe that our stock performance goals, by incorporating both absolute and relative TSR performance measures, correctly balance accountability to shareholders for absolute TSR with the need for compensation incentives that reward named executive officers for outstanding achievement relative to our peers even when low commodity prices weigh on our stock price. Similarly, we believe that our operational performance goals balance two of the most important factors that drive long-term value creation for our shareholders: production growth and proved reserves growth.

All PSU awards are intended to comply with Section 162(m) of the Code and comply with, or be exempt from, Section 409A of the Code. We are asking our shareholders to approve an amendment to the LTIP under “Voting Item 4—Proposal to Amend Long Term Incentive Plan” on page 39 below.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 23

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2011 Process for Determining Executive Compensation

The Compensation Committee reviews each named executive officer’s performance twice each year in June and December. The Compensation Committee makes an overall assessment of the performance of the named executive officer team and the role and relative contribution of each of its members. In 2011, this approach consisted of a subjective consideration of each named executive officer’s overall role in the organization, rather than individual, predetermined metrics or data points. The Compensation Committee’s assessment also recognized the current value created from consistent effort in prior years and prospective value creation based on current efforts. In its assessment of the performance of each named executive officer in 2011, the Compensation Committee considered the following:

Individual Performance	Company Performance	Intangibles

•

NEO’s contributions to the development and execution of the Company’s business plans and strategies (including contributions that are expected to provide substantial benefit to the Company in future periods)

•

Performance of the NEO’s department or functional unit

•

Level of responsibility

•

Longevity with the Company

•

Overall performance of the Company, including progress made with respect to production, reserves, operating costs, drilling results, risk management activities, asset acquisitions and asset monetizations

•

Financial performance as measured by cash flow, net income, cost of capital, general and administrative costs and common stock price performance

• Leadership ability • Demonstrated commitment to the Company • Motivational skills • Attitude • Work ethic

2011 Benchmarking

In 2011, at the request of the Compensation Committee, Cogent conducted a peer group benchmarking analysis. The objective of this analysis was to understand the competitiveness of the named executive officers’ total direct compensation, consisting of base salary, annual cash bonus and the grant date fair value of restricted stock awards, relative to our compensation peer group companies. The peer group consisted of select exploration and production peer companies which are similar to the Company in size, scope and nature of business operations. Cogent collected and analyzed the benchmark data based on publicly disclosed information and presented its analysis to the Compensation Committee. The results informed the Compensation Committee’s decisions with respect to 2011 and 2012 executive compensation.

Our 2011 industry peer group consisted of the following companies: Anadarko Petroleum Corporation, Apache Corporation, Devon Energy Corporation, EOG Resources, Inc. and Occidental Petroleum Corporation. Within the exploration and production industry, there are a small number of companies that closely resemble us in size, scope and nature of business operations. Our self-selected industry peer group contains companies in our industry that are both larger and smaller in size and scope. All of the peer companies are independent exploration and production companies. We have not included companies in our peer group that compete in unrelated industries within the energy sector such as the refining, mining or coal industries. Also, we have excluded companies from our performance peer group that compete in our industry, but are larger than we are such as ConocoPhilips. We compete with the companies in our compensation peer group for talent and believe the selected companies are currently the most appropriate for use in executive compensation benchmarking. The differences and similarities between us and the companies in our industry peer group are taken into consideration when referencing benchmarks for named executive officer compensation decisions.

The Compensation Committee’s goal for 2011 was to ensure that our CEO’s compensation was reasonable in comparison to the compensation paid to the CEOs of our peer companies. Total direct compensation of our CEO and our named executive officers as a group in 2011 resulted in compensation paid between the median and the seventy-fifth percentile of benchmark data as compared to our peer group. The review also indicated that our executive compensation system for the CEO is more conservative in terms of fixed compensation (i.e., salary and bonus) than our peers.

In addition, our CEO, CFO, COO, and Senior Vice President, Treasurer and Corporate Secretary provided the Compensation Committee with detailed analyses and recommendations regarding each element of named executive officer compensation to facilitate the Compensation Committee’s semi-annual review of named executive officer compensation.

The information provided to the Compensation Committee included tally sheets detailing for each named executive officer:

•

the components of the named executive officer’s current compensation, including cash compensation (salary, bonus and restricted stock awards), equity compensation, accumulated 401(k) and deferred compensation balances and perquisites;

•

potential payouts under the termination of employment and change of control provisions under the named executive officer’s employment agreement and applicable equity compensation plans; and

•

projected wealth accumulation from the named executive officer’s outstanding equity compensation awards assuming 0%, 5% and 10% appreciation and depreciation in the price of the Company’s common stock over the next five years.

The tally sheets bring together in one place all of the elements of actual and potential future compensation of the named executive officers, as well as information about their wealth accumulation. This allows the Compensation Committee to analyze both the individual elements of compensation (including the compensation mix) and the aggregate total amount of actual and projected compensation.

CEO’s Role in Executive Compensation Process

Mr. McClendon generally attends Compensation Committee meetings and, as appropriate, participates in discussions in order to provide information to the Compensation Committee, but the Compensation Committee also meets in executive session periodically without Mr. McClendon. After review, discussion, modifications, if any, and a vote on the final named executive officer compensation amounts, the Compensation Committee makes a report to the Board of Directors for discussion and ratification. Mr. McClendon, not being a member of the Compensation Committee, does not vote at Compensation Committee meetings, and he does not participate in the Board’s vote on the acceptance and approval of the Compensation Committee’s recommendations or reports with respect to his compensation. Mr. McClendon is usually present during the Board’s discussions of named executive officer compensation and performance, but does not attend the Board’s quarterly executive sessions when the non-employee directors discuss and assess the Company’s overall compensation system and Mr. McClendon’s performance and compensation in relation to the Company’s long-term results and strategy.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 24

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2011 Named Executive Officer Compensation

Total compensation for the named executive officers is weighted heavily toward incentive compensation rather than base salary, and for 2011 a substantial majority of each named executive officer’s incentive compensation consisted of restricted stock grants.

Cash Salary and Bonuses

Base salaries reflect each named executive officer’s base level of responsibility, leadership, tenure and contribution to the success and profitability of the Company. In 2011, cash bonuses were intended to provide incentives based on a subjective evaluation of the performance of the Company and the individual over a shorter period than the equity compensation described below.

Long-term Incentive

Long-term incentive compensation provides incentives for long-term performance that increases shareholder value by aligning the interests of the named executive officers with our shareholders. In 2011, restricted stock, with a ratable vesting period of four years, was awarded to employees, including the named executive officers, on the first trading day of each January and July as part of the Compensation Committee’s semi-annual review of compensation. We award restricted stock, rather than stock options, because the annual stock usage rate or “burn rate” for restricted stock is less than the rate for stock options, thereby reducing the dilutive effect of stock compensation to our shareholders.

Other Compensation Arrangements

We also provide compensation in the form of personal benefits and perquisites to the named executive officers, including health and welfare insurance benefits, matching contributions of common stock under the Company’s 401(k) Plan and nonqualified deferred compensation plan (up to 15% of an employee’s annual base salary and cash bonus compensation) and financial planning services (see the footnotes and narrative to the Summary Compensation Table). The foregoing perquisites are provided to all employees or large groups of senior-level employees.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 25

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We provided exclusively to our named executive officers and other senior vice presidents personal use of fractionally-owned company aircraft (see the narrative to the Summary Compensation Table). Feedback from the named executive officers indicates that limited access to fractionally owned Company aircraft for personal use greatly enhances productivity and work-life balance, which we believe provides performance and retention incentives far in excess of the cost of the perquisite to the Company. In addition, we provide certain other perquisites exclusively to our CEO that are discussed below under “CEO Compensation in 2011”. The Company includes the above benefits and perquisites as taxable income to the executive on Form W-2 after each fiscal year, in accordance with IRS guidelines.

2008 Incentive Awards

As described in the Company’s 2011 proxy statement, in conjunction with the execution of new employment agreements in September 2009, each named executive officer (except our CEO and current CFO) was awarded a special incentive award for his or her efforts in executing significant asset monetization transactions in 2008 (each a “2008 Incentive Award”) to be paid in cash in four equal annual installments. The Compensation Committee intended the 2008 Incentive Awards to reward the named executive officers for the leadership role they played in enabling, negotiating and consummating joint ventures in our Haynesville, Fayetteville and Marcellus Shale plays and the sale of all our interest in the Woodford Shale in 2008. These transactions monetized $10.1 billion in assets, including $4.4 billion of drilling and completion carries, compared to our net cost of only $1.4 billion, during an extraordinarily challenging time in both the commodity and stock markets. Additionally, each of our executive vice presidents at the time, including Messrs. Dixon and Jacobson, agreed to salary and bonus caps in their respective employment agreements which will remain in place through 2012. The third of four installments of 2008 Incentive Awards were paid in 2011 and are reflected in the Summary Compensation Table below.

CEO Compensation in 2011

Regular Compensation. Even more than for our other named executive officers, the CEO’s total 2011 compensation was heavily weighted toward long-term incentive compensation. As the CEO and co-founder of the Company, Mr. McClendon has been instrumental in shaping the vision for the Company, including the following actions:

•

shifting our focus to liquids, and with liquids production up 72% in 2011 compared to 2010, we have the second-best track record in the U.S. of liquids production growth compared to our industry peers;

•

negotiating joint venture arrangements and divestiture transactions for total consideration of more than $20.7 billion since 2008, including cash and drilling and completion carries from joint venture arrangements and the sale of the Company’s Fayetteville Shale assets to BHP Billiton in 2011 for net proceeds of approximately $4.7 billion compared to our net cost of only $700 million;

•

vertically integrating our organizational structure to capture midstream and oilfield service profits, improving operating efficiency and creating value;

•

creating and implementing the Company’s 25/25 Plan;

•

leading the movement to increase U.S. demand for natural gas; and

•

leading the Company’s ongoing success as the nation’s most active driller of new wells, the second largest producer of natural gas in the U.S. and a Top 15 producer of liquids in the U.S.

Though the Company achieved great success under his leadership in 2011, the Compensation Committee reduced the value of restricted stock awarded to Mr. McClendon in 2011 compared to 2010 by approximately $3,180,000, for a total of $13,627,556. Mr. McClendon’s salary has remained at $975,000 since 2006 and will remain at that level through 2013 in accordance with his employment agreement. His employment agreement also provides that his annual bonus compensation for each of the years 2009 through 2013 may not exceed $1,951,000.

For safety, security and efficiency, the Company provides Mr. McClendon with the use of fractionally owned company aircraft. The Company also provides Mr. McClendon with certain home security services due to the high profile nature of his position. Additionally, the Company provides Mr. McClendon with accounting and engineering support services to enable him to focus on the variety of critical and complex issues that currently face the U.S. exploration and production industry while remaining actively involved in the oversight of the day-to-day management of the Company. The Compensation Committee believes the responsibilities that accompany Mr. McClendon’s role as Chairman and CEO warrant the perquisites provided to Mr. McClendon as compared to those provided to other named executive officers. The All Other Compensation Table presented on page 31 shows the incremental costs to the Company of such perquisites, net of reimbursements made by Mr. McClendon.

Founder Well Participation Program

Because of Mr. McClendon’s unique role as co-founder of the Company, he is the only named executive officer with the opportunity to participate and invest as a working interest owner in the Company’s wells under the Founder Well Participation Program (the “FWPP”). The FWPP is described in greater detail under “Transactions with Related Persons—Founder Well Participation Program” on page 14.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 26

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2011 Other Named Executive Officer Compensation

The Compensation Committee takes a comprehensive approach in determining the mix and level of named executive officer compensation by making an overall assessment of the performance of the named executive officer team and the role and relative contribution of each member of that team. Each named executive officer’s 2011 compensation was based on a comprehensive, subjective review of his or her individual performance as described below.

Domenic J. (“Nick”) Dell’Osso, Jr.

Mr. Dell’Osso was appointed Executive Vice President and CFO in November 2010. In connection with his appointment, Mr. Dell’Osso entered into an employment agreement with the Company providing for a base salary, cash bonus, equity compensation and certain other benefits, as described below under “Employment Agreements” on page 31. With respect to Mr. Dell’Osso’s 2011 compensation, the Compensation Committee considered, among other things, the development and execution of the 25/25 Plan, the quality of the Company’s financial reporting, the negotiation and execution of various monetization transactions by Mr. Dell’Osso’s team and the Company’s successful hedging program, all in light of the impact of the foregoing on the Company’s overall outstanding performance.

Mr. Dell’Osso demonstrated exemplary performance in 2011. The Compensation Committee, therefore, believed his performance merited a cash bonus in an amount of $1,026,000 in 2011, an increase in the value of restricted stock awarded to $3,708,176 from $1,444,420 in 2010 and an increase in base salary to $600,000 from $450,000 in 2010.

Steven C. Dixon

Mr. Dixon’s total compensation is greater than that of our other named executive officers (except our CEO) in recognition of his broad-ranging responsibilities, experience and tenure with the Company. Among other factors the Compensation Committee considered the following, all in light of the impact on the Company’s overall outstanding performance:

•

the activity level of the Company’s exploration and development operations, including drilling an industry-leading total of 1,679 gross wells and connecting more than 1,400 wells, or about one every six hours in 2011;

•

the performance of the Company’s operations and primary resource plays, including producing nearly 1.2 Tcfe of natural gas and liquids in 2011 on a net basis, increasing our gross operated production to 6.4 Bcfe per day and finishing 2011 with 18.8 Tcfe of proved reserves, based on SEC pricing, after sales of 2.8 Tcfe of proved reserves;

•

his role in developing the Company’s key competitive advantages in new play identification, leasehold acquisition and large-scale drilling and completion programs, where we have ramped up to more than 30 rigs in a single play; and

•

his role in pursuing our goal to conduct our operations safer, better, faster, and more efficiently than our competition.

The Compensation Committee has maintained Mr. Dixon’s base salary at $860,000 since July 2008, and it will remain at that level through 2012 pursuant to his September 2009 employment agreement. Under his employment agreement, his annual bonus compensation may not exceed $1,361,000 during the three-year term. Mr. Dixon demonstrated exemplary performance in 2011. The Compensation Committee, therefore, believed his performance merited a cash bonus of $1,361,000 in 2011 and an increase in the value of restricted stock awarded to $6,813,778 from $5,099,200 in 2010.

Douglas J. Jacobson

With respect to Mr. Jacobson’s 2011 compensation, the Compensation Committee considered, among other things, the Company’s very active acquisition, divestiture and monetization programs, which include the negotiation and execution of the Company’s innovative joint venture arrangements and the execution of various monetization transactions by Mr. Jacobson’s team, all in light of the impact of the foregoing on the Company’s overall outstanding performance.

The Compensation Committee has maintained Mr. Jacobson’s base salary at $800,000 since July 2008, and it will remain at that level through 2012 pursuant to his September 2009 employment agreement. Under his employment agreement, Mr. Jacobson’s annual bonus compensation may not exceed $1,201,000 for the three-year term of such agreement. Mr. Jacobson demonstrated exemplary performance in 2011. The Compensation Committee, therefore, believed his performance merited a cash bonus of $1,201,000 in 2011 and an increase in the value of restricted stock awarded to $5,401,807 from $4,016,900 in 2010.

Martha A. Burger

With respect to Ms. Burger’s 2011 compensation, the Compensation Committee considered her successful management of the Company’s more than 13,000 employees and approximate 25% full-time job growth rate in 2011, our recognition by Fortune magazine as one of the “100 Best Companies to Work For” in the U.S. for the fifth consecutive year (and the highest listed Oklahoma-based employer and the top ranked exploration and production company), the Company’s outreach and charitable giving programs and the day-to-day operation of the Company’s facilities, all in light of the impact of the foregoing on the Company’s overall outstanding performance.

The Compensation Committee has maintained Ms. Burger’s base salary at $700,000 since July 2008. Ms. Burger demonstrated exemplary performance in 2011. The Compensation Committee, therefore, believed her performance merited a cash bonus in an amount of $1,398,563 in 2011 and an increase in the value of restricted stock awarded to $2,725,602 from $2,200,950 in 2010.

Perquisites

As discussed above, the perquisites we provided in 2011 exclusively to our executive vice presidents and senior vice presidents (but not our CEO) include reimbursements of monthly country club dues (which were eliminated starting in 2012) and limited personal use of fractionally owned Company aircraft.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 27

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Termination Arrangements

We maintain employment agreements with the named executive officers, the material terms of which are described throughout this proxy statement. The Compensation Committee periodically reviews the terms of the agreements, generally focusing on the permitted activities allowed for the named executive officers and the competitiveness, value and adequacy of the severance arrangements. Please refer to the narrative to the Post-Employment Compensation tables beginning on page 35 for additional details of the termination arrangements for the named executive officers.

Because of the cyclical nature of the industry and prevalence of mergers and acquisitions, executives in our industry are almost always protected against termination without cause. These termination provisions are integral to our ability to attract and retain key talent. We also believe such protection enables our executives to make decisions that are focused on the creation of shareholder value rather than their career interests. Because our CEO is ultimately responsible for the vision of the Company and the execution of the Company’s business strategy, our Compensation Committee believes that the CEO is entitled to cash compensation and benefits for the remainder of his then-current employment agreement in addition to immediate vesting of all unvested equity compensation and unvested Company matching contributions under the nonqualified deferred compensation plan. For the Company’s other named executive officers, we believe payment of base salary for one year, payment of any remaining unpaid portion of their 2008 Incentive Award and immediate vesting of all unvested equity compensation is appropriate given the risk and responsibility they have assumed.

Change of Control

We recognize that the named executive officers are not likely to be retained by a successor in the event of a change of control of the Company. Therefore, we provide the named executive officers (other than the CEO) with two years cash compensation plus payment of any remaining unpaid portion of their 2008 Incentive Award to motivate the named executive officers to continue to work for the Company, even if they perceive that a change of control is imminent. For the CEO, we provide change of control cash severance benefits equal to three years’ compensation if the CEO’s services are not retained under reasonable terms by the successor, i.e., a “double trigger.” If a change of control payment is triggered, all outstanding equity awards under the Company’s equity compensation plans and unvested Company matching contributions under the nonqualified deferred compensation plan immediately vest.

Retirement

The Compensation Committee has approved provisions in the employment agreements of our CEO, executive vice presidents and senior vice presidents that provide for accelerated vesting of unvested equity compensation on retirement. The percentage of unvested equity compensation to be vested upon retirement ranges from 0% to 100% based on the executive’s age and years of service at retirement. This provision recognizes the longevity of our named executive officer team and, because we do not have a pension plan, is intended to provide an incentive to motivate our executives to remain with the Company until retirement.

Incapacity

With respect to the termination of an executive officer resulting from an officer’s incapacity preventing continued service to the Company, we provide a lump sum payment of 26 weeks of base salary and of any remaining unpaid portion of the 2008 Incentive Award, together with the immediate vesting of the executive officer’s unvested equity compensation and unvested Company matching contributions under the nonqualified deferred compensation plan, which is intended to bridge the officer’s transition to another vocation or permanent disability insurance coverage. For the CEO, we provide compensation in the event of a termination without cause pursuant to the CEO’s employment agreement if the CEO’s employment is terminated because of incapacity, less any payments under disability plans provided by the Company.

Death

In the event of a named executive officer’s death, we provide a lump sum payment of 52 weeks of base salary and any remaining unpaid portion of the 2008 Incentive Award, immediate vesting of the executive officer’s unvested equity compensation, and unvested Company matching contributions under the nonqualified deferred compensation plan. With respect to the CEO, we provide limited continuation of accounting support or financial advisory services for the CEO’s estate, as appropriate to respect the officer’s previous contributions to the Company.

Relationship between Compensation Program and Risk

Our Compensation Committee believes our compensation programs do not encourage excessive or inappropriate risk taking for the reasons described in detail on page 4 under “Corporate Governance—Board Role in Risk Oversight”.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 28

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Accounting and Tax Treatment of Compensation

In structuring executive compensation, the Company analyzes the anticipated accounting and tax treatment of various arrangements and payments. Accounting for compensation arrangements is prescribed by the Financial Accounting Standards Board. In determining the design of our incentive arrangements, the accounting and tax treatment or method was considered, but the accounting for or deductibility of compensation is not a determinative factor in compensation decisions. In 2011, we awarded compensation that is not deductible under Section 162(m) of the Code because we believed it was consistent with our compensation objectives and would be in the best interest of the Company and its shareholders. Section 162(m) limits the annual tax deduction to $1 million for compensation paid by a publicly held company to its chief executive officer and each of the company’s three other most highly compensated named executive officers (other than the chief financial officer), unless certain performance-based requirements are met. None of the compensation in excess of $1 million paid to these covered employees in 2011 qualified as Section 162(m) performance-based compensation. However, the annual incentive and PSU Awards for 2012 were designed with the intent to qualify as performance-based compensation under Section 162(m).

Stock Ownership

Minimum Stock Ownership Guidelines

We have established stock ownership levels for our executive officers, including the named executive officers, because we believe stock ownership directly aligns their interests with those of our shareholders. We believe that Mr. McClendon’s stock ownership level of 500% of his combined salary and cash bonus compensation is the highest ownership level required among his large-cap peer group CEOs. The ownership level for each of Messrs. Dell’Osso, Dixon and Jacobson is 25,000 shares of the Company’s common stock and for Ms. Burger is 10,000 shares of the Company’s common stock. All of the named executive officers are currently in compliance with the stock ownership provisions of their respective employment agreements.

The Compensation Committee reviews a report of each executive officer’s stock ownership in June and December of each year. If any shortfall of the ownership levels should occur, the Compensation Committee anticipates addressing the matter on a case-by-case basis after consideration of the executive’s historical ownership, the cause for the shortfall and the expected period of time for restoring the ownership level.

Prohibition of Margining and Derivative or Speculative Transactions

Our Insider Trading Policy prohibits margining and derivative or speculative transactions involving Company stock in aggregate amounts up to the level set according to each named executive officer’s minimum stock ownership guideline. The transactions covered by the policy include trading in puts, calls, covered calls or other derivative products involving Company stock; engaging in hedging or monetization transactions with respect to Company stock; holding Company stock in a margin account; or pledging Company stock as collateral for a loan. We believe these prohibitions ensure that that the minimum ownership levels are effective in aligning each officer’s interests with those of our shareholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2011 Form 10-K and this proxy statement.

Members of the Compensation Committee:

Frank Keating, Chairman

Kathleen M. Eisbrenner

Charles T. Maxwell

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 29

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Executive Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(a)	Stock Awards(b)	Option Awards	Non- Equity Incentive Plan Compen- sation(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(d)	All Other Compen- sation(e)	Total
Aubrey K. McClendon Chairman of the Board and Chief Executive Officer	2011	$975,000	$1,951,000	$13,627,556	$—	$—	$—	$1,314,520	$17,868,076
	2010	975,000	1,951,000	16,804,500	—	—	—	1,314,452	21,044,952
	2009	975,000	1,951,000	14,049,200	—	—	—	1,576,096	18,551,296
Domenic J. (“Nick”) Dell’Osso, Jr. Executive Vice President and Chief Financial Officer	2011	559,904	1,026,000	3,708,176	—	—	—	429,586	5,723,665
	2010	353,385	651,000	1,444,420	—	—	—	60,254	2,509,059

Steven C. Dixon Executive Vice President—Operations and Geosciences and Chief Operating Officer	2011	860,000	3,764,125	6,813,778	—	—	—	791,632	12,229,535
	2010	860,000	3,764,125	5,099,200	—	—	—	697,969	10,421,294
	2009	860,000	3,764,125	3,053,550	—	—	—	609,398	8,287,073
Douglas J. Jacobson Executive Vice President—Acquisitions and Divestitures	2011	800,000	3,604,125	5,401,087	—	—	—	678,690	10,483,901
	2010	800,000	3,604,125	4,016,900	—	—	—	541,912	8,962,936
	2009	800,000	3,604,125	2,499,450	—	—	—	464,720	7,368,295
Martha A. Burger Senior Vice President—Human and Corporate Resources	2011	700,000	1,398,563	2,725,602	—	—	—	525,957	5,350,121
	2010	700,000	1,348,563	2,200,950	—	—	—	496,054	4,745,567
	2009	700,000	1,323,563	1,610,490	—	—	—	437,068	4,071,121

(a) The bonus amounts shown above as earned in 2011, 2010 and 2009 include (i) cash bonuses paid to the named executive officers in July of the respective year and January of the following year, (ii) the third, second and first installments of 2008 Incentive Awards paid on September 30, 2011, 2010 and 2009, respectively, to Messrs. Dixon and Jacobson and Ms. Burger in the amounts of $2,403,125, $2,403,125 and $432,563, respectively, and (iii) a special bonus of $100,000 awarded to Mr. Dell’Osso upon his promotion in 2010 to Executive Vice President and Chief Financial Officer.

(b) These amounts represent the aggregate grant date fair value of the awards, determined in accordance with applicable financial accounting standards. The value ultimately realized by the executive upon the actual vesting of the awards may be more or less than the grant date fair value. Refer to the Grants of Plan-Based Awards Table for 2011 for additional information regarding restricted stock awards made to the named executive officers in 2011. No dividends are accrued or paid on restricted stock awards until vested.

(c) The Company did not make any awards under non-equity incentive plans in 2011, 2010 or 2009.

(d) The Company does not have a pension plan. In addition, our nonqualified deferred compensation plan does not provide for above-market or preferential earnings. Our nonqualified deferred compensation plan is discussed in detail in the narrative to the Nonqualified Deferred Compensation Table for 2011.

(e) See the All Other Compensation Table below for additional information.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 30

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All Other Compensation Table

Name	Year	Personal Use of Fractionally Owned Company Aircraft(a)	Company Matching Contributions to Retirement Plans(b)	Other Perquisites and Benefits(c)	Total
Aubrey K. McClendon	2011	$500,000	$438,750	$375,770	$1,314,520
	2010	500,000	438,750	375,702	1,314,452
	2009	445,984	438,750	691,361	1,576,096
Domenic J. (“Nick”) Dell’Osso, Jr.	2011	237,046	172,673	19,867	429,586
	2010	27,655	16,500	16,099	60,254
Steven C. Dixon	2011	439,230	333,000	19,402	791,632
	2010	332,063	333,000	32,906	697,969
	2009	251,066	333,000	25,332	609,398
Douglas J. Jacobson	2011	359,249	300,000	19,441	678,690
	2010	216,978	300,000	24,934	541,912
	2009	128,266	300,000	36,454	464,720
Martha A. Burger	2011	263,730	244,500	17,727	525,957
	2010	225,148	240,000	30,906	496,054
	2009	176,372	237,000	23,696	437,068

(a) The value of personal use of fractionally owned Company aircraft is based on the incremental cost to the Company determined by the amount invoiced to the Company by NetJets for operating costs of such use, including the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees and trip-related parking/hangar costs, net of any applicable employee reimbursement. Since the fractionally owned Company aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on the usage, such as purchase costs and maintenance costs not related to trips.

(b) This column represents the matching contributions made by the Company for the benefit of the named executive officers under the 401(k) Plan and nonqualified deferred compensation plan. These plans are discussed in more detail in the narrative to the Nonqualified Deferred Compensation Table for 2011 beginning on page 34.

(c) This column represents the value of other benefits provided to the named executive officers. Included are amounts for supplemental life insurance premiums for all named executive officers and, other than Mr. McClendon, amounts for financial advisory services and monthly country club dues (reimbursement for such dues by the Company was eliminated beginning in 2012). The amounts reported in this column for Mr. McClendon in 2011 include (i) $250,000 for the costs related to personal accounting support provided to Mr. McClendon by our employees, net of reimbursement, and (ii) $121,570 for personal security provided to Mr. McClendon. Personal accounting support costs for Mr. McClendon include the following with respect to personnel providing such support: (i) cash compensation; (ii) equity compensation; (iii) Company matching contributions under the 401(k) Plan and deferred compensation plan; (iv) Company-paid life insurance premiums; and (v) overhead (utilities, office equipment, health and welfare benefit plans, etc.). The named executive officers also receive benefits for which there is no incremental cost to the Company, such as tickets to certain sporting events.

Employment Agreements

Below is a discussion of the employment agreements that we have entered into with our named executive officers. In addition to the terms described below, the employment agreements provide that payments will be due to the named executive officers upon the occurrence of specified events, such as termination of their employment or a change of control of the Company. See page 35 under “Post-Employment Compensation” for a discussion of payments due upon such events.

Aubrey K. McClendon

The Company’s current employment agreement with Mr. McClendon was effective March 1, 2009 and has an initial term expiring on December 31, 2013, which term automatically extends for one additional year on each December 31 unless the Company provides 30 days prior notice of non-extension. Such agreement provides, among other things, for (i) an annual base salary capped at $975,000 for the initial five-year term of the agreement; (ii) eligibility for annual bonus compensation not to exceed $1,951,000 for the initial five-year term of the agreement; (iii) eligibility for equity awards under the Company’s stock compensation plans; and (iv) health and other benefits, including personal accounting support. Mr. McClendon is required by his employment agreement to reimburse the Company for 100% of the cash salaries, cash bonuses, and Chesapeake’s portion of payroll taxes of the personnel who provide him such accounting support. Additionally, the agreement requires Mr. McClendon to reimburse the Company for indirect costs related to employees providing personal accounting support, which is calculated by multiplying the total reimbursable compensation as described above by a percentage determined by the Compensation Committee and Mr. McClendon. In 2011, Mr. McClendon timely reimbursed the Company for all such costs.

The Company owns fractional interests in several aircraft through the NetJets program. For safety, security and efficiency, Mr. McClendon is required by his employment agreement to use aircraft owned or leased by the Company for business and personal use. Mr. McClendon is not contractually required to reimburse the Company for any costs related to such use; however, the Compensation Committee may permit Mr. McClendon to reimburse the Company for any such costs. After consultation between Mr. McClendon and the Compensation Commmittee, it was agreed that Mr. McClendon would reimburse the Company approximately $650,000 related to his personal use of the Company aircraft in 2011.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 31

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Domenic J. (“Nick”) Dell’Osso, Jr.

The Company’s current employment agreement with Mr. Dell’Osso, which was effective November 5, 2010 and expires on September 30, 2012, provides for (i) a base salary of at least $450,000, $500,000 and $600,000 for calendar years 2010, 2011 and 2012, respectively; (ii) a special bonus of $100,000 and grant of 20,000 restricted shares of the Company’s stock awarded in connection with Mr. Dell’Osso’s promotion in 2010 to Executive Vice President and Chief Financial Officer; (iii) eligibility for annual bonus compensation of at least $500,000 and $700,000 in 2011 and 2012, respectively; (iv) eligibility for equity awards with a value of at least $1,250,000 and $2,400,000 in 2011 and 2012, respectively, under the Company’s stock compensation plans; and (iv) health and other benefits.

Steven C. Dixon

The Company’s current employment agreement with Mr. Dixon, which expires on September 30, 2012, provides for (i) an annual base salary not to exceed $860,000; (ii) eligibility for annual bonus compensation not to exceed $1,361,000; (iii) eligibility for equity awards under the Company’s stock compensation plans; (iv) health and other benefits; and (v) a 2008 Incentive Award, payable in four equal annual cash installments of $2,403,125. The final installment of the 2008 Incentive Award will be paid in September 2012. See page 26 under “Compensation Discussion and Analysis—2011 Named Executive Officer Compensation—2008 Incentive Awards” for a discussion of the 2008 Incentive Award.

Douglas J. Jacobson

The Company’s current employment agreement with Mr. Jacobson, which expires on September 30, 2012, provides for (i) an annual base salary not to exceed $800,000; (ii) eligibility for annual bonus compensation not to exceed $1,201,000; (iii) eligibility for equity awards under the Company’s stock compensation plans; (iv) health and other benefits; and (v) a 2008 Incentive Award, payable in four equal annual cash installments of $2,403,125. The final installment of the 2008 Incentive Award will be paid in September 2012. See page 26 under “Compensation Discussion and Analysis—2011 Named Executive Officer Compensation—2008 Incentive Awards” for a discussion of the 2008 Incentive Award.

Martha A. Burger

The Company’s current employment agreement with Ms. Burger, which expires on September 30, 2012, provides for (i) an initial annual base salary of $700,000; (ii) eligibility for annual bonus compensation; (iii) eligibility for equity awards under the Company’s stock compensation plans; (iv) health and other benefits; and (v) a 2008 Incentive Award, payable in four equal annual cash installments of $432,563. The final installment of the 2008 Incentive Award will be paid in September 2012. See page 26 under “Compensation Discussion and Analysis—2011 Named Executive Officer Compensation—2008 Incentive Awards” for a discussion of the 2008 Incentive Award.

In addition to the terms described below, the employment agreements provide that payments will be due to the named executive officers upon the occurrence of specified events, such as termination of their employment or a change of control of the Company. See page 35 under “Post-Employment Compensation” for a discussion of payments due upon such events.

Non-Employment Agreement Benefits

Aircraft Usage

Under the Company’s policy regarding the use of fractionally owned Company aircraft, our executive officers (other than Mr. McClendon, who is required by his employment agreement to use fractionally owned Company aircraft as discussed above) are entitled to personal use of fractionally owned company aircraft for up to a specified amount of flight time per calendar year in North America, the Caribbean and Mexico. In 2011, 100 hours were awarded to Mr. Dixon, 75 hours were awarded to each of Mr. Jacobson and Mr. Dell’Osso and 60 hours were awarded to Ms. Burger. We apply the IRS’s Standard Industry Fare Level valuation methodology to determine the taxable compensation attributable to our executive officers’ personal usage of fractionally owned Company aircraft.

Engineering Support

Mr. McClendon receives support services from certain of the Company’s reservoir engineering staff who provide reserve data and analysis related to accounting and personal financing transactions entered into by Mr. McClendon with respect to certain of his interests in the Company’s wells acquired under the FWPP (such program is described under “Transactions with Related Persons—Founder Well Participation Program” on page 14). In 2011, Mr. McClendon reimbursed the Company for the full cost of using such personnel, which was estimated to be approximately $315,000.

Personal Security

The Company’s executive security procedures, which prescribe the level of personal security to be provided to the CEO and other executive officers, are based on business-related security concerns and are an integral part of the Company’s overall risk management and security program. These procedures have been assessed by an independent security consulting firm and deemed necessary and appropriate for the protection of the named executive officers. The security services and equipment provided to the Company’s executive officers may be viewed as conveying personal benefits to the executives and, as a result, their values are required to be reported above in the Summary Compensation Table. In 2011, only the Company’s CEO received such services.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 32

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Grants of Plan-based Awards Table for 2011

Name	Grant Date	Approval Date(a)	All Other Stock Awards: Number of Shares of Stock(b)	Grant Date Fair Value(c)
Aubrey K. McClendon	January 3, 2011	December 16, 2010	250,000	$6,627,500
	July 1, 2011	June 9, 2011	232,560	7,000,056
			482,560	13,627,556
Domenic J. (“Nick”) Dell’Osso, Jr.	January 3, 2011	December 16, 2010	55,000	1,458,050
	July 1, 2011	June 9, 2011	74,755	2,250,126
			129,755	3,708,176
Steven C. Dixon	January 3, 2011	December 16, 2010	125,000	3,313,750
	July 1, 2011	June 9, 2011	116,280	3,500,028
			241,280	6,813,778
Douglas J. Jacobson	January 3, 2011	December 16, 2010	100,000	2,651,000
	July 1, 2011	June 9, 2011	91,365	2,750,087
			191,365	5,401,087
Martha A. Burger	January 3, 2011	December 16, 2010	50,000	1,325,500
	July 1, 2011	June 9, 2011	46,515	1,400,102
			96,515	2,725,602

(a) The Compensation Committee approved the restricted stock awards to the named executive officers at regularly scheduled meetings. Restricted stock awards approved on December 16, 2010 reflected a grant date of the first trading day of January 2011. Restricted stock awards approved on June 9, 2011 reflected a grant date of the first trading day of July 2011.

(b) The restricted stock awards vest ratably over four years from the date of the award. No dividends are accrued or paid on restricted stock awards until vested.

(c) The values shown in reference to restricted stock awards are based on the closing price of the Company’s common stock on the grant date.

Equity compensation for most of the Company’s employees, including the named executive officers, is reviewed in June and December of each year. As discussed under “Compensation Discussion and Analysis—2011 Other Named Executive Officer Compensation” on page 25, restricted stock is awarded effective the first trading day of January and July based on amounts approved by the Compensation Committee at its December and June meetings, respectively.

Outstanding Equity Awards at Fiscal Year End 2011 Table

	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options - Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested(a)		Market Value of Shares of Stock That Have Not Vested(b)
Aubrey K. McClendon	—	$—	—	1,505,060	(c)	$33,547,787
Domenic J. (“Nick”) Dell’Osso, Jr.	—	—	—	202,054	(d)	4,503,764
Steven C. Dixon	30,000	5.20	July 23, 2012	515,030	(e)	11,480,019
	25,000	7.80	January 8, 2013
	22,500	10.08	June 24, 2013
Douglas J. Jacobson	10,000	10.08	June 24, 2013	395,840	(f)	8,823,274
Martha A. Burger	—	—	—	216,715	(g)	4,830,577

(a) By their terms, all restricted stock awards vest ratably over four years from the grant date of the award.

(b) The value shown is based on the closing price of the Company’s common stock on December 30, 2011, $22.29 per share.

(c) Includes 82,500 shares of restricted stock granted January 2, 2008; 72,500 shares of restricted stock granted July 1, 2008; 187,500 shares of restricted stock granted January 2, 2009; 192,500 shares of restricted stock granted July 1, 2009; 337,500 shares of restricted stock granted January 4, 2010; 150,000 shares of restricted stock granted July 1, 2010; 250,000 shares of restricted stock granted January 3, 2011; and 232,560 shares of restricted stock granted July 1, 2011.

(d) Includes 1,549 shares of restricted stock granted September 30, 2008; 15,000 shares of restricted stock granted January 2, 2009; 10,000 shares of restricted stock granted July 1, 2009; 15,000 shares of restricted stock granted January 4, 2010; 15,750 shares of restricted stock granted July 1, 2010; 15,000 shares of restricted stock granted November 5, 2010; 55,000 shares of restricted stock granted January 3, 2011; and 74,755 shares of restricted stock granted July 1, 2011.

(e) Includes 16,500 shares of restricted stock granted January 2, 2008; 15,000 shares of restricted stock granted July 1, 2008; 2,250 shares of restricted stock granted October 1, 2008; 40,000 shares of restricted stock granted January 2, 2009; 42,500 shares of restricted stock granted July 1, 2009; 75,000 shares of restricted stock granted January 4, 2010; 82,500 shares of restricted stock granted July 1, 2010; 125,000 shares of restricted stock granted January 3, 2011; and 116,280 shares of restricted stock granted July 1, 2011.

(f) Includes 11,500 shares of restricted stock granted July 1, 2008; 1,725 shares of restricted stock granted October 1, 2008; 32,500 shares of restricted stock granted January 2, 2009; 35,000 shares of restricted stock granted July 1, 2009; 60,000 shares of restricted stock granted January 4, 2010; 63,750 shares of restricted stock granted July 1, 2010; 100,000 shares of restricted stock granted January 3, 2011; and 91,365 shares of restricted stock granted July 1, 2011.

(g) Includes 8,000 shares of restricted stock granted July 1, 2008; 1,200 shares of restricted stock granted October 1, 2008; 21,000 shares of restricted stock granted January 2, 2009; 22,500 shares of restricted stock granted July 1, 2009; 33,750 shares of restricted stock granted January 4, 2010; 33,750 shares of restricted stock granted July 1, 2010; 50,000 shares of restricted stock granted January 3, 2011; and 46,515 shares of restricted stock granted July 1, 2011.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 33

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Option Exercises and Stock Vested Table for 2011

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting(a)
Aubrey K. McClendon	677,500	$18,912,613
Domenic J. (“Nick”) Dell’Osso, Jr.	29,300	808,903
Steven C. Dixon	213,375	6,074,721
Douglas J. Jacobson	157,740	4,526,705
Martha A. Burger	106,830	3,072,888
(a) The value shown is based on the closing price of the Company’s common stock on the vesting dates.

Nonqualified Deferred Compensation Table for 2011

Name	Executive Contribution in Last Fiscal Year(a)	Registrant Contributions in Last Fiscal Year(b)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year- End(c)
Aubrey K. McClendon	$416,750	$416,750	$(1,258,544)	$—	$7,150,242
Domenic J. (“Nick”) Dell’Osso, Jr.	249,923	156,173	(34,805)	—	420,064
Steven C. Dixon	311,000	311,000	(373,887)	—	4,191,357
Douglas J. Jacobson	278,000	278,000	(225,118)	—	3,090,896
Martha A. Burger	222,500	222,500	(260,371)	—	3,511,364

(a) Executive contributions are included as compensation in the Salary and Bonus columns of the Summary Compensation Table.

(b) Company matching contributions are included as compensation in the All Other Compensation column of the Summary Compensation Table.

(c) The aggregate balances shown in this column include amounts that were reported in previous years as compensation to the executive officers as follows: Mr. McClendon $3,998,313, Mr. Dell’Osso $43,750, Mr. Dixon $2,817,624, Mr. Jacobson $2,550,812 and Ms. Burger $856,250.

The Company maintains the Chesapeake Energy Corporation Amended and Restated Deferred Compensation Plan (the “DCP”), a nonqualified deferred compensation plan. In 2011, the Company matched employee-participant contributions to the DCP, on a quarterly basis in arrears, in our common stock dollar for dollar for up to 15% of the employee-participant’s base salary and bonus in the aggregate for the 401(k) Plan and the DCP. Each quarterly matching contribution to the DCP vests at the rate of 25% per year over four years from the date of each contribution. At age 55 with at least 10 years of service with the Company, all currently unvested and future matching contributions are deemed 100% vested.

Non-employee directors are able to defer up to 100% of director fees into the DCP. Mr. Davidson and Senator Nickles deferred director fees into the DCP in 2011. Director contributions to the DCP are not eligible for matching contributions.

Participant contributions to the DCP are held in “Rabbi trusts”. Notional earnings on participant contributions are credited to each participant’s account based on the market rate of return of the available benchmark investment alternatives offered under the DCP. The benchmark investments are indexed to traded mutual funds and each participant allocates his or her contributions among the investment alternatives. Participants may change the asset allocation of their account balance or make changes to the allocation for future contributions at any time. Any unallocated portion of a participant’s account is deemed to be invested in the money market fund.

In 2011, the benchmark investments and their respective notional annual rates of return for the DCP were the following:

Benchmark Investment	2011 Rate of Return
3 Month T-Bill Index	0.05%
Barclays Capital US Aggregate Bond Index	7.84%
Barclays U.S. TIPS Index	13.56%
Russell 1000 Value Index	0.39%
S&P 500 Index	2.11%
Russell 1000 Growth Index	2.64%
Russell Midcap Value Index	-1.38%
Russell Mid-cap Index	-1.55%
Russell Midcap Growth Index	-1.65%
Russell 2000 Value Index	-5.50%
Russell 2000 Index	-4.18%
Russell 2000 Growth Index	-2.91%
MSCI EAFE Value Index	-12.17%
MSCI EAFE Growth Index	-12.11%
S&P GSCI U.S. Commodity Index	-1.18%

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Employees participating in the DCP who retire or terminate employment after attainment of age 55 with at least 10 years of service can elect to receive distributions of their vested account balances in full or partial lump sum payments or in installments up to a maximum of 20 annual payments. Upon retirement or termination of employment prior to the attainment of age 55 and at least 10 years of service with the Company, the employee will receive his or her entire account balance in a single lump sum. Participants can modify the distribution schedule for a retirement/termination distribution from lump sum to annual installments or from installments to lump sum if such modification requires that payments commence at least five years after retirement/termination and the modification is filed with the plan administrator at least twelve months prior to retirement/termination. Distributions from the DCP upon the death of a participant will be made in a single lump sum and upon a participant’s disability, as defined in the DCP, based on the participant’s retirement/termination distribution election. The Company has sole discretion to accelerate vesting of unvested Company matching contributions upon a participant’s death or disability. Under each named executive officer’s employment agreement, his or her unvested Company matching contributions in any nonqualified deferred compensation plan will become fully vested upon a termination without cause or upon his or her death or incapacity. Employees who are considered “key employees” for purposes of Section 409A of the Code must wait six months after retirement/termination before distributions may begin.

Any assets placed in trust by the Company to fund future obligations of the DCP are subject to the claims of creditors in the event of insolvency or bankruptcy, and participants are general creditors of the Company as to their deferred compensation in the DCP.

Post-Employment Compensation

As discussed on page 28 under “Compensation Discussion and Analysis—Termination Arrangements”, we provide our key employees and officers with certain compensation guarantees in the event of a termination without cause, change of control, retirement, incapacity or death. The termination arrangements with respect to our named executive officers are contained in their respective employment agreements and our long term incentive and deferred compensation plans. The discussion below describes these arrangements.

Termination without Cause

The Company may terminate its employment agreements with its named executive officers at any time without cause; however, upon such termination the named executive officers are entitled to continue to receive the following:

Aubrey K. McClendon

Base salary on the date of termination plus annual bonus compensation received during the twelve-month period preceding the termination date (collectively, “Base Compensation”) and benefits, including office space and personnel to provide accounting support and other services for personal business, investments and activities of Mr. McClendon and his immediate family members (subject to reimbursement as described under “Summary Compensation Table—Employment Agreements—Aubrey K. McClendon” above), and fractionally owned Company aircraft usage, but excluding participation in any retirement or deferred compensation plan, for the balance of the contract term. In addition, any unvested equity awards and deferred compensation will become immediately vested upon such termination.

Other Named Executive Officers

Base salary for 52 weeks, accelerated vesting of unvested equity compensation and unvested Company matching contributions under the 401(k) Plan and deferred compensation plan, plus acceleration of any unpaid installments of his or her 2008 Incentive Award, if applicable. If good reason exists for a named executive officer’s termination of his or her employment agreement, such as the elimination of the named executive officer’s position or a reduction in the named executive officer’s duties and/or reassignment of the named executive officer to a new position of less authority or reduction in base salary, then, subject to a cure period, such a termination will be treated as a termination without cause and the named executive officer will be entitled to the aforementioned severance benefits.

Change of Control

Upon a change of control, each named executive officer is entitled to the following:

Aubrey K. McClendon

If within three years after a change of control any one of the events described below occurs (each a “Change of Control Termination”), a severance payment in an amount equal to three times his Base Compensation paid over the remaining term of the agreement (unless Mr. McClendon elects to be paid in a lump sum) and immediate vesting of his unvested equity compensation and deferred compensation:

•

his employment agreement expires in accordance with its terms;

•

his employment agreement is not extended and he resigns within one year after such non-extension;

•

a required relocation of more than 25 miles from his then current place of employment;

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 35

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•

a default by the Company under his employment agreement;

•

the failure by the Company after a change of control to obtain the assumption of his employment agreement by any successor or parent of the Company; or

•

after a change of control, he agrees to remain employed by the Company for a period of three months to assist in the transition and thereafter resigns.

Other Named Executive Officers

A severance payment in an amount equal to 200% of the sum of (i) the named executive officer’s base salary as of the date of the change of control and (ii) bonus compensation paid to the named executive officer during the twelve-month period immediately prior to the change of control. In addition, all unvested equity compensation, 401(k) Plan amounts and deferred compensation will immediately vest and, if applicable, the remaining unpaid portion of the named executive officer’s 2008 Incentive Award will be paid in a lump sum.

A Change of Control is defined in our named executive officers’ employment agreements to include:

(1)

a person acquiring beneficial ownership of 30% or more of the Company’s outstanding common stock or the voting power of the Company’s existing voting securities unless one of the circumstances described in clause 3(i), (ii) and (iii) below exists or it is an acquisition directly from the Company or an acquisition by the Company or a Company employee benefit plan or, in the case of the employment agreements of named executive officers other than Mr. McClendon, an acquisition by or sponsored by Mr. McClendon;

(2)

a majority of the members of the Incumbent Board is replaced by directors who were not nominated or elected by the Incumbent Board (the current directors and directors later nominated or elected by a majority of such directors are referred to as the “Incumbent Board”);

(3)

the consummation of a business combination such as a reorganization, merger, consolidation or sale of all or substantially all of the Company’s assets unless following such business combination (i) the persons who beneficially owned the Company’s common stock and voting securities immediately prior to the business combination beneficially own more than 60% of such securities of the corporation resulting from the business combination in substantially the same proportions, (ii) no person beneficially owns 30% or more of such securities of the corporation resulting from the business combination unless such ownership existed prior to the business combination, and (iii) a majority of the members of the board of directors of the corporation resulting from the business combination were members of the Incumbent Board at the time of the execution or approval of the business combination agreement; and

(4)

the approval by the shareholders of a complete liquidation or dissolution of the Company.

Retirement

Upon retirement after the attainment of age 55 and specified length of service conditions set forth in each named executive officer’s employment agreement, each named executive officer will be eligible for immediate vesting of a specified portion of his or her unvested deferred compensation and equity compensation. The percentage of unvested equity compensation to be vested upon retirement ranges from 0% to 100% based on the executive’s age and years of service at retirement.

If Mr. McClendon retires from the Company prior to December 31, 2013, within 180 days after his retirement date Mr. McClendon would be required to pay to the Company an amount equal to the original $75 million amount of his 2008 well cost incentive award multiplied by a percentage equal to the number of full calendar months remaining between his termination date and December 31, 2013 divided by 60 months. Please read “Transactions with Related Persons—Founder Well Participation Program” beginning on page 14 for more information regarding the FWPP.

Incapacity

If a named executive officer becomes incapacitated, as determined by the Company’s Board, and is unable to perform the duties set out in his or her employment agreement for a period of three consecutive months (four consecutive months for Mr. McClendon), the Board may terminate his or her services. If such a termination should occur, the named executive officer is entitled to receive the following, which will be reduced by any benefits payable under disability plans provided by the Company:

Aubrey K. McClendon

Base Compensation and benefits, including office space and personnel to provide accounting support and other services for personal business, investments and activities of Mr. McClendon and his immediate family members (subject to reimbursement as described under “—Employment Agreements—Aubrey K. McClendon” above), and fractionally owned Company aircraft usage, but excluding participation in any retirement or deferred compensation plan, for the balance of the contract term. In addition, any unvested equity awards and deferred compensation will become immediately vested upon such termination.

Other Named Executive Officers

A lump sum payment of 26 weeks of base salary, accelerated vesting of unvested equity compensation and unvested Company matching contributions under the 401(k) Plan and deferred compensation plan, plus acceleration of any unpaid portion of the 2008 Incentive Award, if applicable.

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Death

If a named executive officer dies during the term of his or her employment agreement, the named executive officer’s estate is entitled to receive the following:

Aubrey K. McClendon

Continuation of base salary and accounting support for 52 weeks after the date of death. In addition, any unvested equity compensation and unvested Company matching contributions under the deferred compensation plan will vest upon death.

Other Named Executive Officers

A lump sum payment of 52 weeks of base salary, accelerated vesting of unvested equity compensation and unvested Company matching contributions under the 401(k) Plan and deferred compensation plan, plus acceleration of any unpaid portion of the 2008 Incentive Award, if applicable.

Payment Conditions

The named executive officers’ employment agreements also provide for a six-month non-competition period after termination of employment and prohibit disclosure of confidential information for a three-year period (or, with respect to Mr. McClendon, a one-year period) following the termination of the agreement. However, in accordance with Mr. McClendon’s employment agreement, compensation due Mr. McClendon as a result of a termination without cause, change of control or his incapacity would be paid out over the then remaining term of his employment agreement, which extends his agreement not to compete with the Company through the term of such payment, plus six months. In addition, the agreements with our executive officers contain non-solicitation restrictions with respect to employees, contractors, customers, vendors and subcontractors.

Termination and Change of Control Tables

The tables below provide estimates of the compensation and benefits that would have been payable under each of the above described arrangements if such termination events had been triggered as of December 31, 2011.

Aubrey K. McClendon

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control(a)	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance(b)	$14,630,000	$8,778,000	$—	$14,630,000	$975,000
Potential 2008 Well Cost Incentive Award Clawback	—	—	(30,000,000)	—	—
Acceleration of Equity Compensation:
Restricted Stock Awards	33,547,787	33,547,787	—	33,547,787	33,547,787
Deferred Comp Plan Matching	892,937	892,937	—	892,937	892,937
Benefits and Perquisites:
Benefit Continuation(c)	1,301,820	—	—	1,301,820	250,000
Accrued Vacation Pay	78,596	78,596	78,596	78,596	78,596
Personal Travel on Fractionally Owned Company Aircraft(b)	2,500,000	—	—	2,500,000	—
TOTAL	$52,951,141	$43,297,321	$(29,921,404)	$52,951,141	$35,744,321

(a) Assumes the occurrence of a Change of Control Termination following a change of control.

(b) Amounts and benefits payable under Termination without Cause and Incapacity of Executive will be paid over the balance of the term of the employment agreement (a five-year period assumed). Amounts payable as a result of incapacity would be reduced by any benefits payable under disability plans provided by the Company.

(c) Amounts consist of health, life and disability insurance benefits and personal accounting support.

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Domenic J. (“Nick”) Dell’Osso, Jr.

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance	$600,000	$3,252,000	$—	$300,000	$600,000
Acceleration of Equity Compensation:
Restricted Stock Awards	4,503,784	4,503,784	—	4,503,784	4,503,784
401(k) Plan and Deferred Comp Plan Matching	150,770	150,770	—	150,770	150,770
Benefits and Perquisites:
Accrued Vacation Pay	30,095	30,095	30,095	30,095	30,095
TOTAL	$5,284,649	$7,936,649	$30,095	$4,984,649	$5,284,649

Steven C. Dixon

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance	$860,000	$4,442,000	$—	$430,000	$860,000
Acceleration of 2008 Incentive Award	2,403,125	2,403,125	—	2,403,125	2,403,125
Acceleration of Equity Compensation:
Restricted Stock Awards	11,480,019	11,480,019	—	11,480,019	11,480,019
Deferred Comp Plan Matching	668,499	668,499	—	668,499	668,499
Benefits and Perquisites:
Accrued Vacation Pay	5,075	5,075	5,075	5,075	5,075
TOTAL	$15,416,718	$18,998,718	$5,075	$14,986,718	$15,416,718

Douglas J. Jacobson

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance	$800,000	$4,002,000	$—	$400,000	$800,000
Acceleration of 2008 Incentive Award	2,403,125	2,403,125	—	2,403,125	2,403,125
Acceleration of Equity Compensation:
Restricted Stock Awards	8,823,274	8,823,274	8,823,274	8,823,274	8,823,274
Deferred Comp Plan Matching	671,710	671,710	671,710	671,710	671,710
Benefits and Perquisites:
Accrued Vacation Pay	40,969	40,969	40,969	40,969	40,969
TOTAL	$12,739,078	$15,941,078	$9,535,953	$12,339,078	$12,739,078

Martha A. Burger

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance	$700,000	$3,332,000	$—	$350,000	$700,000
Acceleration of 2008 Incentive Award	432,563	432,563	—	432,563	432,563
Acceleration of Equity Compensation:
Restricted Stock Awards	4,830,577	4,830,577	4,830,577	4,830,577	4,830,577
Deferred Comp Plan Matching	564,734	564,734	564,734	564,734	564,734
Benefits and Perquisites:
Accrued Vacation Pay	45,142	45,142	45,142	45,142	45,142
TOTAL	$6,573,016	$9,205,016	$5,440,453	$6,223,016	$6,573,016

In addition to the amounts shown above, the named executive officers would have been entitled to receive the distributions reflected in the Aggregate Balance at Last Fiscal Year-End column of the Nonqualified Deferred Compensation Table for 2011 below (payments of which may be deferred to satisfy the provisions of Section 409A or made over time pursuant to individual elections).

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 38

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Voting Item 3:   Shareholder Advisory Vote to Approve Named Executive Officer Compensation

In accordance with Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers. The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The affirmative vote of the holders of a majority of the shares of common stock present at the meeting, in person or by proxy, will be required for approval of the shareholder advisory vote on named executive officer compensation. Our Board has approved the Chesapeake Energy Corporation 2012 Annual Incentive Plan.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.

Even though this vote is advisory and not binding on the Company or the Board in any way, we value the opinions of our shareholders expressed through your vote on this item. Accordingly, the Compensation Committee will evaluate the outcome of this vote in making future compensation decisions with respect to our named executive officers.

The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

Voting Item 4:   Proposal to Amend Long Term Incentive Plan

We are asking shareholders to vote to approve an amendment to our LTIP to (i) increase the number of shares of common stock which are available for awards under the LTIP by 6,500,000 shares and (ii) make certain revisions to clarify the treatment of PSUs under the LTIP. Our shareholders initially approved the LTIP on June 10, 2005 and have approved amendments to increase the shares available under the LTIP each year thereafter. Our Board approved the amendment, subject to shareholder approval, at its meeting on March 1, 2012. The full text of the LTIP, as proposed to be amended, is included as Exhibit D to this proxy statement.

The Company’s management believes that in order to effectively execute our business strategy, it is essential for us to manage our talent in an industry where there is extreme competition for qualified individuals by (1) attracting highly qualified new industry professionals; (2) rewarding and retaining our experienced professionals; and (3) properly developing our less experienced employees. Chesapeake meets this talent challenge through a comprehensive human resource strategy that addresses it on multiple fronts—one key component of which is the issuance of restricted stock awards. We believe stock-based compensation fosters and promotes the sustained progress, growth and profitability of the Company by:

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attracting, motivating and retaining individuals of exceptional ability;

•

allowing employees, directors and consultants to acquire a proprietary and vested interest in the growth and performance of the Company;

•

providing incentives and rewards to employees, directors and consultants who are in a position to contribute materially to the success and long-term objectives of the Company; and

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aligning the interests of employees and directors with those of the Company’s shareholders.

Such a culture makes Chesapeake an employer of choice when we are recruiting new talent and is supported by the Company’s inclusion in the Fortune 100 Best Companies to Work For® for the past five years running, with our highest ranking of #18 in 2012, Computerworld’s 100 Best Places to Work in IT, with our highest ranking of #7 in 2011, and among the finalists for CivilianJobs.com’s 2012 Most Valuable Employers for Military®.

As the Company’s assets and revenues have grown dramatically over the last several years, so have the number of employees, with the Company now employing over 13,000 employees, which is a 25% increase in the last year and a more than 500% increase since the LTIP was adopted in 2005. The Company typically grants restricted stock to all employees upon joining the Company and semi-annually thereafter. The rapid growth of the Company, combined with the extreme competition in the industry for highly qualified talent, as discussed previously, has increased the importance of equity-based compensation as a key component for employee recruitment and retention and the need for additional shares under the LTIP. The Board and management believe that stock-based compensation and employee and director stock ownership have greatly contributed to the Company’s growth and success to date and should continue to contribute to its success in the future.

The additional 6,500,000 shares of common stock the Board has reserved for issuance under the LTIP pursuant to the amendment represent less than 1.0% of our outstanding common shares and less than 0.8% of our fully diluted common shares.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 39

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Equity Compensation Plan Information

The following table provides information as of December 31, 2011 about shares of the Company’s common stock issuable under the equity compensation plans we maintain for our employees, consultants and directors:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	515,261	$11.41	9,312,586	(1)
Equity compensation plans not approved by shareholders	536,153	$8.34	—
TOTAL	1,051,414	$9.84	9,312,586

(1) Consists of 9,193,144 shares available under the LTIP pursuant to the types of awards described on pages 41 and 42, 89,442 shares available for issuances of restricted stock and shares underlying stock options granted under our 2003 Stock Incentive Plan and 30,000 shares of common stock issuable under our 2003 Stock Award Plan for Non-Employee Directors. As shown in the table below, only 6,172,982 shares remain available for issuance under the LTIP, 2003 Stock Incentive Plan and 2003 Stock Award Plan for Non-Employee Directors after accounting for awards made to employees in the first quarter of 2012.

The material features of all our plans are described in note 8 of the notes to our financial statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2011.

As of the Record Date, stock options outstanding and shares available for issuance under the Company’s stock incentive plans are the following:

	LTIP	2003 Stock Incentive Plan	Terminated Plans	Total
Outstanding stock options, 12/31/11	100,000	—	951,414	1,051,414
Granted	—	—	—	—
Exercised	—	—	(110,028)	(110,028)
Canceled/forfeited	—	—	—	—
Outstanding stock options, 4/10/12	100,000	—	841,386	941,386
Shares available for future awards, 12/31/11	9,193,144	89,442	—	9,312,586	(a)
Regular semi-annual and new hire awards(b)	(4,525,663)	(182,619)	—	(4,708,282)
Canceled/forfeited/traded for taxes	1,459,828	108,850	—	1,568,678
Shares available for future awards, 4/10/12(c)	6,127,309	15,673	—	6,172,982

(a) Amount includes 30,000 shares of common stock issuable under our 2003 Stock Award Plan for Non-Employee Directors. Because only unrestricted stock is awarded from this plan, there are no unvested awards or any outstanding options under this plan.

(b) Amounts represent shares of restricted stock awarded Company-wide on January 3, 2012 and to newly hired employees on the last trading days of January, February and March 2012.

(c) As of the Record Date, the Company had 20,430,694 shares of granted, but unvested, restricted stock outstanding.

As of the Record Date, the weighted average exercise price of all outstanding stock options is $10.1687 per share and the weighted average remaining contractual life is approximately 1.22.

The selection of officers, employees, consultants and non-employee directors who will receive future awards under the LTIP and the size and types of awards will be determined by the ECBC, Compensation Committee and Board, as applicable. The Board is currently reviewing the equity compensation of non-employee directors for 2012. It is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups eligible to receive future awards.

Amended Plan Features

The terms of the LTIP proposed to be amended are (i) an increase in the number of shares of common stock available for issuance, (ii) certain revisions to accommodate the award of PSUs under the LTIP and (iii) updates or clarifications to certain provisions, as generally described below. The following summary of the material features of our LTIP (including the proposed amendment) does not purport to be complete and is qualified in its entirety by reference to the specific language of our LTIP, which is attached to this proxy statement as Exhibit D.

Administration

The Compensation Committee of the Board has overall authority to administer the LTIP. The Board may designate another committee or committees to administer the LTIP with respect to non-executive officers. The Board has designated the ECBC to grant and determine the terms and conditions of awards granted to employees who are not executive officers. The Compensation Committee and ECBC are, collectively, the “Committee”. Governor Keating, Mr. Maxwell and Ms. Eisbrenner serve as the Compensation Committee and Mr. McClendon serves as the ECBC for the purpose of granting equity awards to employees who are not executive officers. Any awards or formula for granting awards under the LTIP made to non-employee directors must be approved by the Compensation Committee. The Compensation Committee is authorized and has complete discretion to formulate policies and establish rules and regulations for the administration of the LTIP.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 40

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Eligible Participants

As of the Record Date, the Company had over 13,000 employees (eight of whom were executive officers) and eight non-employee directors who were eligible to participate in the LTIP. The Committee determines from time to time the awards to be granted under the LTIP, taking into account the duties of the respective participants, their present and potential contributions to the success of the Company and such other factors as the Committee deems relevant.

Shares Available for Award

Subject to the approval of the shareholders, the aggregate number of shares of common stock which are available for award under the LTIP will not exceed 49,500,000 shares, an increase of 6,500,000 shares from the presently authorized 43,000,000 shares. Any of the authorized shares of common stock may be used for any of the types of awards described in the LTIP, except that no more than 3,000,000 shares of common stock may be issued pursuant to incentive stock options. The aggregate number of shares of common stock underlying options and stock appreciation rights that may be granted to any participant in any calendar year will not exceed 1,000,000 shares and the aggregate number of shares of common stock pursuant to restricted stock, performance awards or other stock awards granted to any participant in any calendar year will not exceed 1,000,000 shares. For purposes of performance share unit awards, which are payable solely in cash, the annual grant limit relates to the target number of shares of common stock allocated to such awards for a participant in a given year. In addition, the maximum amount payable to a participant pursuant to a performance share unit award with respect to a performance period may not exceed the value of 3,000,000 shares of common stock.

Common stock that is related to awards that (i) are forfeited, cancelled, terminated or expire prior to the delivery of the common stock; (ii) are ultimately paid in cash rather than common stock; (iii) are surrendered in order to satisfy payment of the exercise price of an option; or (iv) are tendered or withheld in order to satisfy payment of withholding tax obligations, will again be available for future awards under the LTIP. Common stock related to performance awards or other stock awards that are payable exclusively in cash will be available for future awards under the LTIP.

The LTIP provides for appropriate adjustments in the event of a merger, consolidation, recapitalization, stock split, combination of shares, stock dividend or similar transaction involving the Company.

Types of Awards

The LTIP authorizes the issuance of the following types of awards:

•

Options. Incentive stock options and nonqualified stock options may be granted under the LTIP. The exercise price of options may not be less than the fair market value of our common stock on the date of grant (or 110% of the fair market value of such shares in the case of an incentive stock option granted to a person who holds more than 10% of the combined voting power of the Company’s outstanding securities) and no option may be exercised after the expiration of ten years from the date of grant. An option may be exercised only to the extent that the option is vested in accordance with a schedule determined by the Committee in its sole discretion.

•

Incentive stock options (may only be granted to employees). The aggregate fair market value (determined as of the grant date) of the stock which an optionee may first have the right to acquire pursuant to the exercise of any incentive stock options in any calendar year under all incentive stock options of the Company may not exceed $100,000. In the event options exceed the $100,000 annual limitation, the optionee will be deemed to have been granted incentive stock options with respect to shares within the $100,000 limitation and nonqualified stock options with respect to shares which cause such limitation to be exceeded. The fair market value of shares of common stock is determined by reference to the reported closing price on the NYSE on the date of grant.

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Stock appreciation rights. SARs may be granted to participants alone or in tandem with concurrently or previously issued stock options. The exercise price of a SAR may not be less than the fair market value of our common stock on the date of grant and no SAR may be exercised after the expiration of ten years from the date of grant. A SAR issued in tandem with an option will only be exercisable to the extent that the related option is exercisable and when a tandem SAR is exercised, the option to which it relates will cease to be exercisable, to the extent of the number of shares with respect to which the tandem SAR is exercised. Similarly, when the option is exercised, the tandem SARs relating to the shares covered by such option exercise will terminate. The payment of the appreciation associated with the exercise of a SAR will be made by the Company in shares of our common stock.

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Performance awards and performance measures. Performance awards issued under the LTIP will become payable in accordance with the achievement of certain performance or other criteria as determined by the Compensation Committee. Performance measures may be based on the achievement of target levels of one or more of the following: aggregate earnings, earnings per share, share price, net income, operating income, gross revenue, cash flows, reserve additions or replacements, progress toward debt reduction goals, credit rating upgrades, production volume, meeting geographic expansion goals, objectively identified project milestones, market share, expense levels, finding costs, operating costs, overhead or other costs, drilling results, new discoveries, development or use of new technology, acquisitions and divestitures, risk management activities, asset monetization strategies, environmental compliance and safety and accident rates, return on equity, total or comparative shareholder return, or changes in capital structure. Approval of the amendment of the LTIP will be considered approval of the use of these performance measures for purposes of Section 162(m) of the Code. The Committee has the discretion to (i) permit a participant who ceases to be an eligible participant in the LTIP before the end of any performance period, or the personal representative of a deceased participant, to continue to be subject to a performance award relative to the current performance period until such awards are forfeited or earned pursuant to their terms and conditions; or (ii) authorize the payment to such participant, or the personal representative of a deceased participant, of the performance shares which would have been paid to the participant had the participant remained an eligible participant in the LTIP to the end of the performance period. A participation period may be no less than one year in duration.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 41

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Restricted stock. Restricted stock issued under the LTIP will vest in accordance with a schedule or achievement of certain performance or other criteria as determined by the Committee. The Committee has the discretion to grant a holder of restricted stock the right to vote such shares and to receive dividends. The minimum restriction period applicable to any restricted stock that is not subject to performance criteria will be three years from the date of grant.

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Other stock awards. The Committee, in its sole discretion, may specify the terms and provisions of other forms of equity-based or equity-related awards not described above which the Committee determines to be consistent with the purpose of the LTIP and the interests of the Company, which awards may provide for cash payments based in whole or in part on the value or future value of our common stock, for the acquisition or future acquisition of common stock, or any combination thereof. The minimum restriction period applicable to other stock awards that are not subject to performance criteria will be three years from the date of grant.

No Discounted Options or SARs; No Repricing; No Dividend Equivalents

The LTIP does not permit the granting of discounted stock options or SARs and, without the approval of shareholders, prohibits the repricing or cancellation and re-grant of stock options, and the repurchase of underwater stock options or SARs. The LTIP also prohibits dividend equivalents with respect to stock options and SARs.

Fundamental Transaction; Change of Control

Upon the occurrence of a fundamental transaction or a change of control, (i) all outstanding options and SARs will be fully exercisable and any unexercised options and SARs will terminate; (ii) restrictions on outstanding restricted stock, other stock awards and cash awards will lapse; and (iii) each outstanding performance award is deemed to have achieved a level of performance that would cause all of the performance shares to become payable. A fundamental transaction is defined as the merger of the Company with another entity in which the Company is not the surviving entity or other business combination or transaction resulting in other securities being substituted for our common stock or our common stock no longer being issued.

Termination and Amendment

The LTIP will terminate at midnight, September 30, 2014, but will continue in effect until all matters relating to the exercise or settlement of awards outstanding as of the time of termination of the LTIP have been completed. Prior to such time, the LTIP may be earlier terminated or amended by the Board. Shareholder approval is required for any amendment to the LTIP if (i) such approval is necessary or desirable to qualify or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply, or (ii) in the opinion of counsel to the Company, shareholder approval is required by any federal or state laws or regulations or the rules of any stock exchange on which the common stock may be listed.

Acceleration of Vesting of Awards

The Committee has the sole discretion to accelerate the vesting of unvested awards in the case of retirement from employment or service on the Board, death, disability or involuntary termination, except to the extent that such acceleration would cause an award that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code to not so qualify.

Transferability

Awards are not transferable except by will or by the laws of descent and distribution; however, options held by non-employee directors may be transferable under certain circumstances, as determined by the Committee.

U.S. Federal Income Tax Consequences

Under current federal tax law, the following are the U.S. federal income tax consequences generally arising with respect to restricted stock, performance shares, other stock awards and options granted under the LTIP. The discussion is not a complete analysis of all federal income tax consequences and does not cover all specific transactions which may occur.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 42

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Absent the filing of a Section 83(b) election with the IRS, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of restricted stock, performance shares or other stock awards. Upon the vesting of an award for which no payment was made by the participant, the participant will recognize ordinary income in an amount equal to the fair market value of the common stock on the vesting date. Income recognized upon vesting by a participant who is an employee will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. Stock awards provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. A participant’s adjusted basis in the common stock received through stock awards is equal to any ordinary income related to the award recognized by the participant. If a participant thereafter sells the common stock, any amount realized over (under) the adjusted basis of the common stock will constitute capital gain (loss) to the participant for U.S. federal income tax purposes. If a participant forfeits an award prior to its vesting, the participant will not recognize any ordinary income as a result of such forfeiture.

Upon the grant of restricted stock, performance shares or other stock awards, the participant may file an election under Section 83(b) of the Code to accelerate the recognition of ordinary income to the grant date of the award. Such ordinary income is equal to the fair market value of the common stock on the grant date (assuming no payment by the participant for the stock) and is considered compensation subject to withholding for employees. If a participant subsequently forfeits the stock or the stock depreciates in value after a Section 83(b) election is filed, the participant will not be eligible for capital loss treatment with respect to the stock.

There are no tax consequences associated with the grant or timely exercise of an incentive stock option. If a participant holds the common stock acquired upon the exercise of an incentive stock option for at least one year after exercise and two years after the grant of the option, the participant will recognize capital gain or loss upon sale of the common stock equal to the difference between the amount realized on the sale and the exercise price. If the common stock is not held for the required period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price, up to the amount of the gain on disposition. Any additional gain realized by the participant upon disposition will be capital gain. The excess of the fair market value of common stock received upon the exercise of an incentive stock option over the option price for the common stock is a preference item for purposes of the alternative minimum tax. An expense deduction by the Company in connection with the exercise of an incentive stock option is not allowed unless the participant recognizes ordinary income.

Generally, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the amount of the exercise price. Income recognized by a participant who is an employee, upon the exercise of a nonqualified stock option, will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. Nonqualified stock options provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. The adjusted basis of common stock transferred to a participant pursuant to the exercise of a nonqualified stock option is the price paid for the common stock plus an amount equal to any income recognized by the participant as a result of the exercise of the option. If a participant thereafter sells common stock acquired upon exercise of a nonqualified stock option, any amount realized over (under) the adjusted basis of the common stock will constitute capital gain (loss) to the participant for U.S. federal income tax purposes.

If a participant surrenders common stock which the participant already owns as payment for the exercise price of a stock option, the participant will not recognize gain or loss as a result of such surrender. The number of shares received upon exercise of the option equal to the number of shares surrendered will have a tax basis equal to the tax basis of the surrendered shares. The holding period for such shares will include the holding period for the shares surrendered. The remaining shares received will have a basis equal to the amount of income the participant recognizes upon receipt of such shares. The participant’s holding period for such shares will commence on the day after such exercise.

Generally, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of a stand-alone or tandem SAR. Upon exercise of a SAR, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the amount of the exercise price. Income recognized by a participant who is an employee, upon the exercise of a SAR, will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. SARs provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. The adjusted basis of common stock transferred to a participant pursuant to the exercise of a SAR is the price paid for the common stock plus an amount equal to any income recognized by the participant as a result of the exercise of the SAR. If a participant thereafter sells common stock acquired upon exercise of a SAR, any amount realized over (under) the adjusted basis of the common stock will constitute capital gain (loss) to the participant for U.S. federal income tax purposes.

Upon the receipt of a cash award, the participant will recognize ordinary income in an amount equal to the cash received. Income recognized upon the receipt of a cash award by a participant who is an employee will be considered compensation subject to withholding at the time the cash is received and, therefore, the Company must properly withhold the required tax.

Section 162(m) limits the annual tax deduction to $1 million for compensation paid by a publicly held company to its chief executive officer and each of the company’s three other most highly compensated named executive officers (other than the chief financial officer), unless certain performance-based requirements are met. Stock option and stock appreciation rights granted under the LTIP meet the performance-based requirements. PSUs and other awards will meet such requirements if they are subject to performance objectives and administered in a manner that satisfies Code Section 162(m).

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 43

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Vote Required

The affirmative vote of the holders of a majority of the shares of common stock present at the meeting, in person or by proxy, will be required for approval of the amendment to the LTIP. In addition, the NYSE requires that the total votes cast on this proposal must represent greater than 50% of all shares entitled to vote. That is, the total number of votes cast “for” and “against” the proposal must exceed 50% of the outstanding shares of common stock entitled to vote.

The Board of Directors recommends a vote “FOR” the amendment of the Long Term Incentive Plan.

Voting Item 5:  Proposal to Approve Annual Incentive Plan

We ask that you approve the Chesapeake Energy Corporation 2012 Annual Incentive Plan (the “AIP”), our new cash-based incentive program that utilizes pre-determined performance goals in determining award payouts and is an integral part of the Company's new approach to pay-for-performance compensation. This approach is more fully described under “Executive Compensation – Compensation Discussion and Analysis” on page 17. Our Board approved the AIP, subject to shareholder approval, at its meeting on December 16, 2011.

The purpose of the AIP is to provide cash-based incentive compensation to those officers, executives, and key employees who, in the opinion of the Company, contribute significantly to the growth and success of the Company; to attract and retain individuals of outstanding ability; and to align the interests of those who hold positions of major responsibility in the Company with the interests of our shareholders. Awards made under the AIP are intended to comply with Section 162(m) of the Code, and comply with, or be exempt from, Section 409(a) of the Code. Approval by shareholders makes cash incentive awards granted under the AIP eligible, subject to other conditions, to qualify as “performance-based” compensation under Section 162(m) of the Code. This should permit the Company to deduct amounts paid as compensation under the AIP. The Company has granted awards under the AIP for 2012, subject to shareholder approval of the AIP. If our shareholders do not approve the AIP, no payments will be made with respect to such awards pursuant to the AIP.

The following is a general description of the material terms of the AIP. This summary is qualified in its entirety by reference to the terms of the AIP, a copy of which is included as Exhibit B to this proxy statement, and shareholders are urged to review it together with the following information.

Plan Features

Administration

The AIP will be administered by the Compensation Committee of the Board or another committee appointed by the Board, in either case consisting of two or more “outside directors” within the meaning of Section 162(m) of the Code. The Compensation Committee may adopt rules and regulations for carrying out the plan and has full authority and discretion with respect to awards made under the Plan, including (i) selecting participants, (ii) establishing the terms of each award, (iii) establishing restrictions and conditions to which the payment of awards may be subject and (iv) reducing or eliminating any award granted to any participant for any reason. All determinations, interpretations or other actions made or taken by the Compensation Committee pursuant to the provisions of the plan will be conclusive and binding for all purposes and on all persons.

Participation

Each officer, executive and key employee who is selected and approved by the Compensation Committee to participate in the AIP is eligible to be granted awards for the relevant performance period. To fully comply with and meet the requirements of Section 162(m), certain provisions of the AIP may be deemed void to the extent such provisions conflict with Section 162(m). It is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups eligible to receive future awards.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 44

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Eligibility

For participants to be eligible for a cash payment from an award granted under the AIP, the Company must first achieve one of the following specified objective minimum standards:

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the Company shall attain operating cash flow in respect of a performance period equal to at least 50% of the operating cash flow achieved during the corresponding period of the prior year;

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the Company shall attain natural gas and oil production in respect of a performance period equal to at least 75% of the production achieved during the corresponding period of the prior year; or

•

the Company’s long-term indebtedness per unit of proved reserves shall be $0.50/mcfe or less as of the last day of a performance period.

Performance Goals

Once award eligibility has been established, the Compensation Committee will determine the payment amount of individual awards following the end of the performance period based on the Compensation Committee’s evaluation of the achievement level of pre-established performance goals and the predetermined award payout levels. Such performance goals shall be established prior to the beginning of each performance period established by the Compensation Committee, or as soon as practicable thereafter (but within the time limitation of Section 162(m)) and may be based on any combination of Company and individual performance criteria set forth in the AIP. The Compensation Committee has discretion to decrease, but not increase, the payment amount of an award.

Payments

All awards will be payable in cash no later than March 15 of the year immediately following the year in which the performance period expires. The maximum amount payable under the AIP to a participant for any performance period will not exceed the lesser of 300% of the participant’s base salary or $10,000,000.

Termination of Employment

In the event of a participant's termination of employment by the Company due to death, disability or retirement, the final award of such participant will be reduced to reflect participation prior to the termination only. In the event of any other kind of termination of service, the participant's award respecting the performance period during which the termination occurred will be forfeited; provided, however, that the Compensation Committee has the discretion to pay a partial award for the portion of the year that the participant was employed by the Company.

Fundamental Transaction; Change of Control

Upon the occurrence of a fundamental transaction or a change of control, the objective minimum standard shall be deemed to have been met and each outstanding award shall be deemed to have achieved a level of performance equal to the higher of (i) such performance level as required to achieve a bonus payment equal to 100% of such participant’s base salary or (ii) the actual performance level achieved as of the occurrence of such fundamental transaction of change of control (adjusting, in the Compensation Committee’s discretion, such performance goals by measuring performance criteria by an altered performance period ending on the date of the fundamental transaction or change of control).

Clawback of Awards

Any awards granted under the AIP to participants may be reduced or subject to recoupment to the extent required by applicable laws, rules and regulations or securities exchange listing requirements.

Duration of the AIP

Subject to approval by our shareholders, the AIP will become effective as of the Company’s 2012 Annual Meeting of Shareholders, and shall remain in effect until terminated by the Board or the Compensation Committee.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 45

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Amendment

The Board or the Compensation Committee may, at any time, amend any or all of the provisions of the AIP or suspend or terminate it. No amendment, suspension or termination may reduce the rights of a participant under an award without the participant's consent.

Transferability

Awards are not transferable except by testamentary will or by the laws of descent and as otherwise expressly permitted by the AIP.

New Plan Benefits

Amounts to be paid pursuant to the AIP are not determinable and it is unknown whether the Company will meet one of the objective minimum standards detailed above or the other performance goals pre-established by the Compensation Committee for 2012 or thereafter. The table below reflects the maximum amounts payable pursuant to the awards made under the AIP in 2012, assuming we achieve one of the objective minimum standards in 2012 and based on the participant’s current base salary multiplied by 300% for the CEO, 250% for executive vice presidents and 200% for senior vice presidents. The amounts payable pursuant to an award under the AIP may decrease, however, reflecting the Compensation Committee’s evaluation of the achievement level of pre-established performance goals following the end of the performance period. Consequently, the actual amounts we will pay pursuant to the 2012 awards, if our shareholders approve the AIP, could be less than the amounts shown below.

Name and Position	Maximum Dollar Value(a)
Aubrey K. McClendon Chairman of the Board and Chief Executive Officer	$1,951,000
Domenic J. (“Nick”) Dell’Osso, Jr. Executive Vice President and Chief Financial Officer	1,812,500
Steven C. Dixon Executive Vice President—Operations and Geosciences and Chief Operating Officer	1,361,000
Douglas J. Jacobson Executive Vice President—Acquisitions and Divestitures	1,201,000
Martha A. Burger Senior Vice President—Human and Corporate Resources	1,450,000
Executive Group	11,875,000
Non-Executive Officer Employee Group	10,050,000
Non-Executive Director Group	0

(a) The bonus amounts shown for Messrs. McClendon, Dixon and Jacobson reflect contractual caps on annual cash bonus payments pursuant to their existing employment agreements with the Company. The aggregate maximum bonus amount payable to the Executive Group, which consists of the Company’s executive officers, shown above also reflects these contractual caps.

U.S. Federal Income Tax Consequences

Under current federal tax law, the following are the U.S. federal income tax consequences generally arising with respect to awards granted under the AIP. The discussion is not a complete analysis of all federal income tax consequences and does not cover all specific transactions which may occur.

Upon the receipt of a payment under the AIP, the participant will recognize ordinary income in an amount equal to the cash received. Income recognized upon the receipt of a cash award by a participant who is an employee will be considered compensation subject to withholding at the time the cash is received and, therefore, the Company must properly withhold the required tax.

Section 162(m) limits the annual tax deduction to $1 million for compensation paid by a publicly held company to its chief executive officer and each of the company’s three other most highly compensated named executive officers (other than the chief financial officer), unless certain performance-based requirements are met. Awards made pursuant to the AIP will be intended to qualify as “performance-based compensation” that satisfies Section 162(m) of the Code and would therefore be deductible by the Company.

The Board of Directors recommends a vote “FOR” the Annual Incentive Plan.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 46

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Voting Item 6:   Ratification of Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers (“PwC”) as our independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2012. PwC, or its predecessor firms, has served as our independent accountants since our initial public offering in 1993. We are asking shareholders to ratify the appointment of PwC as our independent registered public accounting firm at the annual meeting. Representatives of PwC are expected to attend the meeting. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to shareholders’ questions.

The ratification of PwC is not required by our bylaws or other organizational documents, but we are submitting the selection to our shareholders for ratification as a matter of good corporate governance. The affirmative vote of holders of a majority of shares of common stock present at the meeting in person or by proxy and entitled to vote will be required to ratify the appointment of our independent registered public accounting firm. If the Company’s shareholders do not ratify the selection of PwC as the Company’s independent public accounting firm, the Audit Committee will consider whether to engage another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent public accounting firm at anytime during the year if it determines that such change would be in the Company’s best interests and in the best interests of our shareholders.

Aggregate fees for professional services rendered for the Company by PwC in 2011 and 2010 were:

	2011	2010
Audit(a)	$4,727,373	$2,714,000
Audit-related(b)	77,000	73,000
Tax	250,000	52,000
All other	—	—
TOTAL	$5,054,373	$2,839,000

(a) Fees were for audits and interim reviews, as well as the preparation of comfort letters, consents and assistance with and review of documents filed with the SEC. In 2011, $2,816,873 related to the annual audit and interim reviews, $380,500 related to services provided in connection with our issuance of securities, and $1,530,000 related to the audit of subsidiaries of the Company. In 2010, $1,954,500 related to the annual audit and interim reviews, $192,500 related to services provided in connection with our issuance of securities, and $567,000 related to the audit of subsidiaries of the Company.

(b) In 2011 and 2010, this amount related to the audits of employee benefit plans.

The Audit Committee pre-approves audit and non-audit services provided by the Company’s independent registered public accounting firm. In addition to separately approved services, the Audit Committee’s pre-approval policy provides for pre-approval of specifically described audit and non-audit services and related fee levels on an annual basis. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee reviews the services performed pursuant to its pre-approval policy at its next scheduled quarterly meeting.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Audit Committee Report

In connection with fulfilling its responsibilities under the Audit Committee Charter, the Committee met with management and PwC, our independent registered public accounting firm, and discussed and reviewed the Company’s audited financial statements as of and for the year ended December 31, 2011. The Committee also discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee reviewed and discussed with PwC the auditor’s independence from the Company and its management. As part of that review, PwC provided the Committee the written disclosures and letter required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence.

Based on these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

V. Burns Hargis, Chairman

Richard K. Davidson

Merrill A. (“Pete”) Miller, Jr.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 47

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SHAREHOLDER PROPOSALS

Shareholder Proposals for the Meeting

We value ongoing dialogue with our shareholders and have made it our practice over the years because we believe it facilitates a better understanding of the issues on both sides of the relationship. We believe that ongoing dialogue is more constructive than the highly formalized and at times antagonistic communication process inherent in shareholder proposals. After thoughtfully considering the interests of the Company and our shareholders, our Board has taken concrete action in response to feedback we have received during the past two years through multiple conversations with shareholders, including:

Shareholder Feedback	Board/Company Response
• Executive compensation program

•

Engaged independent compensation consultant

•

Benchmarked our CEO’s compensation against Company peers

•

Reduced CEO’s total compensation for 2011 by 15%

•

Approved a transition to an executive compensation system which incorporates objective performance-based elements

•

Eliminated tax gross-ups for senior officers, including NEOs

• Independent leadership

•

Appointed a Lead Independent Director and established significant leadership duties for the position

•

More than 40% of our continuing independent directors have served on the board for 3 years or fewer and all of our independent Board members as of the 2012 Annual Meeting will be new to the Board since 2003

•

Appointed a director recommended by a large shareholder who continues to serve on our Board

• Director compensation	• Restructured director compensation for 2011, removing per meeting fees and adding value-based grants of restricted stock, which decreased the number of shares granted to directors
• Leverage	• Announced and commenced the 25/25 Plan to materially reduce indebtedness by the end of 2012 while still targeting significant production growth
• Majority voting in director elections	• Included in this proxy statement a management proposal to implement majority voting in director elections
• Speculative transactions in company stock by insiders	• Implemented a policy prohibiting certain derivative and speculative transactions involving Company stock by executive officers and directors
• Environmental issues, including hydraulic fracturing standards and disclosures and sustainability reporting

•

Committed to publish a sustainability report

•

Implemented progressive environmental and safety standards and reporting of the additives used in hydraulic fracturing, including participation in a national, publicly accessible, web-based registry to report the additives used in the hydraulic fracturing process

•

Adopted and publicly announced operational principles that included progressive operational, environmental and safety standards for employees, contractors, suppliers and vendors

The shareholders identified below have submitted the following proposals to be voted upon at the meeting. The proposals contain assertions about the Company that we believe are incorrect. Several of the shareholder proponents cite unresponsiveness and lack of accountability as primary reasons for their advisory proposals. These shareholders ignore (a) the Company’s substantial efforts to increase shareholder engagement through meetings and calls with shareholders to discuss corporate governance; (b) the corporate governance office established by the Company that is focused full time on shareholder input regarding corporate governance; and (c) the significant policy implementations over the past few years as a result of the foregoing.

Following SEC rules, other than minor formatting changes, we are reprinting the proposals and supporting statements as they were submitted to us. We take no responsibility for them.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 48

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Do All Corporate Governance Ideals Create Shareholder Wealth?

Several shareholder proponents claim a positive connection between the adoption of certain “corporate governance ideals,” like proxy access and declassification, and an increase in shareholder value; however, many academic studies conclude these corporate governance ideals may actually destroy shareholder wealth.

In fact, last year, in overturning its proxy-access rule, a three-judge panel of the Washington, D.C.-based U.S. Circuit Court of Appeals criticized the SEC for relying on what it called “admittedly (and at best) ‘mixed’” empirical evidence. The Court complained that the SEC “inconsistently and opportunistically framed the costs and benefits of the rule” and that the SEC itself admitted that proxy access could have an “adverse effect on company and board performance.” The Court also noted that the SEC completely discounted “the numerous studies” that conclude that proxy access harms board performance and decreases shareholder value.

Similarly The Economist has commented that the “controversy over corporate governance has been fuelled by a surprising lack of conclusive evidence that it actually [increases shareholder value.]” Indeed, The Economist observed in 2010 that a recent study co-written by Lucian Bebchuk, a popular academic among proponents of such corporate governance ideals and an active shareholder activist himself, gives rise to doubts that supposedly “well governed” firms—that is, firms that have adopted a checklist of corporate governance ideals, including proxy access—help investors outperform the market. In other words, the study’s findings suggest that there is no distinguishing between the long-term market performance of companies that have adopted corporate governance ideals and the long-term market performance of those that have not.

Several shareholder proponents seem to desire to impose a one-size-fits-all set of corporate governance ideals supported by “at best mixed” empirical evidence. That is particularly troubling given the likelihood that many corporate governance ideals principally empower short-term and private interests over shareholder interests as a whole. Instead, as you will read in our Statements in Opposition, we believe that the best corporate governance strategy, and the one that represents the largest benefit to shareholder wealth, differs for each company depending on its individual circumstances.

Vote Required

The affirmative vote of the holders of a majority of the shares of common stock present at the meeting, in person or by proxy, will be required to approve each shareholder proposal, provided such proposal is properly presented at the meeting.

Voting Item 7:  Shareholder Proposal Relating to Re-Incorporation in Delaware

Mr. Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, a beneficial owner of 900 shares of the Company’s common stock, has advised us that he intends to submit the following proposal at the meeting:

Resolution

That the shareholders of CHESAPEAKE ENERGY CORPORATION request its Board of Directors to take the steps necessary, at the earliest possible time, to re-incorporate in the State of Delaware.

Supporting Statement

Our Board of Directors remains faced with the outcome of voting in the 2008 annual meeting where a shareholder’s proposal to declassify terms of directors from three years to one year was overwhelmingly approved by shareholders.

That proposal would, in effect, require that all nominees for the Board of Directors stand for election, or re-election, annually. It received the votes of 231,525,541 shares, 61% of the shares voted, worth $13,440,057,655 on the meeting date.

In the fall of 2010, the state legislature of Oklahoma disregarded the wishes of shareholders and amended a proposed law, which was passed and signed by the governor, that included a requirement that all corporations incorporated in Oklahoma with more than 1,000 shareholders, be required to have classified boards of directors with three-year terms for each director. It has been reported that Chesapeake Energy Corporation strongly supported this legislation. Oklahoma is the only state with such a legal requirement.

If Chesapeake Energy Corporation were to re-incorporate in Delaware, it would be joining successful corporations with headquarters in Oklahoma in doing so. The Williams Companies, Inc. and Devon Corporation are two successful energy corporations which have adopted annual election provisions for all Directors and are not affected by the whims of the Oklahoma legislature as they are incorporated in Delaware.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified Boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directions [sic] for all directors) and firm value.

Please note that in 2008 our chairman lost nearly all of his shares of Chesapeake in a margin call. The board of directors then awarded him $100,069,201 in compensation and purchased a large part of his map collection.

An absence of good governance practices can, in some instances, be corrected by re-incorporation in Delaware where the legislature is not likely to support a corporation’s whims, like those of Chesapeake in the Oklahoma legislature.

If you agree that re-incorporation in Delaware could be helpful in fulfilling shareholders’ interests and mandates, please vote “FOR” this proposal.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 49

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Board of Directors Statement in Opposition to Voting Item 7

The Board believes re-incorporation in Delaware is not a necessary or appropriate method to implement good corporate governance, as Oklahoma law currently supports a wide range of sound governance practices, including nearly all of those available under Delaware law, and neither would it confer any clear benefit to the Company and its shareholders. The Oklahoma General Corporation Act was adopted as a virtual clone of the Delaware General Corporation Law in 1986, and Oklahoma courts look to Delaware case law to interpret Oklahoma corporate statutes that have not yet been interpreted. Today, there are few differences between the two states’ corporate laws. Because re-incorporation in Delaware would result in substantial costs with no meaningful benefit to our Company and its shareholders and because recent corporate governance changes implemented by the Company, detailed in this section on page 48, demonstrate our responsiveness to shareholder concerns, the Board recommends a vote against this proposal.

Oklahoma Connection

Our corporate headquarters are in Oklahoma, and we maintain a strong connection with the state, where we are a recognized leader in corporate and social responsibility. Pursuant to the approval of our shareholders, we have been incorporated in Oklahoma since 1996. Furthermore, our Company has an interest in continuing to avail itself of Oklahoma’s courts, which have substantial experience in adjudicating energy-related issues. Oklahoma courts give us and our shareholders a greater level of certainty as to the interpretation of the laws to which we are subject. Reincorporating in Delaware, a state to which we do not have any substantial ties, would cause the Company to incur substantial expense and would result in a costly diversion of significant management time and resources, without conferring any clear benefit to the Company and our shareholders, and, as noted above, could expose the Company to litigation outcomes that could be detrimental to our shareholders’ interests.

An Essential Takeover Defense

In responding to the proponent’s previous shareholder proposal requesting that the Board consider declassification, the Board exercised its fiduciary duty to consider and balance the interests of all shareholders and ensure that no single interest group’s or shareholder’s agenda was being advanced at the expense of other shareholders. At that time, the Board concluded that a declassified board would not be in the best interests of our shareholders. Today, with natural gas trading at decade-low prices, which has resulted in our Company’s stock trading at steep discounts to our net asset value, the threat of an opportunistic hostile takeover should be of particular concern to our shareholders. A classified board is an essential takeover defense that helps protect against corporate raiders and vulture capitalists who want to circumvent the Board and take over the Company quickly at prices that would in all likelihood be far less than the value of our assets and operations. Indeed, current market conditions have some analysts declaring that a corporate raider could, through a hostile takeover, acquire our Company’s assets well below an acceptable value. Abandoning this takeover defense would satisfy the short-termist fixation on declassification, all under the banner of “good governance,” but could result in very substantial harm to our shareholders’ long-term interests by exposing the Board to rapid infiltration by special interests with only short-term or private objectives in mind.

No One-Size-Fits-All Approach

Contrary to the proponent’s supporting statement that says Oklahoma’s law is unique, Oklahoma is one of four states that mandate the classified board structure and some commentators believe more states will follow the lead of Indiana, Iowa, Massachusetts and Oklahoma. These state-based initiatives have proceeded independently and out of a concern shared by a number of prominent business thought leaders and commentators that declassification of corporate boards encourages short-termism and exposes companies to counterproductive short-termist pressures, including the threat of hostile takeovers. The Oklahoma statutory amendment is set to expire in two years and seven months, at which point Oklahoma public companies will be permitted to reconsider whether adopting a declassified board meets their specific needs and circumstances. Indeed, we have committed to consider the issue of holding a shareholder vote to declassify the Board at that time. In reviewing each element of corporate governance, the Board does not believe a one-size-fits-all approach is prudent for the Company or its shareholders, particularly on issues where even corporate governance experts have differing opinions. Instead, the Board will take a measured approach to reviewing the applicability of the declassified structure in the future when our Company’s market value more accurately reflects the true value of our substantial assets.

The Board has concluded that all of the perceived corporate governance benefits that could be obtained from Delaware re-incorporation can also be obtained, without the costs associated with re-incorporation, by the Company with the tailored, deliberate approach to corporate governance that the Board currently maintains with Oklahoma incorporation. We continue to believe that there are significant advantages for us and our shareholders to remain incorporated in Oklahoma and that the advantages outweigh any perceived enhancement of shareholder rights that could result from re-incorporation in Delaware. We strongly believe that our time and resources should remain focused on continuing to create value for all shareholders in this challenging economic environment.

The Board of Directors recommends a vote “AGAINST” Voting Item 7.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 50

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Voting Item 8:  Shareholder Proposal Relating to Political Lobbying Expenditures

Ms. Eunice Washington, on behalf of the Service Employees International Union, CLC, 11 Dupont Circle, N.W., Ste. 900, Washington, DC 20036-1202, a beneficial owner of 23,200 shares of the Company’s common stock, has advised us that she intends to submit the following proposal, which is co-sponsored by the Unitarian Universalist Association of Congregations, 25 Beacon Street, Boston, Massachusetts 02108, a beneficial owner of 1,222 shares of the Company’s common stock, at the meeting:

Whereas, corporate lobbying exposes our company to risks that affect the company’s stated goals, objectives, and, ultimately, shareholder value, and

Whereas, we rely on the information provide by our company, and we, therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether it is consistent with our company’s expressed goals and in the best interests of shareholders and long-term value.

Resolved, the shareholders of Chesapeake Energy, Corp. [sic] (“Chesapeake”) request the Board authorize the preparation of a report, updated annually, disclosing:

1.

Company policy and procedures governing the lobbying of legislators and regulators, including that done on our company’s behalf by trade associations, and direct and indirect lobbying and grassroots lobbying communications.

2.

A listing of payments (both direct and indirect, including payments to trade associations) used for direct lobbying and grassroots lobbying communications, including amount of the payment and the recipient.

3.

Membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.

Description of the decision making process and oversight by management and Board for

a.

direct and indirect lobbying contribution or expenditure; and

b.

payment for grassroots lobbying expenditure.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that refers to specific legislation, reflects a view on the legislation, and encourages the recipient of the communication to take action on the legislation.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees of the Board and posted on Chesapeake’s website.

Supporting Statement

As Chesapeake shareholders, we believe transparency and accountability in the use of corporate funds to influence legislation and regulation, both directly and indirectly, is in our best interests. Otherwise, our company assets could be used for policy objectives contrary to its stated long-term goals and our interests as shareholders. For example, in 2010, Chesapeake participated in drafting an Oklahoma law requiring that publicly traded companies have classified boards (“Oklahoma Board Rule Benefits Chesapeake,” Wall Street Journal, 7/11/11In [sic] both 2008 and 2009, shareholder proposals calling for the declassification of the board received majority support from shareholders. Instead of declassifying the board, Chesapeake participated in changing the law. This illustrates how, absent a system of accountability, corporate assets could be used to the detriment of shareholders. Full disclosure is imperative to evaluating the effects of corporate lobbying expenditures.

Chesapeake spent approximately $2.77 million in 2010 on direct federal lobbying activities, according to disclosure reports (US Senate Office of Public Records). This figure may not include grassroots lobbying to influence legislation by mobilizing public support or opposition and do not include lobbying expenditures in states that do not require disclosure.

Board of Directors Statement in Opposition to Voting Item 8

We agree the Board should oversee political contributions made by the Company; that process already exists at Chesapeake. In addition, the Company already publicly discloses Board and management oversight policies on the Company’s website (see www.chk.com/about/governance). The Company also already discloses all reportable political contributions in compliance with federal law and state law. Access to this information is straightforward and free of charge. However, we believe further disclosure, including full disclosure of the use of corporate funds in lobbying, is harmful to shareholder interests because of the detrimental effect disclosure will have on our ability to participate in the political and regulatory processes. Because we have already implemented most of the policies and procedures suggested by the proposal and because the additional disclosures required by the proposal could be harmful to the Company and its shareholders, the Board recommends a vote against this proposal.

We Must Participate

Our industry is heavily regulated and taxed at the federal, state and local levels. The Company must participate in the political process in order to effectively advocate for and against regulatory and tax policies that impact our ability to conduct our business. Our participation is exceedingly important because of the special knowledge and experience we bring to the process. Indeed, we are in the best position to know how governmental policies impact our industry, the Company and its shareholders. Further, other participants whose interests are not aligned with our own are unencumbered in their participation in the political process. If we weaken our ability to participate in the political process, we risk permitting an unbalanced and misleading public dialogue on the issues that affect our Company and our shareholders. One particularly salient example is the issue of hydraulic fracturing. Despite the heated rhetoric and controversy surrounding this now-politicized process, we have brought our expertise and experience to the table in a way that no one outside of the industry could to address the concerns of legislators and regulators about this 60+ year old practice.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 51

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Disclosure of Contributions and Recipients Harms Corporate Political Speech and Shareholder Interests

Disclosure directly harms our ability to effectively participate in the political and regulatory process. For example:

1.

Disclosure brings with it frequently unforeseen costs. It enables parties, using leverage obtained through the disclosure, to extort or threaten companies. For example, knowledge of the focus of a Company’s political activities invites other political participants to demand “fair” treatment in the form of an equivalent lobbying contribution.

2.

Disclosure permits disagreements to interfere with other activities. For example, the focus of certain lobbying efforts, if made public, may interfere with our ability to successfully lobby other parties due to animosities or conflicts between the parties that are unrelated to our Company and its interests.

3.

Disclosure assumes that the identity of the speaker matters more than the force of the argument. We want our arguments, made through surrogates, debated on their merits. Disclosure makes that impossible because our Company or our industry becomes the focus instead of the wisdom of our position.

Disclosing our strategic, focused political plan risks harming shareholder value by damaging our ability to effectively participate in the political process. Disclosure enables our competitors to capitalize on our strategies and risks increasing politicization of our interests and enhancing the hostilities of special interests groups and political parties. These results are plainly not in the Company’s or its shareholders’ best interests. Because of these negative effects, disclosure could also result in a broad chilling effect on our corporate political speech, speech that is important to long-term value creation.

For these reasons, the Board has concluded that additional reporting on the Company’s political activities could damage its ability to participate effectively in the political process and is not in the best interests of the Company or its shareholders.

The Board of Directors recommends a vote “AGAINST” Voting Item 8.

Voting Item 9:  Shareholder Proposal Relating to the Supermajority Voting Standard

Mr. Peter H. Mixon, on behalf of the California Public Employees’ Retirement System, P.O. Box 942707, Sacramento, California 94229-2707, a beneficial owner of 1,734,881 shares of the Company’s common stock, has advised us that he intends to submit the following proposal at the meeting:

RESOLVED, that the shareowners of Chesapeake Energy Corporation (“Company”) urge the Company to take all steps necessary, in compliance with applicable law, to remove the supermajority vote requirements in its bylaws and Certificate of Incorporation, including the supermajority vote requirement necessary to amend or adopt new bylaws, and to amend or adopt certain sections within the Company’s Certificate of Incorporation.

Supporting Statement

Is accountability by the Board of Directors important to you as a shareowner of the Company? As a trust fund with more than 1.6 million participants and as the owner of approximately 1,700,000 million [sic] shares of the Company’s common stock, the California Public Employees’ Retirement System (CalPERS) thinks accountability is of paramount importance. This is why we are sponsoring this proposal which, if passed and implemented, would make the Company more accountable to shareowners by, for example, removing supermajority requirements that make it very difficult to amend the Company’s bylaws. CalPERS believes that imposing such limits on shareholder voting power insulates management and thereby reduces accountability.

As it currently stands, the affirmative vote of 66 2/3% of the outstanding shares of the Company is required for shareowners to amend or adopt new bylaws, and to amend certain sections of the Company’s Certificate of Incorporation. When you consider abstentions and broker non-votes, such a supermajority vote requirement can be difficult to obtain.

While it is often stated by corporations that the purpose of supermajority requirement is to provide corporations the ability to protect minority shareowners, CalPERS believes that supermajority requirements are often used to block initiatives opposed by management and the board of directors despite the support by most shareowners. Moreover, even when a shareowner proposal receives management support, the supermajority requirements may be so onerous that it effectively impedes the passage of such proposals despite overwhelming support.

CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. CalPERS also believes that shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Limiting the ability of shareowners to amend the bylaws has been found to be one of six entrenching mechanisms that is negatively correlated with company performance. See “What Matters in Corporate Governance?” Lucian Bebchuk, Alma Cohn & Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (09/2004, revised 03/2005). If the Company were to remove its supermajority requirements, it would be a strong statement that this Company is committed to good corporate governance and its long-term financial performance. We urge your support FOR this proposal.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 52

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Board of Directors Statement in Opposition to Voting Item 9

The Board believes that the existing voting standards contained in the Company’s Certificate of Incorporation and bylaws are appropriate and in the best interests of the Company and therefore recommends a vote against this proposal.

Our Commitment to Corporate Governance

Rather than implementing a policy just to make a “strong statement,” the Board makes corporate governance decisions consistent with its fiduciary duties and the Company’s best interests. The Board considers every proposed governance change carefully, taking into account company-specific facts and circumstances, together with shareholder input. The Board also considers the possible interaction among governance features, including recently implemented or proposed corporate governance changes, in order to avoid unintended consequences to the Company and its shareholders. We detail recent corporate governance initiatives, which reflect conversations held directly with Company shareholders, including discussions held directly with the proponent over the past year, in this section on page 48.

Application of Supermajority Voting Standard is Limited

Nearly all matters voted on by the Company’s shareholders rely on a majority voting standard. The Company’s Certificate of Incorporation requires a vote of the holders of two-thirds of the outstanding stock eligible to vote only with respect to a few specified actions having long−lasting impact on important Company policies, including its (i) fundamental corporate governance approach (including amending the bylaws), (ii) takeover defenses (including purchases of capital stock from interested shareholders at above fair market prices and board size), and (iii) limits on director liability and director indemnification provisions.

Fundamental Changes Must Involve the Board and Broad Support of Shareholders

The purpose of the supermajority voting standard is not to preclude change but to ensure that certain fundamental changes to the Company’s organizational documents only occur with a broader shareholder consensus than a majority. The Board believes that a supermajority vote standard for these matters appropriately assures that no significant disruption to the Company’s governance is made without the broad support of our shareholders. This voting requirement helps protect against actions by short-term or private interest-driven shareholders who, unlike the Board, owe no legal duty of any kind to any of their fellow shareholders and are free to pursue their narrow agendas irrespective of the greater corporate good.

We believe the Board’s role in considering corporate governance changes with shareholder input is fundamental. Allowing shareholders to exclude the Board in amending the Company’s bylaws disregards the Board’s substantial expertise and jeopardizes the Company’s effective, reasoned corporate governance approach. As discussed above, shareholders have substantial opportunity to influence the Company’s corporate governance without implementing this proposal. Further, the Company’s Board has a duty to act on a fully informed basis and in the best interests of all shareholders, a duty that shareholders generally do not have with respect to one another.

Critical to Takeover Defenses

The supermajority voting standard applies to amendments to the Company’s Certificate of Incorporation respecting certain stock purchases and board size. These provisions constitute part of the Company’s takeover defenses that encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board rather than pursue non-negotiated takeover attempts. In the context of the Company’s takeover defenses, the supermajority voting standard discourages potential acquirers from purchasing a large block of stock as a means of substantially influencing the outcome of a majority vote. In the event of a “business combination” involving our Company, we believe that the Board is in the best position to evaluate any potential takeover offer and the requirement that at least 66 2/3% of the voting power of our outstanding capital stock approve an offer is purposefully designed to encourage the potential acquirer to work directly with the Board, which has a fiduciary duty to all shareholders. We believe that this empowers our shareholders and protects against a business combination that may be coercive, inadequately priced, unfair or otherwise not in the best interests of all shareholders.

Limits on Director Liability and Director Indemnification

Limitations on director liability and director indemnification provisions are fundamental to attracting top talent to serve on our Board. It is difficult for the Board to foresee a situation in which, having determined that an amendment to these provisions is necessary and appropriate, the Board proposes such an amendment that fails to pass under the supermajority voting standard. It is also difficult to understand how a supermajority voting standard respecting changes to these provisions “insulates management and reduces accountability” as suggested by the proponent.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 53

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The Company’s Certificate of Incorporation, including its current supermajority voting requirements, was adopted by our shareholders and was intended to preserve and maximize the value of the Company for all shareholders and to provide protection for all shareholders against self−interested actions by one or a few large shareholders. Replacing these individually and intentionally tailored voting standards with a blanket simple majority vote will not improve either the corporate governance or the long−term financial performance of the Company and is therefore not in the best interests of the Company.

The Board of Directors recommends a vote “AGAINST” Voting Item 9.

Voting Item 10:  Shareholder Proposal Relating to Proxy Access

The City of New York Office of the Comptroller, Municipal Building One Centre Street, Room 629, New York, N.Y. 10007-2341, as custodian and trustee of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, and the New York City Police Pension Fund, and custodian of the New York City Board of Education Retirement System, which are the beneficial owners of 1,584,999 shares of the Company’s common stock in the aggregate, has advised us that it intends to submit the following proposal at the meeting:

RESOLVED: The shareholders of Chesapeake Energy Corporation (“Chesapeake”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require Chesapeake to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the Board by a shareholder or group (the “Nominator”) that meets the criteria established below. Chesapeake shall allow shareholders to vote on such nominee on Chesapeake’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the number of directors then serving. This bylaw, which shall supplement existing rights under Chesapeake’s bylaws, should provide that a Nominator must:

a)

have beneficially owned 3% or more of Chesapeake’s outstanding common stock continuously for at least three years before the nomination is submitted;

b)

give Chesapeake written notice within the time period identified in Chesapeake’s bylaws of the information required by the bylaws and any rules of the Securities and Exchange Commission about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)

certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with Chesapeake shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than Chesapeake’s proxy materials; and (c)[sic] to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at Chesapeake.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the ‘Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and any applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

Supporting Statement

We believe long-term shareholders should have a meaningful voice in nominating directors. The case for Chesapeake is compelling: the Board has awarded excessive CEO compensation and perquisites despite long-term underperformance, approved extensive related-party transactions with the CEO, and been unresponsive to shareholder concerns.

These are among the reasons shareholders cast 42% of their votes against management’s say-on-pay proposal and at least 21% of their votes against two directors, including Chairman and CEO Aubrey McClendon, in 2011; and 40% of their votes against two compensation committee members in 2010.

After a shareholder proposal to declassify the Board received majority votes in 2008 and 2009, Chesapeake lobbied successfully to change Oklahoma law to require classified boards at large, publicly-traded companies incorporated in the state. We urge shareholders to vote FOR this proposal.

Board of Directors Statement in Opposition to Voting Item 10

The Board believes that the adoption of a “proxy access” bylaw is not a necessary or appropriate means of addressing the proponent’s allegation that the Board is unresponsive to shareholder concerns and would not confer any clear benefit to the Company and its shareholders. Because the Board believes its corporate governance approach provides effective Board accountability and responsiveness, and because proxy access would be harmful to the Company and its shareholders, the Board recommends a vote against this proposal.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 54

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An Accountable and Responsive Board

In alleging that the Board is unresponsive to shareholder concerns, the Proponent disregards the Company’s substantial corporate governance reforms and clear record of responsiveness to shareholders, which we summarize in this section on page 48. Our directors were asked to join our Board because they possess a significant history of professional achievement and have earned reputations that have qualified them under the skills and experience assessment performed by the Nominating and Corporate Governance Committee, as described under “Director Criteria, Qualifications and Experience” on page 6. Shareholders subsequently agreed with that assessment by electing the directors to serve their interests on the Board. As elected representatives, our directors are already accountable to shareholders and operate within an environment of comprehensive accountability mechanisms, including the established law of fiduciary duties. The Board believes additional considerations, such as the following, further establish the Board’s accountability and responsiveness:

•

All of the Company’s directors will be elected under a majority voting standard in uncontested director elections assuming shareholders approve the management proposal described under Voting Item 2 on page 15;

•

The Nominating and Corporate Governance Committee will consider an individual recommended by one of our shareholders for nomination as a new director under the same process used for evaluating the Board’s nominees, as described under “Director Criteria, Qualifications and Experience” on page 6; and

•

Eight of the nine members of the Board are independent directors; only the Chairman, CEO and co-founder of the Company is a non-independent director. Further, the Board has an actively involved Lead Independent Director who works closely with the Chairman and CEO and, among other things, participates in the preparation of Board meeting agendas and schedules.

Lead Independent Director’s Role in Responsiveness

The Lead Independent Director, together with the Chairman and members of management, helps ensure that the Board is accountable and responsive to shareholders by being available for consultation and direct communication with major shareholders. Mr. Miller has served as Lead Independent Director since March 2010, and over that time, has participated in meetings with several of the Company’s major shareholders to discuss corporate governance and executive compensation matters. These meetings allow our shareholders to provide feedback to the Board on important issues and have resulted in positive corporate governance changes such as the adoption of an executive compensation program that incorporates objective performance-based elements in 2011, as described more fully under “Executive Compensation—Compensation Discussion and Analysis” on page 17. More information about the Lead Independent Director can be found under “Board Leadership Structure” on page 4.

The Board believes that the proponent’s proxy access proposal is fundamentally flawed because it would engender the wrong type of Board responsiveness - the kind of responsiveness that results from an over-politicized election climate characterized by the empowerment of special interests. If implemented, proxy access would be harmful to the Company and its shareholders for many reasons, including the following:

Adverse Impact on Board Process

Proxy access would have a significant negative impact on the effective functioning of the Board. Freedom from frequent, unwarranted electoral contests permits directors to exercise their best business judgment in the interests of the corporation and shareholders as a whole. Our Board is characterized by frank and open dialogue with management, the primary goal of which is to advance the long-term interests of our shareholders. Proxy access threatens to create a politicized environment, straining relationships among directors and between management and the Board, particularly if shareholder-nominated directors were focused on pursuing special interests. Directors in a constant electoral fishbowl may become unduly risk averse. Indeed, a private interest-driven shareholder that disagrees with a particular course of action may only need to threaten to propose a slate of competing director nominees to disrupt a board’s governance process, even when directors believe the action would be in the best interest of the Company.

Empowerment of Special Interests

Our Board is united by a common purpose to maximize long-term shareholder value and can therefore be relied upon to promote corporate policies to support that end for the good of the Company and all its shareholders. We believe that it is a myth that all shareholders have those same ideals at heart. Some shareholders may be motivated by private interests that conflict with the Company’s long-term interests and the interests of our shareholders and may therefore support certain corporate policies at the expense of the Board’s efforts to maximize long-term value. Unlike the Board, these investors owe no legal duty of any kind to any of their fellow shareholders and are free to pursue their narrow and conflicting agendas irrespective of the greater corporate good. The likelihood that such special-interest shareholders will pursue their own objectives at the expense of their fellow shareholders weighs against subsidizing their proxy challenges. A Board not distracted or subservient to constant electoral challenge can more effectively balance competing shareholder interests and properly maintain a focus on long-term growth.

Waste and Disruption

An election contest is a disruptive event for a company that would divert substantial amounts of management’s time and attention from the operation of the business. Proxy access is specifically designed to encourage election contests that would cause the Company to incur substantial additional costs. Indeed, in opposing the Securities and Exchange Commission’s proxy-access rule, which was overturned by a three-judge panel of the Washington, D.C.-based U.S. Circuit Court of Appeals last year, the U.S. Chamber of Commerce commented that such “costs ranged from $14 million to $4 million . . . .” in proxy contests at three larger companies in 2006 and 2007. In addition to costs related to the preparation of required disclosures, printing and mailing, the Chamber of Commerce noted that proxy access would result in substantial additional expenditures related to “significant media and public relations efforts, advertising …, mass mailings, and other communication efforts, as well as the hiring of outside advisors and the expenditure of significant time and effort by the Company’s employees.” This creates a perverse incentive for nominating shareholders or groups to use proxy access in an opportunistic fashion in an attempt to hold boards “hostage” in order to extract concessions from a company at the expense of the majority of shareholders. Special interest minority shareholders may present an alternative slate of directors for seemingly legitimate reasons, agreeing to withdraw the challenge only in exchange for a coerced agreement from the Company. It is difficult to see how empowering shareholders or groups driven by special interests to advance their distinct agenda to the detriment of their fellow shareholders is good corporate policy.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 55

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Chesapeake intentionally avoids using formulaic approaches to corporate governance because we do not use a formulaic approach to Board or management decisions. Rather, the Board favors making corporate governance decisions consistent with its fiduciary duties and the best long-term interests of the Company and all of our shareholders by taking into account company-specific facts and circumstances, together with shareholder input. The Board believes its corporate governance approach provides effective Board accountability and responsiveness and that proxy access would be harmful to the Company and its shareholders.

The Board of Directors recommends a vote “AGAINST” Voting Item 10.

Submitting Shareholder Proposals

At each annual meeting, the Board submits to shareholders its nominees for election as directors and may submit other matters to the shareholders for action. Shareholders also may submit proposals for inclusion in the Company’s proxy material. These proposals must meet the shareholder eligibility and other requirements of the SEC. In order to be included in proxy material for our 2013 annual meeting, a shareholder’s proposal must be received not later than January 9, 2013 by the Company at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, Attention: Ms. Jennifer M. Grigsby, Senior Vice President, Treasurer and Corporate Secretary.

In addition, the Bylaws provide that any shareholder intending to nominate a candidate for election to the Board or proposing any business to be brought before an annual shareholders’ meeting must deliver written notice to the Company not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. The notice must include information specified in the Bylaws, including information concerning the nominee or proposal, as the case may be, the shareholder’s ownership of and agreements related to our common stock, any material interest of the shareholder in the proposal and any arrangements between such shareholder and any other persons in connection with the proposal or nomination of the candidates, as the case may be.

The Bylaws further provide that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.

Our Annual Meeting of Shareholders is generally held on the second Friday of June. Assuming that our 2013 annual meeting is held on schedule, we must receive notice of your intention to introduce an item of business at that meeting no earlier than February 8, 2013 and no later than March 10, 2013. The chairman of the meeting may disregard any nomination of a candidate for director or refuse to allow the transaction of any business under a proposal if such is not made in compliance with the procedures in our Bylaws or other requirements of rules under the Exchange Act.

Additional Shareholder Engagement: Community-Focused Initiatives

Chesapeake strives to be a charitable, engaged and responsible partner in the communities where we live and work. We pay close attention to concerns regarding our operations through a variety of active community engagement initiatives. We recognize that despite its over 150 year history in the U.S., oil and natural gas development is still a very new industry in several parts of the country, and we understand the importance of educating community members about our activities, maintaining open lines of communication and proactively seeking out opportunities to provide further information about our safe and responsible drilling and completion processes, including the 65 year old process of hydraulic fracturing. Following discussions with shareholders, we recognize that addressing the community impacts of our operations has become increasingly important to a wider audience of stakeholders, including our shareholders. Consequently, we intend to continue to interact with our shareholders on these issues. We believe this furthers our goal of continuous improvement in all of our operations, including our community engagement strategies and public disclosures.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 56

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OTHER MATTERS

Our management does not know of any matters to be presented at the meeting other than those set forth in the Notice of Annual Meeting of Shareholders. However, if any other matters properly come before the meeting, the person named in the enclosed proxy intends to vote the proxies in accordance with his best judgment.

By Order of the Board of Directors

Jennifer M. Grigsby
Senior Vice President, Treasurer and Corporate Secretary

May 9, 2012

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 8, 2012:

This Proxy Statement and the Company’s Annual Report for 2011 are available at: http://www.chk.com/proxy

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – 57

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EXHIBIT A

Bylaws of Chesapeake Energy Corporation

(an Oklahoma corporation)

(as amended through ~~November 13, 2008~~June 8, 2012)

Article I	Shareholders’ Meetings	A-2
Section 1.	Place of Meetings	A-2
Section 2.	Annual Meeting	A-2
Section 3.	Special Meeting	A-2
Section 4.	Notice of Meetings	A-2
Section 5.	Quorum	A-2
Section 6.	Action Without Meeting	A-2
Section 7.	Voting	A-3
Section 8.	List of Shareholders	A-3
Section 9.	Organization	A-3
Section 10.	Order of Business	A-3
Section 11.	Nomination of Directors	A-3
Section 12.	Notice of Other Business; Shareholder Proposals	A-5
Section 13.	Action by Remote Communication	A-5
Section 14.	Inspectors of Elections	A-6
Section 15.	Fixing Date for Determination of Shareholders of Record	A-6
Article II	Directors	A-6
Section 1.	Powers	A-6
Section 2.	Number; Election	A-6
Section 3.	Vacancies	A-7
Section 4.	Place of Meetings	A-7
Section 5.	Regular Meetings	A-7
Section 6.	Special Meetings	A-7
Section 7.	Quorum	A-7
Section 8.	Presence at Meeting	A-7
Section 9.	Action Without Meeting	A-7
Section 10.	Committees of the Board	A-7
Section 11.	Compensation	A-7
Section 12.	Emergency Management Committee	A-7
Section 13.	Resignation	A-8
Section 14.	Removal	A-8
Section 15.	Preferred Directors	A-8
Article III	Officers and Employees	A-8
Section 1.	Election	A-8
Section 2.	Term, Removal and Vacancies	A-8
Section 3.	Chairman of the Board	A-8
Section 4.	Chief Executive Officer	A-8
Section 5.	Vice Chairman of the Board	A-8
Section 6.	President	A-8
Section 7.	Vice Presidents	A-9
Section 8.	Secretary	A-9
Section 9.	Treasurer	A-9
Section 10.	Divisional Officers	A-9
Article IV	Stock Certificates and Transfer Books	A-9
Section 1.	Certificates	A-9
Section 2.	Record Ownership	A-9
Section 3.	Transfer Agent and Registrar	A-9
Section 4.	Lost Certificates	A-10
Section 5.	Transfer of Stock	A-10
Article V	General Provisions	A-10
Section 1.	Offices	A-10
Section 2.	Voting of Stock	A-10
Section 3.	Notices	A-10
Section 4.	Waiver of Notice	A-10
Section 5.	Exception to Notice	A-10
Article VI	Indemnification of Officers, Directors, Employees and Agents	A-11
Article VII	Amendments	A-12

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – A-1

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Article I    Shareholders’ Meetings

Section 1.   Place of Meetings

Meetings of shareholders for all purposes may be held at such time and place, either within or without the State of Oklahoma, or by means of remote communication in the manner provided by statute as the board of directors in its sole discretion may determine, as shall be stated in the corporation’s notice of the meeting.

Section 2.   Annual Meeting

The annual meeting of shareholders for the election of directors and the transaction of such other business as may properly come before the meeting in accordance with these Bylaws shall be held within six (6) months following the end of the fiscal year of the corporation at such time, date and place as shall be determined by the board of directors in its sole discretion.

Section 3.   Special Meeting

Special meetings of shareholders may be called for any purpose or purposes, unless otherwise prescribed by the Oklahoma General Corporation Act (the “Act”), and may be called only by the chairman of the board, or shall be called by the president or secretary, at the request, in writing, of a majority of the directors then in office. Business transacted at any special meeting of shareholders shall be limited to the purposes stated in the corporation’s notice of meeting.

Section 4.   Notice of Meetings

Unless otherwise provided in the Act, written notice of every meeting of shareholders stating the place, if any, date, hour, the means of remote communications, if any, by which shareholders and proxyholders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, purposes thereof, shall, except when otherwise required by law, be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each shareholder entitled to vote thereat.

At any meeting at which a quorum of shareholders is present, in person or represented by proxy, the chairman of the meeting or the holders of the majority of the shares of stock present or represented by proxy may adjourn from time to time until its business is completed. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which shareholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. Otherwise, no notice need be given. Any previously scheduled annual meeting of shareholders may be postponed, and any previously scheduled special meeting of shareholders may be postponed or cancelled, by resolution of the board of directors upon public notice given prior to the time previously scheduled for such meeting of shareholders.

Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 5.   Quorum

The holders of a majority of the shares of stock entitled to vote, present in person or by proxy, shall, except as otherwise provided by law, constitute a quorum for the transaction of business at all meetings of the shareholders.

Section 6.   Action Without Meeting

(a)

Unless otherwise provided in the Act or the corporation’s Certificate of Incorporation and any amendments or supplements thereto or certificates of designation (the “Certificate of Incorporation”), any action required or permitted to be taken at a meeting of the shareholders of the corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Such consent or consents shall be delivered to the corporation at its registered office in Oklahoma, at its principal place of business, or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of shareholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

(b)

Every written consent shall bear the date of signature of each shareholder who signs the written consent, and no consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this Section 6 to the corporation, written consents signed by a sufficient number of shareholders to take action are delivered to the corporation in the manner required by this Section 6.

(c)

A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a shareholder or proxyholder, or by a person or persons authorized to act for a shareholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this Section 6, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the corporation can determine: (i) that the telegram, cablegram or other electronic transmission was transmitted by the shareholder or proxyholder or by a person or persons authorized to act for the shareholder or proxyholder and (ii) the date on which such shareholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its registered office in Oklahoma, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of shareholders are recorded. Delivery made to the corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal place of business of the corporation or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of shareholders are recorded, if to the extent and in the manner provided by resolution of the board of directors of the corporation.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – A-2

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(d)

In the event of the delivery, in the manner provided in this Section 6, to the corporation of the requisite written consent or consents to take corporate action and/or any related revocation or revocations, the corporation shall engage a nationally recognized independent inspector or inspectors of elections for the purpose of promptly performing a ministerial review of the validity of the consents and revocations. For the purpose of permitting the inspector(s) to perform such review, no action by written consent without a meeting shall be effective until such date as the independent inspector(s) certify to the corporation that the consents delivered to the corporation in accordance with this Section 6 represent at least the minimum number of votes that would be necessary to take the corporate action. Nothing contained in this paragraph shall in any way be construed to suggest or imply that the board of directors or any shareholder shall not be entitled to contest the validity of any consent or revocation thereof, whether before or after such certification by the independent inspector(s), or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(e)

Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given by the corporation to those shareholders who have not consented to the action in writing and who are entitled to receive such notice as provided in the Act.

Section 7.   Voting

(a)

Unless otherwise provided by the Certificate of Incorporation, at every meeting of shareholders or, if action is to be taken by written consent without a meeting, each shareholder shall be entitled to one vote, in person or by proxy, for each share of stock having voting power held by such shareholder. Unless otherwise provided by law, no proxy shall be voted on or after three (3) years from its date unless the proxy provides for a longer period. All elections and questions shall be decided by a plurality of the votes cast, in person or by proxy, except as provided in Section 7(b) of this Article or otherwise required by law, or any stock exchange requirements or as set forth in the Certificate of Incorporation, these Bylaws or the terms of any series of outstanding preferred stock.

(b)

In an uncontested director election on or after January 1, 2013, (i) any non-incumbent director nominee standing for election by the shareholders who receives a greater number of votes cast “against” such nominee’s election than votes “for” such nominee’s election (a “Majority Against Vote”) shall not be elected a director; and (ii) any incumbent director nominee standing for election by the shareholders who receives a Majority Against Vote shall, following certification of the shareholder vote by the Inspector of Elections, promptly comply with the resignation procedures established by the nominating and corporate governance committee and published on the company’s corporate website or in a public disclosure.

Section 8.   List of Shareholders

Unless otherwise provided in the Act, at least ten (10) days before every meeting of shareholders, a complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each shareholder, and the number of shares registered in the name of each shareholder, shall be prepared by the officer in charge of the stock ledger. Such list shall be open to the examination of any shareholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to shareholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time of the meeting and may be inspected by any shareholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any shareholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to which shareholders are entitled to examine the stock ledger, the list required by this section or the books of the corporation, or to vote in person or by proxy at any meeting of shareholders.

Section 9.   Organization

At each meeting of shareholders, the chairman of the board of directors, if one shall have been elected (or in his or her absence or if one shall not have been elected, the president), shall act as chairman of the meeting. The secretary (or in his or her absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

Section 10.   Order of Business

The chairman of the meeting shall determine the order of business and the procedure at the meeting, including regulation of the manner of voting and the conduct of discussion.

Section 11.   Nomination of Directors

(a)

Nominations of persons for election to the board of directors of the corporation may only be made at an annual meeting of shareholders. Such nominations may be made (i) by or at the direction of the board of directors or (ii) by a shareholder of the corporation who (A) was a shareholder of record at the time of giving of the notice provided for in this Section 11 and at the time of the annual meeting (including any adjournment or postponement thereof), (B) is entitled to vote at such meeting and (C) complies with the procedures set forth below as to such nomination. For the avoidance of doubt, clause (ii) of this Section 11(a) shall be the exclusive means for a shareholder to make nominations before an annual meeting of shareholders.

(b)

For any director nominations to be properly brought before an annual meeting by a shareholder pursuant to these Bylaws, the shareholder must have given timely notice thereof in writing to the secretary of the corporation. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above. In order to be effective, the shareholder’s notice shall set forth:

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – A-3

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(i)

as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (A) the name and address of such shareholder, as they appear on the corporation’s books, and of such beneficial owner, if any, (B) the class or series and number of shares of the corporation which are, directly or indirectly, owned beneficially and of record by such shareholder and such beneficial owner, (C) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such shareholder or such beneficial owner, if any, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation, (D) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder or such beneficial owner, if any, has a right to vote any shares of any security of the corporation, (E) any short interest in any security of the corporation directly or indirectly owned beneficially by such shareholder or such beneficial owner, if any (for purposes of this clause a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (F) any rights to dividends on the shares of the corporation owned beneficially by such shareholder or such beneficial owner, if any, that are separated or separable from the underlying shares of the corporation, (G) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder or such beneficial owner, if any, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (H) any performance-related fees (other than an asset-based fee) that such shareholder or such beneficial owner, if any, is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including any such interests held by members of the immediate family of such shareholder or such beneficial owner, if any, sharing the same household (which information shall be supplemented by such shareholder and beneficial owner, if any, not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date), (I) a description of all agreements, arrangements and understandings between such shareholder and such beneficial owner, if any, and any other person or persons (including their names) in connection with the nomination (or, in the case of the application of this clause to Section 12(b)(i), other business) and (J) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”);

(ii)

as to each person whom the shareholder proposes to nominate for election or reelection to the board of directors (A) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (B) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant and (C) a statement in support of the nominee stating why the person should be nominated for election to the board of directors; and

(iii)

with respect to each nominee for election or reelection to the board of directors, a completed and signed questionnaire, representation and agreement required by Section 11(e) of this Article I. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

(c)

At the request of the board of directors, any person nominated by the board of directors for election as a director shall furnish to the secretary of the corporation that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee. If the chairman of the meeting shall determine, based on the facts, that a nomination was not made in accordance with the procedures set forth in this Section 11, the chairman of the board or the chairman of the nominating committee of the board of directors may declare the nomination defective and the nomination will be disregarded. Each person validly nominated in accordance with this Section 11 (regardless of the source of recommendation) will be evaluated consistently in accordance with the board of directors’ policy regarding the identification, evaluation and nomination of directors. Notwithstanding the foregoing provisions of this Section 11, a shareholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 11.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – A-4

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(d)

Notwithstanding anything in Section 11(b) of this Article I to the contrary, in the event that the number of directors to be elected to the board of directors is increased and there is no public announcement by the corporation naming all of the nominees for director or specifying the size of the increased board of directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Article I shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary of the corporation at the principal executive offices of the corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the corporation.

(e)

To be eligible to be a nominee for election or reelection as a director of the corporation, a person must complete and deliver (in accordance with the time periods prescribed for delivery of notice under this Section 11) to the secretary of the corporation at the principal executive offices of the corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be in the form provided by the corporation, and shall be provided by the secretary of the corporation upon written request) and a written representation and agreement (in the form provided by the secretary of the corporation upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation.

Section 12.   Notice of Other Business; Shareholder Proposals

(a)

At any annual meeting of the shareholders, only such business (other than the nomination of directors, which shall be governed by Section 11 of this Article I) shall be conducted as shall have been brought before the meeting (i) by or at the direction of the board of directors or (ii) by any shareholder of the corporation who (A) was a shareholder of record at the time of giving of the notice provided for in this Section 12 and at the time of the annual meeting (including any adjournment or postponement thereof), (B) is entitled to vote at such meeting and (C) complies with the procedures set forth below as to the presentation of business at the meeting. For the avoidance of doubt, clause (ii) of this Section 12(a) shall be the exclusive means for a shareholder to present business (other than director nominations, which shall be governed by Section 11 of this Article I) before an annual meeting of shareholders.

(b)

For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the secretary of the corporation. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above. In order to be effective the shareholder’s notice shall set forth:

(i)

as to the shareholder giving notice and the beneficial owner, if any, on whose behalf the business is to be brought before the meeting, the information set forth in Section 11(b)(i) above; and

(ii)

as to each matter the shareholder purposes to bring before the meeting: (A) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and (B) any material interest of the shareholder (and the beneficial owner, if any, on whose behalf the business is to be brought before the meeting) in such business.

(c)

If the chairman of the meeting shall determine, based on the facts, that business was not properly brought before the meeting in accordance with the procedures set forth in this Section 12, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(d)

Notwithstanding the foregoing provisions of this Section 12, a shareholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 12. Nothing in these Bylaws shall be deemed to affect any rights of shareholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 13.   Action by Remote Communication

If authorized by the board of directors in its sole discretion, and subject to such guidelines and procedures as the board of directors may adopt, shareholders and proxyholders not physically present at a meeting of shareholders may, by means of remote communication: (i) participate in a meeting of shareholders and (ii) be deemed present in person and vote at a meeting of shareholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a shareholder or proxyholder, (B) the corporation shall implement reasonable measures to provide such shareholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings and (C) if any shareholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – A-5

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Section 14.   Inspectors of Elections

The corporation shall, in advance of any meeting of shareholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of shareholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of the inspector’s ability. The inspectors shall ascertain the number of shares outstanding and the voting power of each, determine the number of shares represented at a meeting and the validity of proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

Section 15.   Fixing Date for Determination of Shareholders of Record

(a)

In order that the corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meetings, nor more than sixty (60) days prior to any other action. A determination of shareholders of record entitled to notice of and to vote at a meeting of shareholders shall apply to any adjournment or postponement of the meeting; provided, however, that the board may fix a new record date for the adjourned or postponed meeting.

(b)

In order that the corporation may determine the shareholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the board of directors. Any shareholder of record seeking to have the shareholders authorize or take corporate action by written consent shall, by written notice to the secretary of the corporation, request the board of directors to fix a record date. The board of directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date (unless a record date has previously been fixed by the board of directors pursuant to the first sentence of this Bylaw). If no record date has been fixed by the board of directors, pursuant to this Bylaw or otherwise within ten (10) days of the date on which such a request is received, the record date for determining shareholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation in accordance with the provisions of Section 6 of this Article I. If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining shareholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

Article II    Directors

Section 1.   Powers

The business and affairs of the corporation shall be managed by or under the direction of its board of directors.

Section 2.   Number; Election

The number of directors which shall constitute the whole board shall not be less than three nor more than nine, and shall be determined by resolution adopted by a vote of two-thirds (2/3) of the entire board, or at an annual or special meeting of shareholders by the affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the outstanding stock entitled to vote. No reduction in number shall have the effect of removing any director prior to the expiration of his or her term. In the event the number of directors which constitute the whole board shall be three or more, the board of directors shall be divided into three classes as nearly equal in number as possible with the term of office of one class expiring each year. At the first shareholders’ meeting following the election or appointment of three or more directors which constitute the whole board, the term of office of those of the first class shall expire at the first annual meeting after their election; the term of office of those of the second class shall expire at the second annual meeting after their election; and the term of office of those of the third class shall expire at the third annual meeting after their election. At each annual meeting held after such classification and election, directors shall be chosen for a full term of three years to succeed those whose terms expire.

No person may stand for election to, or be elected to, the board of directors or be appointed by the directors to fill a vacancy on the board of directors who shall have made, or be making, improper or unlawful use of the corporation’s confidential information. Directors need not be shareholders at the time of election but must be less than 80 years of age.

All elections of directors shall be by written ballot unless otherwise provided in the Certificate of Incorporation. However, if authorized by the board of directors in its sole discretion, the ballot may be submitted by electronic transmission, provided that any such electronic transmission must either set forth, or be submitted with, information from which it can be determined that the electronic transmission was authorized by the shareholder or proxyholder.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – A-6

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Section 3.   Vacancies

Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until the next annual election of the class for which each such director has been chosen and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

Section 4.   Place of Meetings

Board meetings may be held at such places as the board may, from time to time, determine or as may be specified in the call of any meetings.

Section 5.   Regular Meetings

The annual meeting of the board shall be held without call or notice as soon as practicable after and at the same general place as the annual meeting of the shareholders, for the purpose of electing officers and transacting any other business that may properly come before the meeting. Additional regular meetings of the board may be held without call or notice at such place and at such time as shall be fixed by resolution of the board but in the absence of such resolution shall be held upon call by the chairman of the board or the president or a majority of the directors then in office.

Section 6.   Special Meetings

Special meetings of the board may be called by the chairman of the board or the president or by a majority of the directors then in office. Notice of special meetings shall be given to each director at least three (3) days before the meeting. Such notice shall set forth the time and place of such meeting, but need not, unless otherwise required by law, state the purposes of the meeting. A majority of the directors present at any meeting may adjourn the meeting from time to time without notice other than announcement at the meeting.

Section 7.   Quorum

A majority of the total number of directors, excluding any vacancies, shall constitute a quorum for the transaction of business at any meeting of the board. If at any meeting a quorum is not present, a majority of the directors present may adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum is present. The act of a majority of directors present in person at a meeting at which a quorum is present shall be the act of the board of directors.

Section 8.   Presence at Meeting

Members of the board of directors, or of any committee thereof, may participate in a meeting of such board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall be deemed presence in person at such meeting.

Section 9.   Action Without Meeting

Any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or electronic transmission is filed with the minutes of the proceedings of the board or such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 10.   Committees of the Board

The board of directors may, by resolution passed by a majority of the directors then in office, designate one or more committees, each such committee to consist of one or more of the directors of the corporation and shall have such name or names as may be determined from time to time by resolution adopted by the board. The board may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and generally perform such duties and exercise such powers as may be directed or delegated by the board of directors from time to time and, furthermore, may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation (except that a committee may, to the extent authorized in the resolution(s) providing for the issuance of shares of stock adopted by the board of directors as provided in Section 1032(A) of the Act, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the corporation or the conversion into, or the exchange of such shares for shares of any other class or classes or any other series of the same or any other class or classes or stock of the corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series), adopting an agreement of merger or consolidation, recommending to the shareholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, recommending to the shareholders a dissolution of the corporation or a revocation of a dissolution, or amending the bylaws of the corporation; and unless the resolution of the board of directors, the Certificate of Incorporation or these Bylaws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock or to adopt a certificate of ownership and merger pursuant to the Act. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the board to act at the meeting in the place of such absent or disqualified member. Each such committee shall keep regular minutes of its proceedings and report the same to the board of directors as and when required.

Section 11.   Compensation

Each director shall be reimbursed for reasonable expenses incurred in attending any meeting of the board or of any committee of which such director shall be a member. The board may, by resolution, allow reasonable fees to some or all of the directors for attendance at any board or committee meeting. No such payment shall preclude any directors from serving the corporation in any other capacity and receiving compensation therefore.

Section 12.   Emergency Management Committee

If as a result of a catastrophe or other emergency condition a quorum of any committee of the board of directors having power to act in the premises cannot readily be convened and a quorum of the board of directors cannot readily be convened, then all the powers and duties of the board of directors shall automatically vest and continue, until a quorum of the board of directors can be convened, in the Emergency Management Committee, which shall consist of all readily available members of the board of directors and two of whose members shall constitute a quorum. The Emergency Management Committee shall call a meeting of the board of directors as soon as circumstances permit for the purpose of filling any vacancies on the board of directors and its committees and taking such other action as may be appropriate.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – A-7

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Section 13.   Resignation

Any director may resign at any time upon notice given in writing or by electronic transmission to the board of directors or to the secretary of the corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 14.   Removal

No director may be removed from office by the shareholders except for cause. A director may be removed from office by the shareholders for cause upon the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the corporation then entitled to vote generally in the election of directors voting together as a single class.

Section 15.   Preferred Directors

Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of preferred stock shall have the right, voting separately as a class or series, to elect directors, the nomination, election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the certificate of designation for such classes or series, and such directors so elected shall not be subject to the provisions of Sections 2, 3 and 14 of this Article II unless otherwise provided therein.

Article III    Officers and Employees

Section 1.   Election

At the annual meeting of the board, there shall be elected such officers as may be necessary to enable the corporation to sign instruments and stock certificates which comply with the Act. Such officers may include a chairman of the board, chief executive officer, vice chairman of the board, a president, one or more vice presidents (who may be designated by different classes), a secretary, a treasurer and other officers. No officer need be a director. Two or more offices may be held by the same person.

Section 2.   Term, Removal and Vacancies

All officers shall serve at the pleasure of the board. Any officer elected or appointed by the board may be removed at any time by the board whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. A vacancy in any office shall be filled by the board of directors.

Section 3.   Chairman of the Board

The chairman of the board, if one has been elected, shall preside at all meetings of the board, shareholders and committees of which he or she is a member. He or she shall have such powers and perform such duties as may be authorized by the board of directors.

Section 4.   Chief Executive Officer

If the board of directors has elected a chairman of the board, it may designate the chairman of the board as the chief executive officer of the corporation. If no chairman of the board has been elected, or in his or her absence or inability to act, or if no such designation has been made by the board of directors, the president shall be the chief executive officer of the corporation. The chief executive officer shall (i) have the overall supervision of the business of the corporation and shall direct the affairs and policies of the corporation, subject to any directions which may be given by the board of directors, (ii) have authority to designate the duties and powers of officers and delegate special powers and duties to specified officers, so long as such designations shall not be inconsistent with the laws of the State of Oklahoma, these Bylaws or action of the board of directors, and (iii) in general have all other powers and shall perform all other duties incident to the chief executive officer of a corporation and such other powers and duties as may be prescribed by the board of directors from time to time.

Section 5.   Vice Chairman of the Board

The vice chairman of the board, if one has been elected, shall, in the absence or inability of the chairman of the board to act, preside at all meetings of shareholders, the board of directors and committees of which the chairman of the board is a member. The vice chairman of the board shall be subject to the control of the board of directors and chairman of the board. He or she shall have such powers and perform such duties as from time to time may be assigned to him or her by the board of directors or the chairman of the board.

Section 6.   President

If the board of directors has elected a chairman of the board and designated such officer as the chief executive officer of the corporation, the president shall serve as chief operating officer and be subject to the control of the board of directors and the chairman of the board. He or she shall have such powers and perform such duties as from time to time may be assigned to him or her by the board of directors or the chairman of the board. If the board of directors has not elected a chairman of the board, or if one has been elected and has not been designated the chief executive officer of the corporation, then the president shall be the chief executive officer of the corporation with the powers and duties provided in Section 4 of this Article III. In any event, the president shall have the power to execute, and shall execute, bonds, deeds, mortgages, extensions, agreements, modification of mortgage agreements, leases and contracts or other instruments of the corporation except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors or by the president to some other officer or agent of the corporation. The chairman of the board, if there is one, or the president, may give a proxy to any other person to vote all shares of the stock of any other corporation standing in the name of the corporation. The president, in general, shall have all other powers and shall perform all other duties as may be prescribed by the board of directors from time to time.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – A-8

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Section 7.   Vice Presidents

A vice president shall perform such duties as may from time to time be assigned to him or her by the board or by the chairman, the vice chairman or the president. In the absence or inability to act of the president, the vice president (or if there is more than one vice president, in the order designated by the board and, absent such designation, in the order of their first election to that office) shall perform the duties and discharge the responsibilities of the president.

Section 8.   Secretary

The secretary shall be the keeper of the corporate seal and records, and shall give notice of, attend and record minutes of meetings of shareholders and directors. He or she shall see that the seal is affixed to all documents on which the seal is required by law to be affixed, the execution of which on behalf of the corporation under its seal is duly authorized in accordance with the provisions of these Bylaws. He or she shall, in general, perform all duties incident to the office of secretary and such other duties as may be assigned to him or her by the board or by the president. The assistant secretaries, if any, shall have such duties as shall be delegated to them by the secretary and, in the absence of the secretary, the senior of them present shall discharge the duties of the secretary.

Section 9.   Treasurer

The treasurer shall be responsible for (i) the custody and safekeeping of all of the funds and securities of the corporation, (ii) the receipt and deposit of all monies paid to the corporation, (iii) where necessary or appropriate, the endorsement for collection on behalf of the corporation of all checks, drafts, notes and other obligations payable to the corporation, (iv) the disbursement of funds of the corporation under such rules as the board may from time to time adopt, (v) maintaining the general books of account of the corporation and (vi) the performance of such further duties as are incident to the office of treasurer or as may be assigned to him or her by the board or by the president. The assistant treasurers, if any, shall have such duties as shall be delegated to them by the treasurer, and in the absence of the treasurer, the senior one of them present shall discharge the duties of the treasurer.

Section 10.   Divisional Officers

The board may from time to time appoint officers of various divisions of the corporation. Divisional officers shall not by virtue of such appointment become officers of the corporation. Subject to the direction of the chief executive officer of the corporation, the president of a division shall have general charge, control and supervision of all the business operations of his or her division, and the other divisional officers shall have such duties and authority as may be prescribed by the president of the division.

Article IV    Stock Certificates and Transfer Books

Section 1.   Certificates

The shares of the corporation shall be represented by certificates, provided that the board of directors of the corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Notwithstanding the adoption of any such resolution, shares represented by a certificate shall not become uncertificated shares until such certificate is surrendered to the corporation. Any certificates representing shares of stock shall be in such form as the board shall from time to time approve, signed by, or in the name of, the corporation by (i) the chairman of the board, if any, the president or any vice president and (ii) the treasurer, or assistant treasurer, or the secretary or an assistant secretary, certifying the number of shares owned by the shareholder in the corporation. During the time in which the corporation is authorized to issue more than one class of stock or more than one series of any class, there shall be set forth on the face or back of each certificate issued a statement that the corporation will furnish without charge to each shareholder who so requests, the designations, preferences and relative, participating, option or other special rights of each class of stock or series thereof of the corporation and the qualifications, limitations or restrictions of such preferences and/or rights.

The signatures of any of the officers on a certificate may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer at the date of issue.

Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice that shall set forth the name of the corporation, the name of the shareholder, the number and class (and the designation of the series, if any) of the shares represented, and any restrictions on the transfer or registration of such shares imposed by the Certificate of Incorporation, these Bylaws, any agreement among shareholders or any agreement between shareholders and the corporation.

Section 2.   Record Ownership

A record of the name and address of each holder of certificated or uncertificated shares, the number of shares held, and the date of issue thereof shall be made on the corporation’s books. The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof, and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any other person, whether or not it shall have express or other notice thereof, except as required by the laws of Oklahoma.

Section 3.   Transfer Agent and Registrar

The corporation may maintain one or more transfer offices or agencies, each in the charge of a transfer agent designated by the board, where the shares of stock of the corporation shall be transferable. The corporation may also maintain one or more registry offices, each in the charge of a registrar designated by the board, wherein such shares of stock shall be registered. To the extent authorized by the board, the same entity may serve both as a transfer agent and registrar.

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Section 4.   Lost Certificates

Any person claiming a stock certificate or uncertificated shares in lieu of a stock certificate lost, stolen, mutilated or destroyed shall give the corporation an affidavit as to such person’s ownership of the certificate and of the facts which go to prove its loss, theft, mutilation or destruction. Such person shall also, if required by the board, give the corporation a bond, in such form as may be approved by the board, sufficient to indemnify the corporation against any claim that may be made against it on account of the alleged loss or theft of the certificate or the issuance of a new certificate.

Section 5.   Transfer of Stock

Transfer of shares shall, except as provided in Section 4 of this Article IV, be made on the books of the corporation only by direction of the holder, whether named in the certificate or on the books of the corporation as a holder of uncertificated shares, or the holder’s attorney, lawfully constituted in writing, and, if held in certificate form, only upon surrender for cancellation of the certificate therefor, duly endorsed or accompanied by a written assignment of the shares evidenced thereby.

Article V    General Provisions

Section 1.   Offices

The principal offices of the corporation shall be maintained in Oklahoma City, Oklahoma, or at such other place as the board may determine. The corporation may have such other offices as the board may from time to time determine.

Section 2.   Voting of Stock

Unless otherwise ordered by the board, the chairman of the board, if any, the president or any vice president shall have full power and authority, in the name and on behalf of the corporation, to attend, act and vote at any meeting of shareholders of any company in which the corporation may hold shares of stock, and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such shares and which, as the holder thereof, the corporation might possess and exercise if personally present, and may exercise such power and authority through the execution of proxies or may delegate such power and authority to any other officer, agent or employee of the corporation.

Section 3.   Notices

(a)

Unless otherwise provided herein, whenever notice is required to be given, it shall not be construed to require personal notice, but such notice may be given in writing by depositing the same in the United States mail, addressed to the individual to whom notice is being given at such address as appears on the records of the corporation, with postage thereon prepaid. Such notice shall be deemed to be given at the time when the same shall be thus deposited. Notice to directors may be given by any form of electronic transmission.

(b)

Without limiting the manner by which notice otherwise may be given effectively to shareholders, any notice to shareholders given by the corporation under any provision of the Act, the Certificate of Incorporation, or these Bylaws shall be effective if given by a form of electronic transmission consented to by the shareholder to whom the notice is given. Any such consent shall be revocable by the shareholder by written notice to the corporation. Any such consent shall be deemed revoked if: (i) the corporation is unable to deliver by electronic transmission two (2) consecutive notices given by the corporation in accordance with such consent and (ii) such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c)

Notice given pursuant to Section 3(b) of this Article V shall be deemed given if by: (i) facsimile telecommunication, when directed to a number at which the shareholder has consented to receive notice; (ii) electronic mail, when directed to an electronic mail address at which the shareholder has consented to receive notice; (iii) a posting on an electronic network together with separate notice to the shareholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) any other form of electronic transmission, when directed to the shareholder, in accordance with the shareholder’s consent.

(d)

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(e)

Any notice to shareholders given by the corporation shall be effective if given by a single written notice to shareholders who share an address if consented to by the shareholders at that address to whom such notice is given. Any such consent shall be revocable by the shareholder by written notice to the corporation. Any shareholder who fails to object in writing to the corporation, within sixty (60) days of having been given written notice by the corporation of its intention to send the single notice permitted by this section, shall be deemed to have consented to receiving such single written notice.

Section 4.   Waiver of Notice

Whenever any notice is required to be given, a waiver thereof in writing, signed by the person or persons entitled to the notice, or a waiver by electronic transmission by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

Section 5.   Exception to Notice

The giving of any notice required under any provision of the Act, the Certificate of Incorporation or these Bylaws shall not be required to be given to any shareholder to whom: (i) notice of two consecutive annual meetings and all notices of meetings or of the taking of action by written consent without a meeting to such shareholder during the period between such two consecutive annual meetings, or (ii) all, and at least two, payments (if sent by first class mail) of dividends or interest on securities during a twelve-month period, have been mailed addressed to such person at such person’s address as shown on the records of the corporation and have been returned undeliverable. If any such shareholder shall deliver to the corporation a written notice setting forth such shareholder’s then current address, the requirement that such notice be given to such shareholder shall be reinstated. The exception provided for in this Section 5 to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

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Article VI    Indemnification of Officers, Directors, Employees and Agents

(a)

The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendre or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation and with respect to any criminal action or proceeding had reasonable cause to believe that his or her conduct was unlawful.

(b)

The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine, upon application, that despite the adjudication of liability, but in the view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(c)

Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized herein. Such advances shall paid by the corporation within twenty (20) days after the receipt by the corporation of a written statement or statements from the claimant requesting such advance or advances from time to time.

(d)

To obtain indemnification under this Bylaw, a claimant shall submit to the corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon such written request by a claimant for indemnification, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (i) if requested by the claimant, by Independent Counsel (as defined below), or (ii) if no request is made by the claimant for a determination by Independent Counsel, (A) by the board of directors by a majority vote of a quorum consisting of Disinterested Directors (as defined below), or (B) if a quorum of the board of directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the board of directors, a copy of which shall be delivered to the claimant or (C) if a quorum of Disinterested Directors so directs, by the shareholders of the corporation. In the event the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the claimant, the Independent Counsel shall be selected by the board of directors unless there shall have occurred within two (2) years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a “Change of Control” as defined in the corporation’s 2005 Long Term Incentive Plan, as amended through the date of these Bylaws, in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the board of directors. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.

For purposes of this Article VI:

“Disinterested Director” means a director of the corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

“Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the corporation or the claimant in an action to determine the claimant’s rights under this Article VI.

(e)

If a claim under this Bylaw is not paid in full by the corporation within sixty (60) days after a written claim pursuant to paragraph (d) of this Article VI has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standard of conduct which makes it permissible under the Act for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, Independent Counsel or shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Act, nor an actual determination by the corporation (including its board of directors, Independent Counsel or shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. If a determination shall have been made pursuant to this paragraph (e) that the claimant is entitled to indemnification, the corporation shall be bound by such determination in any judicial proceeding commenced pursuant to this paragraph (e). The corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to this paragraph (e) that the procedures and presumptions of this Bylaw are not valid, binding and enforceable and shall stipulate in such proceeding that the corporation is bound by all the provisions of this Bylaw.

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(f)

The corporation may purchase (upon resolution duly adopted by the board of directors) and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability.

(g)

To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to herein or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

(h)

Every such person shall be entitled, without demand by him or her upon the corporation or any action by the corporation, to enforce his or her right to such indemnity in an action at law against the corporation. The right of indemnification and advancement of expenses conferred by this Article VI shall not be deemed exclusive of any rights to which any such person may now or hereafter be otherwise entitled and specifically, without limiting the generality of the foregoing, shall not be deemed exclusive of any rights pursuant to statute or otherwise, of any such person in any such action, suit or proceeding to have assessed or allowed in his or her favor against the corporation or otherwise, his or her costs and expenses incurred therein or in connection therewith or any part thereof. The right to indemnification and advancement of expenses conferred by this Article VI (i) shall be a contract right that vests at the time of such person’s service to or at the request of the corporation and (ii) cannot be terminated by the corporation, the board of directors or the shareholders of the corporation with respect to a person’s service prior to the date of such termination. No repeal or modification of this Bylaw shall in any way diminish or adversely affect the rights of any current or former director, officer, employee or agent of the corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

(i)

If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article VI (including each portion of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article VI (including each such portion of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Article VII    Amendments

These Bylaws may be altered, amended or repealed or new Bylaws may be adopted in accordance with the Certificate of Incorporation and the Act.

I hereby certify that the foregoing is a full, true and correct copy of the Bylaws of Chesapeake Energy Corporation, an Oklahoma corporation, as in effect on the date hereof.

Dated this ~~13~~8th day of ~~November~~June, ~~2008~~2012.

Jennifer M. Grigsby, Secretary

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EXHIBIT B

Chesapeake Energy Corporation 2012 Annual Incentive Plan

Section 1.    Purpose of the Plan

The Chesapeake Energy Corporation 2012 Annual Incentive Plan (the “Plan”) is a performance-based incentive program. The purpose of the Plan is to provide cash-based incentive compensation to those officers, executives, and key employees who, in the opinion of Chesapeake Energy Corporation (the “Company”), contribute significantly to the growth and success of the Company; to attract and retain individuals of outstanding ability; and to align the interests of those who hold positions of major responsibility in the Company with the interests of Company shareholders. The Plan is intended to constitute a qualified performance-based compensation plan under Section 162(m)(4)(c) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be administered and interpreted so to ensure such compliance.

Section 2.    Definitions

Unless context otherwise indicates, the following definitions shall be applicable:

“Affiliated Entity” shall mean any partnership or limited liability company in which at least 50% of the voting power of such entity is owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or Affiliated Entities or a combination thereof.

“Award” shall mean a right granted to a Participant pursuant to Section 5 of the Plan to receive a cash payment from the Company based upon achievement of an Objective Minimum Standard and, to the extent achieved, the Participant’s Performance Goal(s) during the relevant Performance Period and subject to the Committee’s discretion pursuant to Section 6.B of the Plan.

“Base Salary” shall mean the actual base salary in effect at the end of the Performance Period to which an Award applies as shown in the payroll/personnel records of the Company.

“Board” shall mean the Board of Directors of the Company.

“Change of Control” shall mean the occurrence of any of the following:

(1)

the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). For purposes of this definition the following acquisitions by a Person will not constitute a Change of Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (3) below;

(2)

the individuals who, as of the later of the date hereof or the last amendment to this Plan approved by the Board, constitute the board of directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors. Any individual becoming a director subsequent to the later of the date hereof or the last amendment to this Plan approved by the Board whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the later of the date hereof or the last amendment to this Plan approved by the Board, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the later of the date hereof or the last amendment to this Plan approved by the Board;

(3)

the consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company common stock and outstanding company voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding Company common stock and outstanding company voting securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

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(4)

the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time; references to particular sections of the Code include references to regulations and rulings thereunder and to successor provisions.

“Committee” shall mean the Compensation Committee of the Board or any committee of the Board designated by resolution of the Board to administer the Plan pursuant to Section 3.A.

“Company” shall mean Chesapeake Energy Corporation, an Oklahoma corporation, its successors and assigns, and each of its subsidiaries and affiliates and other entities which it controls directly or indirectly and which have been approved for participation in the Plan by the Committee.

“Covered Employee” shall mean an individual who with respect to a Performance Period is a “covered employee” within the meaning of Section 162(m) of the Code.

“Disability” shall mean a physical or mental impairment sufficient to make a Participant eligible for benefits under the Company’s long-term disability plan; provided, however, that if payment or settlement of an award subject to Section 409A of the Code is to be accelerated solely as a result of a Participant’s Disability, Disability shall have the meaning set forth in Section 409A of the Code.

“Employee” shall mean any employee of the Company, a Subsidiary or an Affiliated Entity or any person to whom an offer of employment with the Company, a Subsidiary or an Affiliated Entity is extended, as determined by the Committee.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions, statements and pronouncements of the Financial Accounting Standards Board (or predecessors or successors thereto or agencies with similar functions) or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination and in any event applied in a manner consistent with the application thereof used in the preparation of the Company’s financial statements.

“Maximum Award Opportunity” shall mean an amount equal to a percentage of Base Salary to be awarded to a Participant with respect to a single Performance Period upon achieving the maximum level of performance respecting a Performance Goal as established by the Committee pursuant to Section 5 of the Plan, provided however that no payment to a Participant in respect of any Performance Period shall exceed the lesser of an amount equal to 300% of Base Salary or $10 million.

“Objective Minimum Standard” shall mean any one of the following, which shall enable the payout of awards to Participants pursuant to Section 6:

(1)

operating cash flow (defined as cash flow from operating activities before changes in assets and liabilities) of the Company in respect of the applicable Performance Period (or a portion thereof as specified by the Committee pursuant to Section 5) applicable to an Award equal to at least 50% of the operating cash flow achieved during the immediately preceding fiscal year (or corresponding portion thereof) of the Company;

(2)

oil and gas production of the Company (as adjusted for asset sales) in respect of the applicable Performance Period (or a portion thereof as specified by the Committee pursuant to Section 5) applicable to an Award equal to at least 75% of the production achieved during the immediately preceding fiscal year (or corresponding portion thereof) of the Company; or

(3)

long-term indebtedness per unit of proved oil and gas reserves of $0.50/mcfe or less.

“Participant” shall have the meaning ascribed to it in Section 4.

“Performance Goal” shall mean performance objectives established by the Committee for each Performance Period for the purpose of determining the extent to which a Participant will receive an Award for such Performance Period. Each Performance Goal selected for a particular Performance Period shall include, but is not limited to, any one or more of the following performance criteria, either individually or in any combination, applied to the Company as a whole, to a Subsidiary, to a business unit of the Company or any Subsidiary, to an affiliate of the Company or any Subsidiary or to any individual, measured either annually or cumulatively over a period of time, on an absolute basis or relative to an identified index or peer group, and, where applicable, may be measured on a pre-tax or post-tax basis, in the aggregate or on a per-share basis and on an absolute basis or as a percentage change over a period of time:

•

Earnings (either in aggregate or on a per-share basis);

•

Net income;

•

Operating income;

•

Cash flow (either aggregate or on a per-share basis);

•

Share price, including growth measures and total shareholder return (TSR) relating to common shareholders, including return on assets, investment, invested capital or equity, or attainment by the shares of a specified value for a specified period of time;

•

Earnings before or after either, or any combination of, interest, taxes, depreciation, depletion or amortization (EBITDA);

•

Gross revenues;

•

Progress towards debt reduction goals;

•

Expense levels in each case, where applicable, determined on a Company-wide basis, in respect of any one or more Subsidiaries or business units thereof or in relation to the Company’s peers;

•

Market share;

•

Strategic business criteria, including one or more of the following: meeting geographic business expansion goals, objectively identified project milestones, production volume levels, production mix, cost targets, goals relating to acquisitions or divestitures and goals related to industry leadership in new discoveries, the development or use of new technology, risk management, and/or asset monetization strategies;

•

Operational measures tied to exploration and production, including changes in proved reserves, drilling costs, lifting costs, exploration costs, environmental compliance and safety and accident rates;

•

Commodity hedging results;

•

Changes in capital structure;

•

Operating and maintenance cost management;

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•

Credit rating upgrades; and

•

Any other objective or subjective criteria as the Committee may determine.

“Performance Period” shall mean the period designated by the Committee and communicated to each Participant over which the attainment of an Objective Minimum Standard and any of the Performance Goal(s), if any, will be measured for purposes of determining payment of an Award or, for an Employee who is first hired as an employee after the first day of such period and who becomes a Participant during such period, such portion of the period as determined by the Committee consistent with the requirements of Section 162(m) of the Code.

“Plan” shall mean the Chesapeake Energy Corporation 2012 Annual Incentive Plan.

“Subsidiary” shall mean any entity that is directly or indirectly controlled by the Company; as determined by the Committee.

Section 3.    Plan Administration

A. The Committee

The Plan will be administered by a committee appointed by the Board consisting of two or more directors, each of whom is an “outside director” within the meaning of Section 162(m)(4)(c)(i) of the Code (the “Committee”). The Committee may adopt rules and regulations for carrying out the Plan. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel. In accordance with and subject to the provisions of the Plan, the Committee will have full authority and discretion with respect to Awards made under the Plan, including without limitation the following (a) selecting the officers, executives, or other key Employees to be Participants; (b) establishing the terms of each Award; (c) determining the time or times when Awards will be granted; and (d) establishing the restrictions and other conditions to which the payment of Awards may be subject. Subject to Section 3.B, the Committee will have no authority under the Plan to amend or modify, in any manner, the terms of any outstanding Award; provided, however, that the Committee shall have the authority to reduce or eliminate the compensation or other economic benefit due pursuant to an Award upon the attainment of an Objective Minimum Standard and one or more Performance Goals, if any, included in such Award. Each determination, interpretation, or other action made or taken by the Committee pursuant to the provisions of the Plan will be conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan.

B. Adjustments

In the event of (a) any merger, reorganization, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights, offering, extraordinary dividend (including a spin-off), or other similar change affecting the Company’s shares; (b) any purchase, acquisition, sale, or disposition of a significant amount of assets other than in the ordinary course of business, or of a significant business; (c) any change resulting from the accounting effects of discontinued operations, extraordinary income or loss, changes in accounting as determined under GAAP, or restatement of earnings; or (d) any charge or credit resulting from an item which is classified as “non-recurring,” “restructuring,” or similar unusual item on the Company’s audited annual Statement of Operations which, in the case of (a) – (d), results in a change in the components of the calculations of any of an Objective Minimum Standard or the Performance Goals as established by the Committee, in each case with respect to the Company or any other entity whose performance is relevant to the achievement of an Objective Minimum Standard or any Performance Goal, if any, upon which an Award is based, the Committee shall, without the consent of any affected Participant, amend or modify the terms of any outstanding Award that is based in whole or in part on the performance of the Company (or any Subsidiary or division thereof) or such other entity so as equitably to reflect such event or events; provided, however, that the Committee shall not take any action pursuant to this Section which would constitute an impermissible exercise of discretion pursuant to Section 162(m) of the Code.

Section 4.    Participation

The Participants for any Performance Period shall be those officers, executives, and key Employees who are granted Awards by the Committee under the Plan for such Performance Period.

Section 5.    Establishment of Performance Goals

Prior to the beginning of each Performance Period, or not later than 90 days following the commencement of the relevant Performance Period (or, in the case of a Performance Period for a period of time of less than 12 months’ duration, no later than by the end of the first 25% of such period or such earlier date as may be required pursuant to Section 162(m) of the Code), the Committee shall establish and communicate in writing to each Participant the Objective Minimum Standards and the specific Performance Goals, if any, which must be achieved for each Participant to receive an Award payment for such Performance Period. The Performance Goals may include a threshold level of performance below which no Award payment shall be earned, target levels of performance at which specific Award payments will be earned, and a maximum level of performance at which the maximum level of Award payment will be earned; provided, however, that no such maximum level of Award payment in respect of any Performance Period shall exceed the Maximum Award Opportunity.

For an Employee who is first hired as an employee and who becomes a Participant after the first day of the Performance Period, the Objective Minimum Standard, Performance Goals and other criteria as set forth in this Section 5 shall be established by the Committee and communicated to the Participant within the time period permitted by Section 162(m) of the Code.

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Section 6.    Payment of Awards

A. Performance Period Payments

The Committee shall make a determination as soon as practicable after appropriate financial and other data respecting the Objective Minimum Standards and Performance Goal(s) respecting each applicable Performance Period, or such portion of the applicable Performance Period as the Committee shall determine, whether an Objective Minimum Standard and the Performance Goal(s) have been achieved and the amount of the Award payment for each Participant, provided, however, that in no event will an Award payment payable under this Plan exceed the Maximum Award Opportunity for any Performance Period. Except as otherwise set forth herein, in no event will an Award payment be payable under this Plan if, during the applicable Performance Period, an Objective Minimum Standard is not achieved. The Committee shall certify the foregoing determinations in writing.

Payment of each Award in a cash lump sum, less applicable withholding taxes pursuant to Section 9 of the Plan, shall be made as soon as practicable after certification by the Committee, provided, however, that any such payment shall be made no later than March 15 of the year immediately following the year in which the applicable Performance Period expires.

B. Discretionary Downward Adjustments

At any time after an Award has been granted but before the Award has been paid, the Committee, in its sole and absolute discretion, may reduce or eliminate the Award granted to any Participant for any reason or for no reason, including, without limitation, the Committee’s judgment that the Performance Goals have become an inappropriate measure of achievement, a change in the employment status, position or duties of the Participant, unsatisfactory performance of the Participant, or the Participant’s service for less than the entire Performance Period.

Section 7.    Termination of Employment

A. Termination Due to Death, Disability, or Retirement

In the event a Participant’s employment with the Company and all Subsidiaries is terminated by reason of death, Disability, or retirement, as defined by the Committee, prior to the payment date of an Award or during a Performance Period, the Participant (or the Participant’s estate) (subject to the Committee’s discretion as allowed by Sections 3.A and 6.B of the Plan) shall be entitled to a distribution of the Award on the payment date that would otherwise have been payable to the Participant pursuant to Section 6 of the Plan after the completion of the Performance Period, pro-rated based upon a fraction, the numerator of which is the number of full days worked on active payroll in an incentive-eligible position during the applicable Performance Period and the denominator of which is the number of days in such Performance Period (or the number of days remaining in such Performance Period after the individual is assigned to an incentive-eligible position), as determined by the Committee.

B. Termination for Reasons Other than Death, Disability, or Retirement

In the event a Participant’s employment is terminated with the Company and all Subsidiaries prior to the end of the Performance Period for any reason other than death, Disability, or retirement, the Participant’s Award for such Performance Period shall be immediately forfeited and the Participant shall have no right to any payment thereafter; provided, however, that under such circumstances the Committee may, in its sole discretion, pay the Participant an amount not to exceed a percentage of the amount earned according to the terms of the Award equal to the portion of the Performance Period through the Participant’s termination.

Section 8.    Fundamental Transaction; Change of Control

If the Company merges with another entity in a transaction in which the Company is not the surviving entity or if, as a result of a merger, other business combination or any other transaction or event, other securities are substituted for the common stock of the Company or the common stock of the Company may no longer be issued (each, a “Fundamental Transaction”) or if a Change of Control occurs, then notwithstanding any other provisions of the Plan, an Objective Minimum Standard shall be deemed to have been met and each outstanding Award shall be deemed to have achieved a level of performance equal to the higher of (i) such performance level as required to achieve a payment equal to 100% of Base Salary or (ii) the actual performance level achieved as of the occurrence of such Fundamental Transaction or Change of Control as determined by the Committee. In determining whether a performance level is achieved in this circumstance, the Committee may make any adjustment in the Performance Goals by measuring such criteria over the period commencing on the first day of the Performance Period and ending on the date of the Fundamental Transaction or Change of Control, instead of over the entire Performance Period. In the event of a Fundamental Transaction or Change of Control, payment of an award shall be made as soon as practicable, but in no event later than 60 days following such Fundamental Transaction or Change of Control.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – A-16

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Section 9.    Payment of Withholding Taxes

All distributions under the Plan are subject to withholding of all applicable taxes. The Company may condition the delivery of benefits under the Plan on satisfaction of the applicable withholding obligations and is entitled to withhold and deduct from the payment made pursuant to an Award or from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, and local withholding and employment-related tax requirements attributable to any payment made pursuant to an Award.

Section 10.    Plan Amendment, Modification, and Termination

The Committee or the Board may suspend or terminate the Plan or any portion thereof at any time and for any reason in its sole discretion. The Board may amend the Plan from time to time in such respects as the Board may deem advisable in order that Awards under the Plan will conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no amendments to the Plan will be effective without the approval of the shareholders of the Company if shareholder approval of the amendment is then required for the Plan to continue to be a qualified performance-based compensation plan pursuant to Section 162(m) of the Code. Any termination, suspension, or amendment of the Plan may adversely affect any outstanding Award without the consent of the affected Participant.

Section 11.    Non-funded, Unsecured Obligation

A.

Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the cash, if any, payable under the Plan (subject to the authority of the Committee pursuant to Section 3), unsecured by any assets of the Company, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company shall be sufficient to pay any benefits to any person. To the extent that a participant acquires a right to receive such a cash payment under the Plan, such right shall be no greater than the right of any unsecured, general creditor of the Company.

B.

No portion of any amount payable to Participants under the Plan shall be held by the Company in trust or escrow or any other form of asset segregation.

Section 12.    Effective Date and Duration of the Plan

The Plan was approved by the Board on December 16, 2011. The Plan is subject to shareholder approval as required by Section 162(m) of the Code. The Plan will become effective if approved at the Company’s 2012 annual meeting of shareholders and shall remain in effect until such time as the Plan is terminated as provided in Section 10. No amounts will be paid pursuant to the Plan unless and until such time shareholder approval is obtained. Any payments pursuant to Awards outstanding upon termination of the Plan may continue to be made in accordance with the terms of the Awards, subject to the authority of the Committee pursuant to Sections 3 and 9 of the Plan.

Section 13.    Miscellaneous

A. Employment

The Plan does not constitute a contract of employment and nothing in the Plan will interfere with or limit in any way the right of the Company to terminate the employment or otherwise modify the terms and conditions of the employment of any Employee or Participant at any time, nor confer upon any Employee or Participant any right to continue in the employ of the Company or any Subsidiary.

B. Restrictions or Transfer

Except pursuant to testamentary will or the laws of descent and as otherwise expressly permitted by the Plan, no right or interest of any Participant in an Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

C. Governing Law

Except in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration, and effect of the Plan and any rules, regulations, and actions relating to the Plan will be governed by and construed exclusively in accordance with the internal, substantive laws of the State of Oklahoma, without regard to the conflict of law rules of the State of Oklahoma or any other jurisdiction.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – A-17

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D. Clawbacks

To the extent required by applicable laws, rules, regulations or securities exchange listing requirements, the Company shall have the right, and shall take all actions necessary, to recover any amounts paid to any individual under this Plan.

E. Code Section 162(m)

It is the intent of the Company that the Plan comply fully with and meet all the applicable requirements of Code Section 162(m) and the regulations thereunder with respect to Awards. If any provision of the Plan or if any Award would otherwise conflict with the intent expressed in this subsection (E), that provision, to the extent possible, shall be interpreted so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Covered Employees. Nothing herein shall be interpreted to preclude a Participant who is or may be a Covered Employee from receiving any remuneration from the Company that is awarded not pursuant to the Plan or does not comply with Code Section 162(m).

F. Code Section 409A

The Plan and all Awards granted hereunder are intended to comply with, or otherwise be exempt from, Code Section 409A. The Plan and all Awards shall be administered, interpreted, and construed in a manner consistent with Code Section 409A or an exemption therefrom. Should any provision of the Plan, any Award hereunder, or any other agreement or arrangement contemplated by the Plan be found not to comply with, or otherwise be exempt from, the provisions of the Code Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the Participant, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following the Employee’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s termination date (or death, if earlier), with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Code, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on the Employee under Section 409A. Any payments to be made under this Plan upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

G. Successors

The Plan will be binding upon and inure to the benefit of the successors of the Company and the Participants.

Notice of Incentive Award	Chesapeake Energy Corporation ID: 73-1395733 6100 N. Western Avenue Oklahoma City, OK 73118
<NAME>	Award Number:
<ADDRESS>	Plan: Chesapeake Energy Corporation 2012 Annual Incentive Plan
<ADDRESS>	ID:

Effective <date> (the “Effective Date”), you have been offered an Award from Chesapeake Energy Corporation (the “Company”) pursuant to the Plan identified above. This Award entitles you to the right to receive a cash payment on the Payment Date specified below, subject to the terms and conditions of the Plan, if the Company achieves at least one of the Objective Minimum Standards set forth below and the Company achieves certain Performance Goals as determined by the Committee in its discretion as set forth below.

Your Maximum Award Opportunity: $[Base Salary x %]

Objective Minimum Standard: Shall refer to any of the following:

(1)

the Company shall attain operating cash flow in respect of the [Performance Period or such other period of time as specified by the Committee pursuant to Section 5] equal to at least [ ____ ](1);

(2)

the Company shall attain oil and gas production in respect of the [Performance Period or such other Period of time as specified by the Committee pursuant to Section 5] equal to at least [ ____ ];(2) or

(3)

long-term indebtedness per unit of proved oil and gas reserves of $0.50/mcfe or less.

Your Performance Goals and Incremental Projected Amount: [insert “scorecard” containing goals as established by the Committee with corresponding achievable Award payments]

Performance Period: mm/dd/yyyy to mm/dd/yyyy

Payment Timing: [Committee to specify Payment Date. Payments earned pursuant to this Award will be made no later than March 15 of [the year following the year in which the Performance Period ends]]

(1) The Committee shall include a value equal to 50% of the Company’s operating cash flow (defined as cash flow from operating activities before changes in assets and liabilities) achieved during the immediately preceding fiscal year (or corresponding period of time as specified by the Committee pursuant to Section 5).

(2) The Committee shall include a value equal to 75% of the Company’s production achieved during the immediately preceding fiscal year (or corresponding period of time as specified by the Committee pursuant to Section 5) as adjusted for asset sales.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – A-18

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Deemed Acceptance. You are required to accept the terms and conditions set forth in this Notice and the Plan, which is made a part of this document, within 60 days following the Effective Date (the “Acceptance Period”) in order for you to receive the Award granted to you hereunder. If you wish to decline this Award, you must expressly reject this Notice prior to the end of the Acceptance Period. For your benefit, if you have not rejected this Notice prior to the end of the Acceptance Period, you will be deemed to have automatically accepted this Award and all the terms and conditions set forth in this Notice and the Plan. Any capitalized terms used but not defined in this Notice have the same meanings given to them in the Plan.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – A-19

EXHIBIT C

Chesapeake Energy Corporation Non-GAAP Financial Measures

The financial metrics applicable to the AIP described in Compensation Discussion and Analysis on page 21 are non-GAAP financial measures. We provide reconciliations to the most directly comparable financial measures calculated in accordance with generally accepted accounting principles in our quarterly earnings releases and post them on the Company’s website at www.chk.com in the Reconciliation of Non-GAAP Financials sub-section of the section entitled “Investors”.

Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. For 2011, operating cash flow was $5.3 billion.

EBITDA represents net income before income tax expense, interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA excludes certain items that management believes affect the comparability of operating results. For 2011, adjusted EBITDA was $5.4 billion.

Adjusted net income represents net income available to common stockholders, excluding certain items that management believes affect the comparability of operating results. For 2011, adjusted net income was $1.9 billion.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – A-20

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EXHIBIT D

Chesapeake Energy Corporation Amended and Restated Long Term Incentive Plan

1. Purpose

Section 1.1 Background

The original Long Term Incentive Plan was approved by shareholders on June 10, 2005, and amendments to the Plan were approved by shareholders on June 9, 2006, June 8, 2007, June 6, 2008, June 12, 2009, June 11, ~~2010~~2010, June 10, 2011 and June ~~10, 2011.~~8, 2012.

Section 1.2 Purpose

This Long Term Incentive Plan is established by Chesapeake Energy Corporation (the “Company”) to foster and promote the sustained progress, growth and profitability of the Company by:

(a)

Attracting, retaining and motivating Employees, Non-Employee Directors and Consultants;

(b)

allowing Employees, Non-Employee Directors and Consultants to acquire a proprietary and vested interest in the growth and performance of the Company;

(c)

providing incentives and rewards to Employees, Non-Employee Directors and Consultants who are in a position to contribute materially to the success and long-term objectives of the Company; and

(d)

aligning the financial interests of Employees, Non-Employee Directors and Consultants with those of the Company’s shareholders.

Section 1.3 Effective Date

The Plan was effective as of October 1, 2004. The authority to issue Awards under the Plan will terminate on September 30, 2014 and the remaining terms of the Plan will continue in effect thereafter until all matters relating to the exercise and settlement of Awards and administration of the Plan have been completed.

2. Definitions

Section 2.1 “Affiliated Entity” means any partnership or limited liability company in which at least 50% of voting power thereof is owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or Affiliated Entities or a combination thereof.

Section 2.2 “Appreciation” means, with respect to a SAR (as hereafter defined), the amount by which the Fair Market Value of a share of Common Stock on the date of exercise of the SAR exceeds either (i) the exercise price of the Option to which a tandem SAR relates, in the case of a tandem SAR, or (ii) the Fair Market Value of a share of Common Stock on the Date of Grant of the SAR, in the case of a stand-alone SAR.

Section 2.3 “Award” means, individually or collectively, any Option, SAR, Performance Share, Restricted Stock, Other Stock Award or Cash Award granted under the Plan to an Eligible Person pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the applicable Committee may establish by the Award Agreement or otherwise.

Section 2.4 “Award Agreement” means any written or electronic instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers.

Section 2.5 “Board” means the Board of Directors of the Company.

~~Section 2.6 “Cash Award” means a cash bonus granted by the Committee to a Participant pursuant to Section 8.~~

Section 2.6 ~~Section 2.7~~  “Change of Control” means the occurrence of any of the following:

(i)

the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). For purposes of this Section ~~2.7~~2.6 the following acquisitions by a Person will not constitute a Change of Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below;

(ii)

the individuals who, as of the later of the date hereof or the last amendment to this Plan approved by the Board, constitute the board of directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors. Any individual becoming a director subsequent to the later of the date hereof or the last amendment to this Plan approved by the Board whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the later of the date hereof or the last amendment to this Plan approved by the Board, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the later of the date hereof or the last amendment to this Plan approved by the Board;

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – A-21

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(iii)

the consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)

the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Section 2.7 ~~Section 2.8~~ “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any Section of the Code shall be deemed to include any amendments or successor provisions to such Section and any regulations under such Section.

Section 2.8 ~~Section 2.9~~ “Committee” means the Compensation Committee of the Board (or any successor committee) or any other committee designated by the Board.

Section 2.9 ~~Section 2.10~~ “Common Stock” means the common stock, par value $.01 per share, of the Company and, after substitution, such other stock as shall be substituted therefor as provided in Section 3.3(b) of the Plan.

Section 2.10 ~~Section 2.11~~ “Consultant” means any person who is engaged by the Company, a Subsidiary or an Affiliated Entity to render consulting or advisory services.

Section 2.11 ~~Section 2.12~~ “Date of Grant” means the date on which the grant of an Award is made by the Committee.

Section 2.12 ~~Section 2.13~~ “Disability” has the meaning set forth in Section 409(A)(a)(2)(C) of the Code.

Section 2.13 ~~Section 2.14~~ “Eligible Person” means any Employee, Non-Employee Director, or Consultant.

Section 2.14 ~~Section 2.15~~ “Employee” means any employee of the Company, a Subsidiary or an Affiliated Entity or any person to whom an offer of employment with the Company, a Subsidiary or an Affiliated Entity is extended, as determined by the Committee.

Section 2.15 ~~Section 2.16~~ “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Section 2.16 ~~Section 2.17~~ “Executive Officer Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act with respect to the Common Stock.

Section 2.17 ~~Section 2.18~~ “Fair Market Value” means, as of any day, the closing price of the Common Stock on such day (or on the next preceding business day, if such day is not a business day or if no trading occurred on such day) as reported on the New York Stock Exchange or on such other securities exchange or reporting system as may be designated by the Committee. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its absolute discretion.

Section 2.18 ~~Section 2.19~~ “Incentive Stock Option” means an Option within the meaning of Section 422 of the Code.

Section 2.19 ~~Section 2.20~~ “Non-Executive Officer Participants” means Participants who are not subject to the provisions of Section 16 of the Exchange Act.

Section 2.20 ~~Section 2.21~~ “Non-Employee Director” shall have the meaning set forth in Rule 16b-3, or any successor rule, promulgated under Section 16 of the Exchange Act.

Section 2.21 ~~Section 2.22~~ “Nonqualified Stock Option” means an Option to purchase shares of Common Stock which is not an Incentive Stock Option within the meaning of Section 422(b) of the Code.

Section 2.22 ~~Section 2.23~~ “Option” means an Incentive Stock Option or Nonqualified Stock Option.

Section 2.23 ~~Section 2.24~~ “Other Stock Award” means any right granted to a Participant by the Committee under Section 7 of the Plan.

Section 2.24 ~~Section 2.25~~ “Participant” means an Eligible Person to whom an Award has been granted by the Committee under the Plan.

Section 2.25 ~~Section 2.26~~ “Performance Award” means any award of Performance Shares granted by the Committee under Section 6 of the Plan.

Section 2.26 ~~Section 2.27~~  “Performance Measures” means the Company’s achievement of target levels of aggregate earnings, earnings per share, share price, net income, operating income, gross revenue, cash flows, reserve additions or replacements, progress toward debt reduction goals, credit rating upgrades, production volume, meeting geographic expansion goals, objectively identified project milestones, market share, expense levels, finding costs, operating costs, overhead or other costs, drilling results, new discoveries, development or use of new technology, acquisitions and divestitures, risk management activities, asset monetization strategies, environmental compliance and safety and accident rates, return on equity, total or comparative shareholder return, changes in capital structure, a combination of or interrelationship among any of the foregoing, or other criteria, as determined by the Committee.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – A-22

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Section 2.27 ~~Section 2.28~~ “Performance Share” means the Common Stock or a unit having a value equivalent to the value of a share of Common Stock subject to a Performance Award granted under Section 6 of the Plan, which may be delivered or, with respect to a unit, the value of which may be delivered, to the Participant upon the achievement of such performance goals during the Performance Period as specified by the Committee.

Section 2.28 ~~Section 2.29~~ “Plan” means the Chesapeake Energy Corporation Long Term Incentive Plan.

Section 2.29 ~~Section 2.30~~ “Restricted Stock” means the Common Stock issued under Section 5 which is subject to any restrictions that the Committee, in its discretion, may impose.

Section 2.30 ~~Section 2.31~~ “SAR” means a Stock Appreciation Right.

Section 2.31 ~~Section 2.32~~ “Shareholder Approval” means approval by the holders of a majority of the outstanding shares of Common Stock, present or represented and entitled to vote at a meeting called for such purposes.

Section 2.32 ~~Section 2.33~~ “Stock Appreciation Right” means a right, granted under Section 4, to an amount in Common Stock equal to any increase in the Fair Market Value of the Common Stock between the date on which the Stock Appreciation Right is granted and the date on which the right is exercised.

Section 2.33 ~~Section 2.34~~ “Subsidiary” shall have the same meaning set forth in Section 424(f) of the Code.

3. Administration

Section 3.1 Administration of the Plan; the Committee

The Compensation Committee shall have overall authority to administer the Plan. The Board may designate another committee or committees to administer the Plan with respect to Non-Executive Officer Participants, subject to any terms or conditions established by the Committee. Hereafter, “Committee” shall mean the Compensation Committee, except when used in reference to Awards granted to Non-Executive Officer Participants, “Committee” shall mean any applicable committee designated by the Board.

Unless otherwise provided in the bylaws of the Company or resolutions adopted from time to time by the Board establishing the Committee, the Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. The Committee shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present shall be the valid acts of the Committee. Any action which may be taken at a meeting of the Committee may be taken without a meeting if all the members of the Committee consent to the action in writing. Although the Committee is generally responsible for the administration of the Plan, the Board in its sole discretion may take any action under the Plan that would otherwise be the responsibility of the Committee, except as such action pertains to the administration of Awards to Non-Employee Directors.

Subject to the provisions of the Plan, the Committee shall have the authority to:

(a)

Select the Eligible Persons to participate in the Plan.

(b)

Determine the time or times when Awards will be granted.

(c)

Determine the form of Award, the number of shares of Common Stock subject to any Award, all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Agreement, which may include the waiver or amendment of prior terms and conditions or acceleration of the vesting or exercise of an Award under certain circumstances determined by the Committee (subject to Section ~~10.2~~9.2 of the Plan). However, nothing in this Section 3.1 shall be construed to permit the repricing of any outstanding Award in violation of Section 4.3.

(d)

Determine whether Awards will be granted singly or in combination.

(e)

Determine whether, to what extent and under what circumstances Awards may be settled in cash or Common Stock.

(f)

Determine whether any conditions applicable to an Award have been met and whether an Award will be paid at the end of a Performance Period.

(g)

Employ attorneys, consultants, accountants and other advisors as deemed necessary or appropriate by the Committee.

(h)

Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

Section 3.2 Committee to Make Rules and Interpret Plan

The Committee in its sole discretion shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan or any Awards granted pursuant hereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties, unless otherwise determined by the Board.

Section 3.3 Shares Subject to the Plan

Subject to adjustment as provided in paragraph (b) below and subject to Section 3.4, the aggregate number of shares of Common Stock which are available for Awards under the Plan will not exceed forty~~-three~~ nine-million ~~(43,000,000~~five-hundred thousand (49,500,000) shares. Any of the authorized shares of Common Stock may be used for any of the types of Awards described in the Plan, except that no more than 3,000,000 shares of Common Stock may be issued pursuant to Incentive Stock Options. Common Stock delivered pursuant to an Award under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. The Committee, in its sole discretion, shall determine the manner in which fractional shares arising under this Plan are treated. Additional restrictions or adjustments with respect to shares subject to the Plan are as follows:

(a)

Subject to (b) below, the aggregate number of shares of Common Stock pursuant to Options and SARs granted to any Employee or Non-Employee Director in any calendar year under this Plan may not exceed 1,000,000 shares and the aggregate number of shares of Common Stock pursuant to Restricted Stock, Performance Awards and Other Stock Awards granted to any Employee or Non-Employee Director in any calendar year may not exceed 1,000,000 shares; provided, however, that the number of shares of Common Stock attributed to a Performance Award for the purpose of the annual grant limit described in this clause (a) shall be the target allocation of such Award; provided further that the maximum amount payable to a Participant pursuant to a Performance Award with respect to a Performance Period shall not exceed the value of 3,000,000 shares of Common Stock.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – A-23

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(b)

In the event that the shares of Common Stock, as presently constituted, shall be changed into or exchanged for a different number or kind or shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or other corporate event of similar nature), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, then there shall be substituted for or added to each share available under and subject to the Plan as provided herein, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be, to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights under such Awards. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, or in any Award theretofore granted or which may be granted under the Plan, such adjustments shall be made in accordance with such determination.

No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

Section 3.4 Share Counting~~.~~

(a)

The following shares of Common Stock related to Awards will be available for issuance again under the Plan:

(i)

~~(a)~~Common Stock related to Awards that are payable in cash or Common Stock as provided in an Award Agreement but are paid in cash;

(ii)

~~(b)~~Common Stock related to Awards that expire, are forfeited or cancelled or terminate for any other reason without the delivery of the Common Stock;

(iii)

~~(c)~~Common Stock equal in number to the shares of Common Stock surrendered in payment of the exercise price of an Option; and

(iv)

~~(d)~~Common Stock tendered or withheld in order to satisfy withholding tax obligations.

(b)

Shares of Common Stock related to Performance Awards or Other Stock Awards that are payable exclusively in cash as provided in an Award Agreement will not be counted against the aggregate number of shares of Common Stock available for Awards under the Plan.

4. Stock Options and Stock Appreciation Rights

Section 4.1 Grant of Options and SARs

The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Nonqualified Stock Options and Stock Appreciation Rights (SARs) to Eligible Persons and Incentive Stock Options to Employees. SARs may be granted either alone or in tandem with concurrently or previously issued Options. Each grant of an Option or SAR shall be evidenced by an Award Agreement ~~executed by the Company and the Participant,~~ and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 4.2.

Section 4.2 Conditions of Options and SARs

Each Option and SAR so granted shall be subject to the following conditions:

(a)

Exercise Price. As limited by Section 4.2(e) below, the Award Agreement for each Option and SAR shall state the exercise price set by the Committee on the Date of Grant. No Option or SAR shall be granted at an exercise price which is less than the Fair Market Value of the Common Stock on the Date of Grant.

(b)

Exercise of Options and SARs. Options and SARs granted under the Plan shall be exercisable, in whole or in such installments and at such times, and shall expire at such time, as shall be provided by the Committee in the Award Agreement. An SAR issued in tandem with an Option is only exercisable to the extent the related Option is exercisable and is subject to the conditions applicable to such Option. When a tandem SAR is exercised, the Option to which it relates shall cease to be exercisable to the extent of the number of shares with respect to which the tandem SAR is exercised. Similarly when the Option is exercised, the tandem SARs relating to the shares covered by such Option exercise shall terminate.

(c)

Form of Payment. The payment of the exercise price of an Option by the Participant shall be made in cash, shares of Common Stock, a combination thereof or in such other manner as the Committee may specify in the applicable Award Agreement. The payment of the Appreciation associated with the exercise of a SAR shall be made by the Company in shares of Common Stock.

(d)

Term of Option or SAR. The term of an Option or SAR shall be determined by the Committee and specified in the applicable Award Agreement, except that no Option or SAR shall be exercisable after the expiration of ten years from the Date of Grant.

(e)

Special Restrictions Relating to Incentive Stock Options. Options issued in the form of Incentive Stock Options shall only be granted to Employees of the Company or a Subsidiary and not to Employees of an Affiliated Entity unless such entity is classified as a “disregarded entity” of the Company or the applicable Subsidiary under the Code. In addition to being subject to all applicable terms, conditions, restrictions and/or limitations established by the Committee, Options issued in the form of Incentive Stock Options shall comply with the requirements of Section 422 of the Code (or any successor Section thereto), including, without limitation, the requirement that the exercise price of an Incentive Stock Option not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant, the requirement that each Incentive Stock Option, unless sooner exercised, terminated or canceled, expire no later than ten years from its Date of Grant, and the requirement that the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company or any Subsidiary) not exceed $100,000. Incentive Stock Options which are in excess of the applicable $100,000 limitation will be automatically recharacterized as Nonqualified Stock Options. No Incentive Stock Options shall be granted to any Employee if, immediately before the grant of an Incentive Stock Option, such Employee owns more than 10% of the total combined voting power of all classes of stock of the Company or its Subsidiaries (as determined in accordance with the stock attribution rules contained in Sections 422 and 424(d) of the Code) unless the exercise price is at least 110% of the Fair Market Value of the Common Stock subject to the Incentive Stock Option, and such Incentive Stock Option by its terms is exercisable no more than five years from the date such Incentive Stock Option is granted.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – A-24

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(f)

Shareholder Rights. No Participant shall have any rights as a shareholder with respect to any share of Common Stock subject to an Option or SAR prior to the purchase or receipt of such share of Common Stock by exercise of the Option or SAR. In addition, no Option or SAR granted under the Plan shall include any dividend equivalents.

Section 4.3 No Repricing

Except for adjustments made pursuant to Section 3.3(b), in no event will the Committee, without first obtaining Shareholder Approval, (i) decrease the exercise price of an Option or SAR after the Date of Grant; (ii) accept for surrender to the Company any outstanding Option or SAR granted under the Plan as consideration for the grant of a new Option or SAR with a lower exercise price; or (iii) repurchase from Participants any outstanding Options or SARs that have an exercise price per share higher than the then current Fair Market Value of a Share.

5. Restricted stock awards

Section 5.1 Grant of Restricted Stock

The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Restricted Stock to any Eligible Person. Restricted Stock shall be awarded in such number, for such purchase price (if any) and at such times during the term of the Plan as the Committee shall determine. Each grant of Restricted Stock shall be evidenced by an Award Agreement ~~executed by the Company and the Participant,~~ and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 5.2. Restricted Stock issued pursuant to a Restricted Stock Award may be evidenced in such manner as the Committee deems appropriate, including, without limitation, a book-entry registration or issuance of a stock certificate or certificates into escrow until the restrictions associated with such Award are satisfied.

Section 5.2 Conditions of Restricted Stock Awards

The grant of Restricted Stock shall be subject to the following:

(a)

Restriction Period. Each Restricted Stock Award shall require the holder to remain in the employment or otherwise be classified as an Eligible Person (or in the case of a Non-Employee Director, remain a director or consultant or be classified as another category of Eligible Person) of the Company, a Subsidiary, or an Affiliated Entity for a prescribed period (the “Restriction Period”). The Committee shall determine the Restriction Period or Periods that shall apply to the shares of Common Stock covered by each Award or portion thereof. In addition to any time vesting conditions determined by the Committee, Restricted Stock may be subject to the achievement by the Company of specified Performance Measures or other individual criteria as determined by the Committee. At the end of the Restriction Period, assuming the fulfillment of any other specified vesting conditions, the restrictions imposed by the Committee shall lapse with respect to the shares of Common Stock covered by the Award or portion thereof.

(b)

Code Section 162(m). If the Committee intends for a Restricted Stock Award to be granted and administered in a manner designed to preserve the deductibility of the resulting compensation in accordance with Section 162(m) of the Code, then Performance Measures applicable to such Award shall be established in writing by the Committee no later than the earlier of (i) 90 days after the commencement of the relevant Performance Period and (ii) the date as of which 25% of the Performance Period has elapsed. The Committee’s discretion to modify or waive the Performance Measures related to the vesting of the Award may be restricted in order to comply with Section 162(m).

(c)

Forfeiture. Except as otherwise determined by the Committee, upon termination of service or employment during the Restriction Period, all shares of Restricted Stock still subject to forfeiture shall be forfeited by the Participant and any purchase price paid by the Participant shall be returned to such Participant.

(d)

Shareholder Rights. During any Restriction Period, the Committee may, in its discretion, grant to or withhold from the holder of Restricted Stock all or any of the rights of a shareholder with respect to the shares, including, but not by way of limitation, the right to vote such shares or to receive dividends. If any dividends or other distributions are paid in shares of Common Stock and distributed to the holder of Restricted Stock, all such shares shall be subject to the same restrictions on transferability as the shares of Common Stock subject to the Award with respect to which they were paid.

(e)

Minimum Vesting Condition. The minimum Restriction Period applicable to any Restricted Stock that is not subject to performance criteria restricting the vesting of the Award shall be three years from the Date of Grant (subject to the provisions of Section ~~10.2~~9.2).

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – A-25

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6. Performance Awards

Section 6.1 Grant of Performance Shares

The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Performance Shares to any Eligible Person. Performance Shares shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine. Each Performance Award shall be evidenced by an Award Agreement ~~executed by the Company and the Participant,~~ and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 6.2.

Section 6.2 Conditions of Performance Awards

The grant of Performance Shares shall be subject to the following:

(a)

Performance Period. Performance Shares will be subject to the achievement of one or more performance goals by the Company or the Participant individually, measured for a prescribed period (the “Performance Period”), as specified by the Committee, such Performance Period to be not less than one year in duration. Such performance goals may be based upon the Company’s achievement of Performance Measures or other individual criteria.

(b)

Code Section 162(m). If the Committee intends for a Performance Award to be granted and administered in a manner designed to preserve the deductibility of the resulting compensation in accordance with Section 162(m) of the Code, then the Performance Measures applicable to such Award shall be established in writing by the Committee no later than the earlier of (i) 90 days after the commencement of the relevant Performance Period and (ii) the date as of which 25% of the Performance Period has elapsed. The Committee’s discretion to modify or waive the Performance Measures to the vesting of the Award may be restricted in order to comply with Section 162(m).

(c)

Payment Respecting Performance Shares. Performance Shares shall be earned to the extent that their terms and conditions are met, as certified by the Committee. The form and timing of payment for Performance Shares earned shall be determined by the Committee and specified in the Award Agreement; however, in no event shall the payment for Performance Shares ~~earned~~, to the extent vested, be made on a date that is later than 60 days after the ~~vesting of such Performance Shares~~payment date determined by the Committee.

(d)

Termination of Employment. The Committee, in its sole discretion, may (i) permit a Participant who ceases to be an Eligible Person before the end of any Performance Period, or the personal representative of a deceased Participant, to continue to be subject to a Performance Award relative to the current Performance Period until such Awards are forfeited or earned pursuant to their terms and conditions or (ii) authorize the payment to such Participant, or the personal representative of a deceased Participant, of the Performance Shares which would have been paid to the Participant had the Participant remained an Eligible Person to the end of the Performance Period. In the absence of such permission by the Committee, any unvested Performance Shares shall be forfeited when a Participant ceases to be an Eligible Person.

7. Other Stock Awards

Section 7.1 Grant of Other Stock Awards

The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, specify the terms and provisions of other forms of equity-based or equity-related awards not described above which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which awards may provide for cash payments based in whole or in part on the value or future value of Common Stock, for the acquisition or future acquisition of Common Stock, or any combination thereof. Each Other Stock Award shall be evidenced by an Award Agreement ~~executed by the Company and the Participant,~~ and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 7.2.

Section 7.2 Minimum Vesting Condition

Other Stock Awards subject to performance criteria shall not vest in less than one year and Other Stock Awards which are subject to time vesting shall not vest in less than three years.

~~8. Cash Awards~~

~~The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant to an Eligible Person a Cash Award (including without limitation, discretionary Awards, Awards based on objective performance criteria or Awards based on subjective performance criteria).  Cash Awards shall be awarded in such amount and at such times during the term of the Plan as the Committee shall determine, provided however that the total amount of all Cash Awards made under the Plan, in the aggregate, will not exceed $10 million.  Each Cash Award shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve.~~

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – A-26

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8~~9~~. Fundamental Transaction; Change Of Control

Section 8.1 ~~Section 9.1~~Fundamental Transaction

If the Company merges with another entity in a transaction in which the Company is not the surviving entity or if, as a result of a merger, other business combination or any other transaction or event, other securities are substituted for the Common Stock or the Common Stock may no longer be issued (each, a “Fundamental Transaction”), then notwithstanding any other provisions of the Plan, (i) all outstanding Options and SARs shall be fully exercisable and any unexercised Options and SARs shall terminate upon the closing of the Fundamental Transaction, (ii) restrictions on outstanding Restricted Stock, Other Stock Awards and Cash Awards shall lapse; and (iii) each outstanding Performance Award shall be deemed to have achieved a level of performance that would cause all of the Performance Shares to become payable.

Section 8.2 ~~Section 9.2~~Change of Control

Notwithstanding any other provisions of the Plan to the contrary, upon the occurrence of a Change of Control, (i) all outstanding Options and SARs shall be fully exercisable and any unexercised Options and SARs shall terminate upon the closing of the Change of Control, (ii) restrictions on outstanding Restricted Stock, Other Stock Awards and Cash Awards shall lapse; and (iii) each outstanding Performance Award shall be deemed to have achieved a level of performance that would cause all of the Performance Shares to become payable.

9~~10~~. General

Section 9.1 ~~Section 10.1~~Amendment or Termination of Plan

The Board may suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, but may not adopt any amendment without Shareholder Approval if (i) such approval is necessary or desirable to qualify or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply, or (ii) in the opinion of counsel to the Company, Shareholder Approval is required by any federal or state laws or regulations or the rules of any stock exchange on which the common stock may be listed.

Section 9.2 ~~Section 10.2~~Acceleration of Awards on Disability, Death, Retirement or Involuntary Termination

With respect to (i) a Participant who ceases to be an Eligible Person due to a Disability, (ii) the personal representative of a deceased Participant, or (iii) any other Participant who ceases to be an Eligible Person due to the Participant’s retirement or involuntary termination (as defined by the Committee), the Committee, in its sole discretion, may permit the purchase of all or any part of the shares subject to any unvested Option or waive the vesting requirements of any Award on the date the Participant ceases to be an Eligible Person due to ~~a disability, death~~Disability or death, or, except to the extent that such action would cause an Award intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code to not so qualify, retirement or involuntary termination. With respect to Options which have already vested at such date or the vesting of which is accelerated by the Committee in accordance with the foregoing provision, the Participant or the personal representative of a deceased Participant shall have the right to exercise such vested Options within such period(s) as the Committee shall determine. The purchase of all or any part of the shares subject to any unvested Option or the waiver the vesting requirements of any Award on the date the Participant ceases to be an Eligible Person due to an involuntary termination pursuant to this Section ~~10.2~~9.2 will be limited to 5% of the aggregate number of shares of Common Stock which are available for Awards under the Plan pursuant to Section 3.3 of the Plan.

Section 9.3 ~~Section 10.3~~Withholding Taxes

A Participant must pay in cash to the Company the amount of taxes required to be withheld by law upon the exercise of an Option. Required withholding taxes associated with Restricted Stock, Performance Shares, Cash or Other Stock Awards must also be paid in cash unless the Committee requires a Participant to pay the amount of taxes required by law to be withheld from such Awards by directing the Company to withhold from any Award the number of shares of Common Stock having a Fair Market Value on the date of vesting equal to the amount of required withholding taxes.

Section 9.4 ~~Section 10.4~~Code Section 83(b) Elections

The Company, its Subsidiaries and Affiliated Entities have no responsibility for a Participant’s election, attempt to elect or failure to elect to include the value of an Award subject to Section 83 in the Participant’s gross income for the year of grant pursuant to Section 83(b) of the Code. Any Participant who makes an election pursuant to Section 83(b) will promptly provide the Committee with a copy of the election form.

Section 9.5 ~~Section 10.5~~Code Section 162(m)

It is the intent of the Company that the Plan comply in all respects with Section 162(m) of the Code and that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention.

Section 9.6 ~~Section 10.6~~

~~Code Section 409A.It is the intent of the Company that no Award under the Plan be subject to Section 409A of the Code. The Committee shall design and administer the Awards under the Plan so that they are not subject to Section 409A of the Code.~~

Code Section 409A

It is the intent of the Company that no Award under the Plan be subject to Section 409A of the Code. The Plan and all Awards shall be administered, interpreted, and construed in a manner consistent with Code Section 409A or an exemption therefrom. Should any provision of the Plan, any Award hereunder, or any other agreement or arrangement contemplated by the Plan be found not to comply with, or otherwise be exempt from, the provisions of the Code Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the Participant, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s termination date (or death, if earlier), with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Code, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on the Participant under Section 409A. In the event an Award is subject to Section 409A, any payments to be made under this Plan upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – A-27

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Section 9.7 ~~Section 10.7~~Non-Transferability

Subject to other provisions of the Plan and any applicable Award Agreement, Awards are not transferable other than by will or the laws of descent and distribution. Any attempted sale, transfer, assignment, pledge, hypothecation or other disposition of, or the levy of execution, attachment or similar process upon, any Award contrary to the provisions hereof shall be void and ineffective, shall give no right to any purported transferee, any may, at the sole discretion of the Committee, result in forfeiture of the Award involved in such attempt. The Committee shall impose such other restrictions and conditions on any shares of Common Stock covered by an Award as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing the shares of Common Stock subject to the Award to give appropriate notice of such restrictions. Notwithstanding the foregoing, an Award held by a Non-Employee Director may be transferable under certain circumstances as specified by the Committee in the Award Agreement.

Section 9.8 ~~Section 10.8~~Non-Uniform Determinations

The Committee’s determinations under the Plan, including without limitation, (i) the determination of the Eligible Persons to receive Awards, (ii) the form, amount and timing of such Awards, (iii) the terms and provisions of such Awards, (iv) minimum employment or service periods, and (v) agreements evidencing the same, need not be uniform and, subject to any restrictions set forth in the Plan, may be made by the Committee selectively among Participants who receive, or who are eligible to receive, Awards under the Plan, whether or not such Participants are similarly situated.

Section 9.9 ~~Section 10.9~~Leaves of Absence, Suspensions

The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any suspension of employment or leave of absence from the Company granted to a Participant whether such suspension or leave is paid or unpaid and whether due to a Disability or otherwise. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (i) whether or not any such suspension or leave of absence shall be treated as if the Participant ceased to be an employee of the Company and (ii) the impact, if any, of any such suspension or leave of absence on Awards under the Plan.

Section 9.10 ~~Section 10.10~~Participant Misconduct

Notwithstanding anything in the Plan to the contrary, the Committee shall have the authority under the Plan to determine that in the event of serious misconduct by the Participant (including violations of employment agreements, confidentiality or other proprietary matters) or any activity of a Participant in competition with the business of the Company or any Subsidiary or Affiliated Entity, any outstanding Award granted to such Participant may be cancelled, in whole or in part, whether or not vested. The determination of whether a Participant has engaged in a serious breach of conduct or any activity in competition with the business of the Company or any Subsidiary or Affiliated Entity shall be determined by the Committee in good faith and in its sole discretion. This Section ~~10.10~~9.10 shall have no effect and be deleted from the Plan following a Change of Control.

Section 9.11 ~~Section 10.11~~Regulatory Approval and Listings

The Company shall use its best efforts to file with the Securities and Exchange Commission as soon as practicable following the date this Plan is effective, and keep continuously effective and usable, a Registration Statement on Form S-8 with respect to shares of Common Stock subject to Awards hereunder. Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates representing shares of Common Stock evidencing Awards prior to:

(a)

the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable;

(b)

the listing of such shares on any exchange on which the Common Stock may be listed; and

(c)

the completion of any registration or other qualification of such shares under any state or federal law or regulation of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – A-28

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Section 9.12 ~~Section 10.12~~Right to Continued Employment or Board Membership

Participation in the Plan shall not give any Participant any right to remain in the employ of the Company, a Subsidiary or an Affiliated Entity or any right to remain on the Board of the Company. Further, the adoption of this Plan shall not be deemed to give any Employee, Non-Employee Director or Consultant or any other individual any right to be granted an Award.

Section 9.13 ~~Section 10.13~~Other Compensation Programs

The existence and terms of the Plan shall not limit the authority of the Board in compensating Employees and Non-Employee Directors in such other forms and amounts, including compensation pursuant to any other plans as may be currently in effect or adopted in the future, as it may determine from time to time.

Section 9.14 ~~Section 10.14~~Reliance on Reports

Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than the Committee or Board member. In no event shall any person who is or shall have been a member of the Committee or the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information, including the furnishing of information, or failure to act, if in good faith.

Section 9.15 ~~Section 10.15~~Construction

The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Section 9.16 ~~Section 10.16~~Governing Law, Severability

The Plan shall be governed by and construed in accordance with the laws of the State of Oklahoma except as superseded by applicable federal law. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other parts of the Plan, which will remain in full force and effect.

Section 9.17 ~~Section 10.17~~Supersession

Upon receipt of Board approval or, to the extent required, Shareholder Approval, this Plan supersedes and replaces in all respects the Initial Plan and any Award Agreement issued pursuant to the Plan after the effective date of this Plan will be governed by the terms of this Plan and not by the Initial Plan or any other plans or agreements, oral or otherwise.

CHESAPEAKE ENERGY CORPORATION – 2012 Proxy Statement – A-29

In every community where we have a presence, Chesapeake strives to be a leader in corporate and social responsibility because we believe operating in this manner is the right thing to do.

Find out more about our corporate, social and environmental initiatives on our website, www.chk.com, or use your smartphone to scan the QR codes below:

Shareholder Information

Headquartered in Oklahoma City, Oklahoma, Chesapeake (NYSE: CHK) is the second largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.

http://www.youtube.com/ ChesapeakeEnergy	www.facebook.com/ Chesapeake	@Chesapeake	www.linkedin.com/company/ chesapeake-energy

Chesapeake ENERGY

6100 N. WESTERN AVENUE
OKLAHOMA CITY, OK 73118

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Use any touch-tone telephone to transmit your voting instructions up until 10:59 P.M. local time on June 6, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Chesapeake Energy Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IMPORTANT: Please date this proxy and sign exactly as your name appears above. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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M46577-P25389 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CHESAPEAKE ENERGY CORPORATION

The Trustee is directed to vote as specified below. If no direction is made, if the card is not signed or if the card is not received by the deadline, the shares credited to the account will be voted in the same proportion as the Plan shares of other participants for which the Trustee has received proper voting instructions.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐
01) Richard K. Davidson			
02) V. Burns Hargis			

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Company Proposals - The Board of Directors recommends a vote FOR Proposals 2, 3, 4, 5 and 6.	For	Against	Abstain
2. To approve an amendment to our bylaws to implement majority voting in director elections.	☐	☐	☐
3. An advisory vote to approve our named executive officer compensation.	☐	☐	☐
4. To approve an amendment to our Long Term Incentive Plan.	☐	☐	☐
5. To approve the Annual Incentive Plan.	☐	☐	☐
6. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2012.	☐	☐	☐

Shareholder Proposals - The Board of Directors recommends a vote AGAINST Proposals 7, 8, 9 and 10.	For	Against	Abstain
7. Shareholder proposal relating to re-incorporation in Delaware.	☐	☐	☐
8. Shareholder proposal relating to political lobbying expenditures.	☐	☐	☐
9. Shareholder proposal relating to the supermajority voting standard.	☐	☐	☐
10. Shareholder proposal relating to proxy access.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Chesapeake ENERGY

YOUR VOTE IS IMPORTANT!

Please sign and date this voting instruction card and return it promptly in the enclosed postage-paid envelope so the shares may be represented at the meeting. If you do not mark how you wish to vote, do not sign the card on the reverse side or if this card is not received by June 6, 2012, the shares credited to this account will be voted in the same proportion as the Plan shares of other participants for which the Trustee has received proper voting instructions.

M46578-P25389

Chesapeake ENERGY

PROXY

CHESAPEAKE ENERGY CORPORATION

Annual Meeting of Shareholders

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

6/8/2012 10:00 AM

This voting instruction form is sent to you on behalf of The Principal Financial Group as Trustee of the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (the "Plan"). Please complete this form on the reverse side, sign your name exactly as it appears on the reverse side, and return it in the enclosed envelope.

As a participant in the Plan, I hereby direct The Principal Financial Group as Trustee, to vote all shares of Common Stock of Chesapeake Energy Corporation represented by my proportionate interest in the Plan at the Chesapeake Energy Corporation Annual Meeting of Shareholders to be held on Friday, June 8, 2012, at 10:00 a.m., local time, and at any adjournment thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the meeting.

Only the trustee can vote these shares. You cannot vote these shares in person at the Annual Meeting.

PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

6100 N. WESTERN AVENUE
OKLAHOMA CITY, OK 73118

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 P.M. local time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Chesapeake Energy Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You may also sign up for electronic delivery by visiting www.icsdelivery.com/chk.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 10:59 P.M. local time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Chesapeake Energy Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IMPORTANT: Please date this proxy and sign exactly as your name appears above. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M46579-P25389 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

CHESAPEAKE ENERGY CORPORATION

Unless otherwise directed, this proxy will be voted FOR all nominees listed.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐
01) Richard K. Davidson			
02) V. Burns Hargis			

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Company Proposals - The Board of Directors recommends a vote FOR Proposals 2, 3, 4, 5 and 6.	For	Against	Abstain
2. To approve an amendment to our bylaws to implement majority voting in director elections.	☐	☐	☐
3. An advisory vote to approve our named executive officer compensation.	☐	☐	☐
4. To approve an amendment to our Long Term Incentive Plan.	☐	☐	☐
5. To approve the Annual Incentive Plan.	☐	☐	☐
6. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2012.	☐	☐	☐

Shareholder Proposals - The Board of Directors recommends a vote AGAINST Proposals 7, 8, 9 and 10.	For	Against	Abstain
7. Shareholder proposal relating to re-incorporation in Delaware.	☐	☐	☐
8. Shareholder proposal relating to political lobbying expenditures.	☐	☐	☐
9. Shareholder proposal relating to the supermajority voting standard.	☐	☐	☐
10. Shareholder proposal relating to proxy access.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

M46580-P25389

PROXY

CHESAPEAKE ENERGY CORPORATION

Annual Meeting of Shareholders

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

6/8/2012 10:00 AM

The undersigned hereby appoints Aubrey K. McClendon, with full power of substitution, proxy to represent and vote all shares of Common Stock of Chesapeake Energy Corporation which the undersigned would be entitled to vote, if personally present, at the Chesapeake Energy Corporation Annual Meeting of Shareholders to be held on Friday, June 8, 2012, at 10:00 a.m., local time, and at any adjournment thereof, as stated on the reverse side.

PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.